    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1999

                                                      REGISTRATION NO. 333-85545
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4
                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                  IBASIS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                             4813                                           04-3332534
 (State or other jurisdiction                       (Primary Standard Industrial                            (I.R.S. Employer
     of incorporation or                            Classification Code Numbers)                          Identification No.)
        organization)

                                20 SECOND AVENUE
                        BURLINGTON, MASSACHUSETTS 01803
                                 (781) 505-7500

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  OFER GNEEZY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  IBASIS, INC.
                                20 SECOND AVENUE
                        BURLINGTON, MASSACHUSETTS 01803
                                 (781) 505-7500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:


              DAVID L. ENGEL, ESQ.                                    PETER B. TARR, ESQ.
             JOHAN V. BRIGHAM, ESQ.                                  NIKOS D. TSONIS, ESQ.
                BINGHAM DANA LLP                                       HALE AND DORR LLP
               150 FEDERAL STREET                                       60 STATE STREET
          BOSTON, MASSACHUSETTS 02110                             BOSTON, MASSACHUSETTS 02109
                 (617) 951-8000                                          (617) 526-6000
          FACSIMILE NO. (617) 951-8736                            FACSIMILE NO. (617) 526-5000


                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF            AMOUNT TO BE      AGGREGATE OFFERING   AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED          REGISTERED(1)       PRICE PER SHARE         PRICE(2)        REGISTRATION FEE(3)
Common stock, $0.001 par value......       7,820,000             $12.00             $93,840,000              $0

(1) Includes 1,020,000 shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3) An aggregate registration fee of $26,088 was paid upon the initial filing of this registration statement and Amendment No. 1 to this registration statement based on an estimate of the maximum aggregate offering price.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1999


                                     [LOGO]

                                6,800,000 SHARES

                                  COMMON STOCK

    iBasis, Inc. is offering 6,800,000 shares of its common stock. This is our initial public offering. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "IBAS." We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

                                                                 PER SHARE              TOTAL
                                                                 ---------              -----
Public Offering Price.....................................           $                    $
Underwriting Discounts and Commissions....................           $                    $
Proceeds to iBasis .......................................           $                    $

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    iBasis has granted the underwriters a 30-day option to purchase up to an additional 1,020,000 shares of common stock to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the shares of common stock to
purchasers on             , 1999.

                            ------------------------

ROBERTSON STEPHENS

                               HAMBRECHT & QUIST
                                                      U.S. BANCORP PIPER JAFFRAY

                THE DATE OF THIS PROSPECTUS IS           , 1999.

                            [Outside Front Gate]



(Frames with stylized "iBasis" logo, text and graphics. The text summarizes the Company's business as a provider of high quality International Internet-based communication services of telecommunications carriers.)

                         [Inside Front Gate]

(Under the heading "iTrac-Interactive Traffic Revenue Analysis Center" appear text, bar-graphs and pictures of iBasis's Global Network Operations Center facilities. The text indicates that through iTrac and the Global Network Operations Center iBasis is able to manage their networks and deliver consistently high quality network services.)

                          [Inside Front Cover]

(Two frames with images and text. The first frame, entitled "The iBasis Solution," contains a diagram depicting how the Internet may be used to provide carriers Internet-based service opportunities as calls are routed through carriers' networks and the Internet to end users. The second frame, entitled "the iBasis Network," contains a world map, marked to show the location of POPs, Super POPs and locations where iBasis has peering arrangements.)

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

    UNTIL          , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................      5
Forward-Looking Statements..................................     14
Use of Proceeds.............................................     15
Dividend Policy.............................................     15
Capitalization..............................................     16
Dilution....................................................     17
Selected Consolidated Financial Data........................     18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     20
Business....................................................     31
Management..................................................     44
Certain Transactions........................................     53
Principal Stockholders......................................     56
Description of Capital Stock................................     58
Shares Eligible for Future Sale.............................     62
Underwriting................................................     64
Legal Matters...............................................     67
Experts.....................................................     67
Where You Can Find More Information.........................     67
Index to Consolidated Financial Statements..................    F-1

                            ------------------------

    IBASIS-SM- and the IBASIS logos are trademarks and service marks of iBasis. VIP Calling-Registered Trademark- is a registered trademark of iBasis, and iTrac-SM-, Assured Quality Routing-SM- and Broadbandit-SM- are service marks of iBasis. This prospectus contains other trade names, trademarks and service marks of iBasis and of other companies.

                                    SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

                                     IBASIS

Our Business............  We are a leading provider of high quality Internet telephony services that enable telecommunications carriers and other communications service providers to offer international
                          voice, fax and other value-added applications over the
                          Internet. By outsourcing international communications
                          services to us, our customers are able to lower costs,
                          generate new revenue and extend their business into
                          Internet-based services quickly, while maintaining service quality comparable to that of traditional voice networks.
                          Substantially all of our revenue to date has come from fees we charge our customers to carry voice and fax traffic over the iBasis Network, our international telecommunications
                          network. We have not been profitable on an operating basis since inception, and there can be no assurance that we will ever be profitable.
                          We provide telecommunications carriers and other
                          communications service providers with access to the iBasis
                          Network through "points of presence" strategically located in major cities in North America, Asia, Latin America,
                          Europe and Africa. Points of presence are composed of
                          gateways, which digitize, compress and packetize voice and fax transmissions at both the originating and terminating
                          points and enable calls to be routed via the Internet. Our services provide the following key benefits to our
                          customers:
                          - HIGH QUALITY VOICE AND FAX TRANSMISSIONS. Our proprietary technology, which includes our global network operations
                            center and proprietary Assured Quality Routing software,
                            enables us to effectively monitor and route voice and fax
                            traffic in ways that ensure consistently high quality.
                          - INTERNATIONAL HIGH-CAPACITY NETWORK. Our network consists of more than 2,400 lines deployed internationally through
                            our relationships with communications service providers
                            around the world. During our third quarter ended
                            September 30, 1999, we transported approximately 44.7
                            million minutes of traffic over the iBasis Network.
                          - COST EFFECTIVE SOLUTIONS. We use the Internet's highly
                          efficient technology to deliver international voice and fax traffic and other value-added applications at costs lower
                            than those of traditional networks.
                          - FLEXIBLE BACK OFFICE SOLUTION THAT FACILITATES NEW
                          SERVICES AND EFFECTIVE BUSINESS MANAGEMENT. Our back office systems allow us to provide timely statistics and
                            integrated billing that enable communications service
                            providers to offer new services more readily and manage
                            their business more efficiently.
                          - EASE OF DEPLOYMENT AND TIME TO MARKET. Using our services requires no special equipment or technical expertise on the part of the carrier. Our customers can complete calls to
                            any country on our network without having to establish
                            separate contracts with local service providers in each
                            country.
                          - OPEN, SCALEABLE ARCHITECTURE DESIGNED FOR NEW
                          SERVICES. Our network architecture is scaleable, which
                            allows us to increase capacity in efficient increments,
                            and based on industry standards, which allows for fast and efficient deployment of call completion and other
                            value-added services.

Our Market..............  The market for worldwide Internet telephony is projected to grow from $0.5 billion in 1999, to $18.7 billion in 2004,
                          approximately half of which would be generated by new
                          services, including voice-enabled ecommerce and other
                          enhanced services such as unified messaging, according to
                          International Data Corporation, a market research firm.
                          Wholesale worldwide Internet telephony, including wholesale international Internet telephony, is expected to grow to
                          $2.0 billion by the same date. In addition, International
                          Data Corporation projects that international Internet
                          telephony will comprise $17.3 billion of the total $18.7
                          billion market in 2004. Our Internet telephony services
                          enable telecommunications carriers and other communications service providers to utilize the technologies and
                          efficiencies of the Internet to cut costs and offer new
                          services in order to add and retain customers.
Our Customers...........  We provide services to both established and emerging international telecommunications carriers and communications service providers. As of September 30, 1999, our customers included many of the highest volume U.S.-based international long distance telecommunications carriers.
                          Overseas we have developed relationships with established
                          national carriers and emerging service providers that have the local market expertise and relationships to build strong businesses. These carriers and other service providers
                          terminate calls for us in their local jurisdictions for a
                          fee, and in some cases, send calls that originate in those locations over the iBasis Network to their final
                          destination.
Our Strategy............  Our goal is to be the leading provider of high quality
                          Internet-based communications services by continuing to
                          build on our Internet telephony expertise, by targeting
                          high-volume communications service providers, by providing high quality services, by focusing on the international
                          market and by expanding our geographic presence. We also
                          intend to introduce new services that communications service providers can offer over our network or their own networks, which we believe will increase our customer base.

    iBasis, Inc. is a Delaware corporation organized in 1996. We changed our name to iBasis, Inc. from VIP Calling, Inc. in July 1999. Our principal executive offices are located at 20 Second Avenue in Burlington, Massachusetts and our telephone number is (781) 505-7500. Our website is located at www.ibasis.net. Information contained on our website should not be considered a part of this prospectus.
                            ------------------------

    UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS
REFLECTS:

    - THE CONVERSION OF ALL OUTSTANDING SHARES OF OUR PREFERRED STOCK AND CLASS B COMMON STOCK INTO CLASS A COMMON STOCK; AND

    - THE SUBSEQUENT CONVERSION OF ALL OUTSTANDING SHARES OF OUR CLASS A COMMON STOCK INTO 23,738,353 SHARES OF COMMON STOCK.

                                  THE OFFERING

COMMON STOCK OFFERED BY IBASIS..............................   6,800,000 shares
COMMON STOCK TO BE OUTSTANDING AFTER THIS OFFERING..........   30,538,353 shares (1)
USE OF PROCEEDS.............................................   For general corporate and working
                                                               capital purposes. See "Use of
                                                               Proceeds."
PROPOSED NASDAQ NATIONAL MARKET SYMBOL......................   IBAS

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    Listed below is our consolidated statements of operations data for the period from inception, August 2, 1996, to December 31, 1996 and for the years ended December 31, 1997 and 1998 and also for the nine months ended
September 30, 1998 and 1999. You will also find our consolidated balance sheet data both as of September 30, 1999 and, assuming completion of this offering, as of September 30, 1999. You should read this information in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." "Pro Forma" data below takes into account the conversion of all outstanding Series A preferred stock, Series B preferred stock, Series C preferred stock and Class B common stock into Class A common stock, and the subsequent conversion of the Class A common stock into an aggregate of 23,738,353 shares of common stock, upon the completion of this offering.

    "Pro Forma As Adjusted" data assumes that the following event had occurred as of September 30, 1999:

    - the sale of 6,800,000 shares of common stock at an assumed initial public offering price of $11.00 per share, the mid-point of the range set forth on the cover of this prospectus.

                                              PERIOD FROM
                                               INCEPTION
                                            (AUGUST 2, 1996)       YEARS ENDED        NINE MONTHS ENDED
                                            TO DECEMBER 31,       DECEMBER 31,          SEPTEMBER 30,
                                            ----------------   -------------------   -------------------
                                                  1996           1997       1998       1998       1999
                                            ----------------   --------   --------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net revenue...............................       $   --         $  127    $ 1,978    $    573   $ 11,817
Total operating expenses..................           76          1,074      7,828       3,887     25,262
Loss from operations......................          (76)          (947)    (5,850)     (3,313)   (13,445)
Net loss..................................          (76)          (926)    (5,727)     (3,288)   (13,535)
Net loss applicable to common
  stockholders............................          (76)          (926)    (5,946)     (3,348)   (14,321)
Basic and diluted net loss per share......       $(0.01)        $(0.15)   $ (0.99)   $  (0.56)  $  (2.36)
Basic and diluted weighted average common
  shares outstanding (2)..................        6,000          6,006      6,023       6,021      6,058
Pro forma basic and diluted net loss
  per share (2)...........................                                $ (0.44)              $  (0.69)
Pro forma basic and diluted weighted
  average common shares outstanding (2)...                                 13,068                 19,574

                                                                      SEPTEMBER 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 15,983    $15,983      $ 84,147
Working capital.............................................    10,798     10,798        78,962
Total assets................................................    36,184     36,184       104,348
Capital lease obligations, net of current portion...........     7,130      7,130         7,130
Redeemable convertible preferred stock......................    36,608         --            --
Total stockholders' (deficit) equity........................   (16,995)    19,613        87,777

------------------------

(1) This number does not include:

    - 58,125 shares of common stock issuable to our warrant holders for $1.00 per share under warrants outstanding at September 30, 1999; and

    - 2,500,800 shares of common stock issuable upon the exercise of stock options outstanding at September 30, 1999, at a weighted average exercise price of $2.42 per share.

(2) Computed on the basis described in Note 1(f) of the notes to our consolidated financial statements appearing elsewhere in this prospectus.

                                  RISK FACTORS

    ANY INVESTMENT IN OUR SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, WHICH WE BELIEVE ARE ALL THE MATERIAL RISKS TO OUR BUSINESS, TOGETHER WITH THE INFORMATION CONTAINED ELSEWHERE IN THE PROSPECTUS, BEFORE YOU MAKE A DECISION ON INVESTING IN OUR COMPANY.

                        RISKS RELATED TO OUR OPERATIONS

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH TO BASE YOUR INVESTMENT DECISION, AND YOU MAY INACCURATELY ASSESS OUR PROSPECTS FOR SUCCESS.

    We were incorporated in August 1996 and first began to offer commercial services in May 1997. Due to our limited operating history, it is difficult for us to predict future results of operations. Moreover, we cannot be sure that we have accurately identified all of the risks to our business, especially since we use new, and in many cases, unproven technologies and provide new services. As a result, our past results and rates of growth may not be a meaningful indicator of our future results of operations. Also, your assessment of the prospects for our success may prove inaccurate.

WE HAVE A HISTORY OF OPERATING LOSSES, ANTICIPATE LOSSES FOR THE FORESEEABLE FUTURE AND MAY NEVER BECOME PROFITABLE.

    We incurred net losses of $5.7 million during fiscal 1998 and $13.5 million for the nine months ended September 30, 1999. As of September 30, 1999, we had an accumulated deficit of $20.3 million. We expect to continue incurring operating losses and negative cash flows as we incur significant operating expenses and make capital investments in our business. Our future profitability will depend on our being able to deliver calls over our network at a cost to us that is less than what we are able to charge for our calls. Our costs to deliver calls are dependent on a number of factors, including the countries to which we direct calls and whether we are able to use the Internet, rather than another component of our network or more expensive back-up networks, to deliver calls. The prices that we are able to charge to deliver calls over our network vary, based primarily on the prices currently prevailing in the international long-distance carrier market to specific countries. While we are currently able to terminate a substantial number of the calls carried over our network profitably on an operating basis, we have been unable to operate our entire network profitably on an operating basis for sustained periods of time. We may not ever generate sufficient revenues, or reduce costs, to permit us to achieve profitability. Even if we do become profitable, we may not sustain or increase profitability on a quarterly or annual basis in the future. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our history of losses and anticipation of continued losses.

FLUCTUATIONS IN OUR QUARTERLY RESULTS OF OPERATIONS THAT RESULT FROM VARIOUS FACTORS INHERENT IN OUR BUSINESS MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.

    Our revenue and results of operations have fluctuated and may continue to fluctuate significantly from quarter to quarter in the future due to a number of factors, many of which are not in our control, including, among others:

    - the amount of traffic we are able to sell to our customers, and their decisions on whether to route traffic over our network;

    - pricing pressure in the international long-distance market;

    - the percentage of traffic that we are able to carry over the Internet, or over our dedicated international private circuit lines, rather than over the more costly traditional public-switched telephone network;

    - loss of arbitrage opportunities resulting from declines in international settlement rates or tariffs;

    - our ability to negotiate changes in the termination fees charged by our local providers when our margins deteriorate;

    - capital expenditures required to expand or upgrade our network;

    - changes in call volume among the countries to which we complete calls;

    - technical difficulties or failures of our network systems or third-party delays in expansion or provisioning system problems;

    - our ability to offer value-added services that are appealing to the market; and

    - currency fluctuations in countries where we operate.

    Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations will be significantly lower than the estimates of public market analysts and investors. Such a discrepancy could cause the price of our common stock to decline significantly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE MAY NEVER GENERATE SUFFICIENT REVENUE TO ATTAIN PROFITABILITY IF TELECOMMUNICATIONS CARRIERS AND OTHER COMMUNICATIONS SERVICE PROVIDERS ARE RELUCTANT TO USE OUR SERVICES OR DO NOT USE OUR SERVICES IN SUFFICIENT VOLUME.

    If the market for Internet telephony and new services does not develop as we expect, or develops more slowly than expected, our business, financial condition and results of operations will be materially adversely affected.

    Our customers may be reluctant to use our services for a number of reasons, including:

    - perceptions that the quality of voice transmitted over the Internet is low;

    - perceptions that Internet telephony is unreliable; and

    - traffic may not be able to be delivered over the Internet with significant cost advantages.

    The growth of our business depends on carriers and other communications service providers generating an increased volume of international voice and fax traffic, and selecting our network to carry at least some of this traffic. If the volume of international voice and fax traffic fails to increase, or decreases, and these third-parties do not employ our network, our ability to become profitable will be materially adversely affected. We can not assure you that end-users will continue to purchase services from our customers or that our customers will maintain a demand for our services.

WE MAY FACE QUALITY AND CAPACITY PROBLEMS OVER OUR NETWORK UPON FAILURES BY THIRD PARTIES.

    VENDORS. We rely upon third-party vendors to provide us with the equipment and software that we use to transfer and translate calls from traditional voice networks to the Internet, and vice versa. For example, we purchase substantially all of our Internet telephony equipment from Cisco Systems. We cannot assure you that we will be able to continue purchasing such equipment and software from Cisco on acceptable terms, if at all. If we become unable to purchase from Cisco the equipment needed to maintain and expand our network as currently configured, we may not be able to maintain or expand our network to accommodate growth and we may consequently be unable to grow revenues sufficiently to become profitable.

    PARTIES THAT MAINTAIN PHONE AND DATA LINES. Our business model depends on the availability of the Internet to transmit voice and fax calls, and to provide other value-added services. Third-parties maintain, and in many cases own, the traditional voice networks as well as data networks and other components that comprise the Internet. Some of these third-parties are national telephone companies. They may increase their charges for using these lines at any time and decrease our profitability. They may also fail to properly maintain their lines and disrupt our ability to provide service to our customers. Any failure by these third-parties to maintain these lines and networks that leads to a material disruption of our ability to complete calls over the Internet could discourage our customers from using our network, which could have the effect of delaying or preventing our ability to become profitable.

    LOCAL COMMUNICATIONS SERVICE PROVIDERS. We maintain relationships with local communications service providers in many countries, some of whom own the equipment that translates voice to data in that country. We rely upon these third-parties to both provide lines over which we complete calls and to increase their capacity when necessary as the volume of our traffic increases. There is a risk that these third-parties may be slow, or fail, to provide lines, which would affect our ability to complete calls to those destinations. We cannot assure you that we will be able to continue our relationships with these local service providers on acceptable terms, if at all. Because we rely upon entering into relationships with local service providers to expand into additional countries, we cannot assure you that we will be able to increase the number of countries to which we provide service. We also may not be able to enter into relationships with enough overseas local service providers to handle increases in the volume of calls that we receive from our customers. Finally, any technical difficulties that these providers suffer would affect our ability to transmit calls to the countries that those providers help serve.

    STRATEGIC RELATIONSHIPS. We depend in part on our strategic relationships to expand our distribution channels and develop and market our services. In particular, we depend in large part on our joint marketing and product development efforts with Cisco Systems to achieve market acceptance and brand recognition in certain markets. Cisco or other strategic relationship partners may choose not to renew existing arrangements on commercially acceptable terms, if at all. In general, if we lose this key strategic relationship, or if we fail to develop new relationships in the future, our ability to expand the scope and capacity of our network, and to maintain state-of-the-art technology, would be materially adversely affected.

WE MAY NOT BE ABLE TO SUCCEED IN THE INTENSELY COMPETITIVE MARKET FOR OUR SERVICES.

    The market for Internet voice, fax and other value-added services is extremely competitive and will likely become more competitive. Internet protocol and Internet telephony service providers, such as GRIC Communications and ITXC Corp., route traffic to destinations worldwide and compete directly with us. Also, Internet telephony service providers, such as Net2Phone, that presently focus on retail customers may in the future enter our market and compete with us. In addition, major telecommunications carriers, such as AT&T, Deutsche Telekom, MCI WorldCom and Qwest Communications, have all entered or announced plans to enter the Internet telephony market. Many of these companies are larger than we are and have substantially greater managerial and financial resources than we do. Intense competition in our markets can be expected to continue to put downward pressure on prices and adversely affect our profitability. We cannot assure you that we will be able to compete successfully against our competitors and we may lose customers or fail to grow our business as a result of this competition.

WE ARE SUBJECT TO DOWNWARD PRICING PRESSURES AND A CONTINUING NEED TO RENEGOTIATE OVERSEAS RATES WHICH COULD DELAY OR PREVENT OUR PROFITABILITY.

    As a result of numerous factors, including increased competition and global deregulation of telecommunications services, prices for international long distance calls have been decreasing. This downward trend of prices to end-users has caused us to lower the prices we charge communications service providers for call completion on our network. If this downward pricing pressure continues, we cannot assure you that we will be able to offer Internet telephony services at costs lower than, or competitive with, the traditional voice network services with which we compete. Moreover, in order for us to lower our prices, we have to renegotiate rates with our overseas local service providers who complete calls for us. We may not be able to renegotiate these terms favorably enough, or fast enough, to allow us to continue to offer services in a particular country. The continued downward pressure on prices and our failure to renegotiate favorable terms in a particular country would have a material adverse effect on our ability to operate our network and business profitably. See "Business--Industry Overview."

A VARIETY OF RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

    Because we provide substantially all of our services internationally, we are subject to additional risks related to operating in foreign countries. These risks include:

    - unexpected changes in tariffs, trade barriers and regulatory requirements relating to Internet access or Internet telephony;

    - economic weakness, including inflation, or political instability in particular foreign economies and markets;

    - difficulty in collecting accounts receivable;

    - foreign taxes; and

    - foreign currency fluctuations, which could result in increased operating expenses and reduced revenues.

    These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

    During the nine months ended September 30, 1999, 52.2% of our revenue was generated by delivering calls to Asian countries, 19.0% of our revenue was generated by delivering calls to Middle Eastern countries, and 15.4% of our revenue was generated by delivering calls to Latin America. Many countries in these geographic regions have experienced political and economic instability over the past decade. Repeated political or economic instability in countries to which we deliver substantial volumes of traffic could lead to difficulties in completing calls through our regional service providers or decreased call volume to such countries.

IF WE ARE NOT ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE IN A COST-EFFECTIVE WAY, THE RELATIVE QUALITY OF OUR SERVICES COULD SUFFER.

    The technology upon which our services depend is changing rapidly. Significant technological changes could render the equipment which we use obsolete, and competitors may begin to offer new services that we are unable to offer. We must adapt to our rapidly changing market by continually improving the responsiveness, reliability, services and features of our network and by developing new features and applications to meet customer needs. If we are unable to successfully respond to these developments or do not respond in a cost-effective way, we may not be able to offer competitive services.

WE MAY NOT BE ABLE TO EXPAND AND UPGRADE OUR NETWORK ADEQUATELY TO ACCOMMODATE ANY FUTURE GROWTH.

    Our business requires that we handle a large number of international calls simultaneously. As we expand our operations, we expect to handle significantly more calls. We will need to expand and upgrade our hardware and software to accommodate such increased traffic. If we do not expand and upgrade quickly enough, we will not have sufficient capacity to handle the traffic and our operating performance would suffer. Consequently, we could develop a negative reputation with our customers and lose business.

IF WE FAIL TO MANAGE OUR GROWTH, WE COULD LOSE CUSTOMERS.

    We have grown rapidly to date and expect to continue to grow rapidly. In order to increase the number of our customers and the size of our operations, we will need to improve our administrative, accounting, operating systems and controls. We may need to redesign several internal systems. Our attention to these matters may distract us from other aspects of our business. Moreover, failure to implement new systems and controls may hamper our ability to provide services to customers and may impair the quality of our services which could result in the loss of customers.

OUR REVENUE WOULD DECLINE SIGNIFICANTLY IF WE LOSE ONE OR MORE OF OUR MOST SIGNIFICANT CUSTOMERS.

    We generate much of our revenue from a limited number of customers. During the nine month period ending September 30, 1999, three customers, World Access Telecom Group, Star Telecomm, and WorldxChange Communications accounted for approximately 32% of our net revenue. Customers may discontinue their use of our services at any time, and without notice. Therefore, in any given quarter, we would lose a significant amount of revenue if we lost one or more major customers.

WE DEPEND ON OUR KEY PERSONNEL AND MAY HAVE DIFFICULTY ATTRACTING AND RETAINING THE SKILLED EMPLOYEES WE NEED TO EXECUTE OUR GROWTH PLANS.

    WE DEPEND HEAVILY ON OUR KEY MANAGEMENT. Our future success will depend, in large part, on the continued service of our key management and technical personnel, including Ofer Gneezy, our President and Chief Executive Officer, Gordon VanderBrug, our Executive Vice President, Michael Hughes, our Chief Financial Officer, and John Henson, our Vice President, Engineering & Operations. If any of these individuals is unable or unwilling to continue in their present positions, our business, financial condition and results of operations would suffer. We do not carry key person life insurance on our personnel. While each of the individuals named above has entered into an employment agreement with us, these agreements do not ensure their continued employment with us.

    WE WILL NEED TO ATTRACT SKILLED PERSONNEL TO EXECUTE OUR GROWTH PLANS. Our future success will depend, in large part, on our ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Competition for such employees in our industry is intense. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining employees with appropriate qualifications. We may not be able to retain our employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting and retaining skilled personnel, we may not be able to grow at a sufficient rate to attain profitable operations.

A FAILURE TO OBTAIN NECESSARY ADDITIONAL CAPITAL IN THE FUTURE ON ACCEPTABLE TERMS COULD PREVENT US FROM EXECUTING OUR BUSINESS PLAN.

    We expect to need additional capital in the future to fund our operations, finance investments in equipment and corporate infrastructure, expand our network, increase the range of services we offer and respond to competitive pressures and perceived opportunities. Cash flow from operations, cash on hand and funds from this offering may not be sufficient to cover our operating expenses and capital investment needs. We cannot assure you that additional financing will be available on terms acceptable to us, if at all. A failure to obtain additional funding could prevent us from making expenditures that will allow us to grow or maintain our operations.

    If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. If we raise additional funds through debt financing, we could incur significant borrowing costs. The failure to obtain additional financing when required could result in us being unable to grow as required to attain profitable operations.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR COMPETITIVE POSITION WOULD BE ADVERSELY AFFECTED.

    We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property. Despite our precautions, however, unauthorized third-parties may copy our services or reverse engineer or obtain and use information that we regard as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure of any licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. While we do not have any patents pending, we may seek to patent certain software or equipment in the future. We do not know if any of our future patent applications will be issued with the scope of the claims we seek, if at all. In addition, the laws of some foreign countries do no protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and third-parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. If we fail to protect our intellectual property and proprietary rights, our business, financial condition and results of operations would suffer.

    We believe that we do not infringe upon the proprietary rights of any third party, and no third party has asserted a patent infringement claim against us. It is possible, however, that such a claim might be asserted successfully against us in the future. Our ability to provide our services depends on our freedom to operate. That is, we must ensure that we do not infringe upon the proprietary rights of others or have licensed all such rights. We have not requested or obtained an opinion from counsel as to whether our services infringe upon the intellectual property rights of any third parties. A party making an infringement claim could secure a substantial monetary award or obtain injunctive relief which could effectively block our ability to provide services in the United States or abroad.

    If any of these risks materialize, we could be forced to suspend operations, to pay significant amounts to defend our rights, and a substantial amount of the attention of our management may be diverted from our ongoing business, each of which could materially adversely affect our ability to attain or maintain profitability.

    We rely on a variety of technology, primarily software, that we license from third parties. Continued use of this technology by us may require that we purchase new or additional licenses from third parties. There can be no assurances that we can obtain those third party licenses needed for our business or that the third party technology licenses that we do have will continue to be available to us on commercially reasonable terms or at all. The loss or inability to maintain or obtain upgrades to any of these technology licenses could result in delays or breakdowns in our ability to continue developing and providing our services or to enhance and upgrade our services.

WE MAY UNDERTAKE STRATEGIC ACQUISITIONS IN THE FUTURE AND ANY DIFFICULTIES FROM INTEGRATING SUCH ACQUISITIONS COULD DAMAGE OUR ABILITY TO ATTAIN OR MAINTAIN PROFITABILITY.

    We may acquire businesses and technologies that complement or augment our existing businesses, services and technologies. Integrating any newly acquired businesses or technologies could be expensive and time-consuming. We may not be able to integrate any acquired business successfully. Moreover, we may need to raise additional funds through public or private debt or equity financing to acquire any businesses, which may result in dilution for stockholders and the incurrence of indebtedness. We may not be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully.

YEAR 2000 PROBLEMS COULD RESULT IN DISRUPTIONS OF OUR BUSINESS.

    Many currently installed computer systems and software products only accept two digits to identify the year in any date. Therefore, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations causing disruptions to our operations.

    The failure of our network or of any systems maintained by third-parties to be Year 2000 compliant could:

    - cause a complete disruption of our Internet telephony services to any or all countries;

    - cause a disruption of our billing cycles;

    - cause us to incur significant expenses to remedy any problems;

    - impose unmanageable burdens on our technical support staff; and

    - cause customers or partners to be dissatisfied with our network and services.

    For a more detailed discussion on the anticipated impact of the year 2000 on our business, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness."

         RISKS RELATED TO THE INTERNET AND INTERNET TELEPHONY INDUSTRY

IF THE INTERNET DOES NOT CONTINUE TO GROW AS A MEDIUM FOR VOICE AND FAX COMMUNICATIONS, OUR BUSINESS WILL SUFFER.

    The technology that allows voice and fax communications over the Internet, and the delivery of other value-added services, is still in its early stages of development. Historically, the sound quality of calls placed over the Internet was poor. As the Internet telephony industry has grown, sound quality has improved, but the technology requires further refinement. Additionally, as a result of the Internet's capacity constraints, callers could experience delays, errors in transmissions or other interruptions in service. Transmitting telephone calls over the Internet must also be accepted as an alternative to traditional voice and fax service by communications service providers. Because the Internet telephony market is new and evolving, predicting the size of this market and its growth rate is difficult. If our market fails to develop, then we will be unable to grow our customer base and our results of operations will be adversely affected.

IF THE INTERNET INFRASTRUCTURE IS NOT ADEQUATELY MAINTAINED, WE MAY BE UNABLE TO MAINTAIN THE QUALITY OF OUR SERVICES AND PROVIDE THEM IN A TIMELY AND CONSISTENT MANNER.

    Our future success will depend upon the maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security for providing reliability and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or bandwith requirements, the Internet may become congested and be unable to support the demands placed on it and its performance or reliability may decline thereby impairing our ability to complete calls using the Internet at consistently high quality. The Internet has experienced a variety of outages and other delays as a result of failures of portions of its infrastructure or otherwise. Any future outages or delays could adversely affect our ability to complete calls. Moreover, critical issues concerning the commercial use of the Internet, including security, cost, ease of use and access, intellectual property ownership and other legal liability issues, remain unresolved and could materially and adversely affect both the growth of Internet usage generally and our business in particular.

INTERNATIONAL GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES COULD LIMIT OUR ABILITY TO PROVIDE OUR SERVICES OR MAKE THEM MORE EXPENSIVE.

    The regulatory treatment of Internet telephony outside of the United States varies widely from country to country. A number of countries currently prohibit or limit competition in the provision of traditional voice telephony services. Some countries prohibit, limit or regulate how companies provide Internet telephony. Some countries have indicated they will evaluate proposed Internet telephony service on a case-by-case basis and determine whether to regulate it as a voice service or as another telecommunications service, and in doing so potentially imposing settlement rates on Internet telephony providers. Finally, many countries have not yet addressed Internet telephony in their legislation or regulations. Increased regulation of the Internet and/or Internet telephony providers, or the prohibition of Internet telephony in one or more countries, could limit our ability to provide our services or make them more expensive.

    In addition, as we make our services available in foreign countries, and as we work to enable sales by our customers to end-users in foreign countries, such countries may claim that we are required to qualify to do business in that particular country, that we are otherwise subject to regulation, including requirements to obtain authorization, or that we are prohibited in all cases from conducting our business in that foreign country. Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so or to comply with foreign laws and regulations could seriously restrict our ability to provide services in such jurisdiction, or limit our ability to enforce contacts in that jurisdiction. Our customers also currently are, or in the future may become, subject to these same requirements. We cannot assure you that our customers are currently in compliance with any such requirements or that they will be able to continue to comply with any such requirements. The failure of our customers to comply with applicable laws and regulations could prevent us from being able to conduct business with them. Additionally, it is possible that laws may be applied by the United States and/or other countries to transport services provided over the Internet, including laws governing:

    - sales and other taxes;

    - user privacy;

    - pricing controls;

    - characteristics and quality of products and services;

    - consumer protection;

    - cross-border commerce, including laws that would impose tariffs, duties and other import restrictions;

    - copyright, trademark and patent infringement; and

    - claims based on the nature and content of Internet materials, including defamation, negligence and the failure to meet necessary obligations.

    If foreign governments or other bodies begin to regulate or prohibit Internet telephony, this regulation could have a material adverse effect on our ability to attain or maintain profitability.

WE MAY BE REQUIRED TO SUSPEND OR DISCONTINUE OUR OPERATIONS IN ISRAEL WHICH WOULD PREVENT US FROM GENERATING REVENUE BY COMPLETING CALLS TO THAT COUNTRY.

    On October 6, 1999, our Israeli operations manager received a letter from the Israel Ministry of Communications alleging that our termination in Israel of international calls placed with calling cards from outside Israel and carried over the Internet, as described on our web-site, constituted the unauthorized provision of telecommunications services under Israeli law. This letter stated that we must immediately cease to supply these services. We and our Israeli telecommunications counsel have begun discussions with the Ministry of Communications, and intend to defend vigorously our ability to perform our services in Israel. As of the date of this prospectus, we are unable to predict whether we will be forced to suspend or discontinue operations in Israel as a result of this action by the Ministry of Communications. We believe that we have valid defenses to the claims made in the letter and we have continued to terminate calls in Israel pending resolution of our discussions with the Ministry of Communications. In the event that we are unable to prevail in our discussions with the Ministry of Communications, we may be forced to suspend or permanently discontinue our operations in Israel. If we are required to suspend or permanently discontinue our operations in Israel, we will no longer be able to generate revenue from the termination of international traffic in Israel and our ability to increase our net revenue and achieve profitability will be adversely affected. For the period from inception (August 2, 1996) to December 31, 1996, the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1999, we generated net revenue from our operations in Israel of approximately $0, $0, $261,000, and $1.5 million, respectively.

THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO DOMESTIC GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES WHICH COULD PREVENT US FROM EXECUTING OUR BUSINESS PLAN.

    While the FCC has tentatively decided that information service providers, including Internet telephony providers, are not telecommunications carriers for regulatory purposes, various companies have challenged that decision. Congress is dissatisfied with the conclusions of the FCC and the FCC could impose greater or lesser regulation on our industry. The FCC is currently considering, for example, whether to impose surcharges or other regulations upon certain providers of Internet telephony, primarily those which, unlike us, provide Internet telephony services to end-users located within the United States.

    Aspects of our operations may be, or become, subject to state or federal regulations governing universal service funding, disclosure of confidential communications, copyright and excise taxes. We cannot assure you that government agencies will not increasingly regulate Internet-related services. Increased regulation of the Internet may slow its growth. Such regulation may also negatively impact the cost of doing business over the Internet and materially adversely affect our ability to attain or maintain profitability.

                         RISKS RELATED TO THE OFFERING

IF THE INITIAL PUBLIC OFFERING PRICE IS HIGHER THAN THE PUBLIC PERCEPTION OF THE VALUE OF OUR EQUITY, THEN THE PRICE OF THE SECURITIES WILL DECLINE AFTER THIS OFFERING.

    The initial public offering price for the shares has been determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the public market after we complete this offering. The market price of shares of our common stock may decline below the initial public offering price immediately after we complete this offering.

THE MARKET PRICE OF OUR SHARES MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS FOR REASONS OVER WHICH WE HAVE LITTLE CONTROL.

    The stock market has, from time to time, experienced extreme price and volume fluctuations. Prices of securities of Internet-related companies have been especially volatile and have often fluctuated for reasons that are unrelated to the operating performance of the affected companies. The market price of shares of our common stock could fluctuate greatly due to a variety of factors. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

AFTER THIS OFFERING, OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS WILL STILL OWN A MAJORITY OF OUR VOTING STOCK AND WILL BE ABLE TO EXERT SIGNIFICANT INFLUENCE OVER DECISIONS REQUIRING A STOCKHOLDER VOTE.

    We anticipate that our executive officers, directors and principal stockholders and their affiliates will, in the aggregate, beneficially own approximately 62.2% of our outstanding common stock following the completion of this offering, assuming no exercise of options outstanding as of September 30, 1999. As a result, our executive officers, directors and principal stockholders will be able to exercise significant control over all matters requiring approval by our stockholders, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control that might otherwise benefit our stockholders.

PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW COULD DISCOURAGE ACQUISITION PROPOSALS OR DELAY A CHANGE IN CONTROL.

    Our certificate of incorporation and by-laws contain anti-takeover provisions, including those listed below, that could make it more difficult for a third-party to acquire control of our company, even if that change in control would be beneficial to stockholders:

    - our board of directors has the authority to issue common stock and preferred stock, and to determine the price, rights and preferences of any new series of preferred stock, without stockholder approval;

    - our board of directors is divided into three classes, each serving three-year terms;

    - stockholders need a supermajority of votes to amend key provisions of our certificate of incorporation and by-laws;

    - there are limitations on who can call special meetings of stockholders;

    - stockholders may not take action by written consent; and

    - stockholders must provide specified advance notice to nominate directors or submit stockholder proposals.

    In addition, provisions of Delaware law and our stock option plan may also discourage, delay or prevent a change of control of our company or unsolicited acquisition proposals.

WE MAY SPEND A SUBSTANTIAL PORTION OF THE NET PROCEEDS IN WAYS WHICH YOU MAY BELIEVE TO BE IMPRUDENT.

    We currently have no specific uses for a substantial portion of the net proceeds of this offering. Accordingly, investors in this offering will be relying on our management's judgment with only limited information about our specific intentions regarding the use of proceeds. We may spend most of the net proceeds from this offering in ways that prove to be imprudent. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operations. See "Use of Proceeds."

STOCKHOLDERS MAY SELL SHARES OF OUR COMMON STOCK IN A MANNER THAT NEGATIVELY AFFECTS THE PRICE OF COMMON STOCK.

    If any of our stockholders sell a substantial number of shares of common stock after the offering, those sales could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of equity securities. Upon the completion of this offering, we will have 30,538,353 shares of common stock outstanding. In addition, as of September 30, 1999, we had reserved for issuance 5,563,250 shares of common stock issuable upon exercise of stock options and 58,125 shares of common stock issuable upon exercise of outstanding warrants. The 6,800,000 shares sold in this offering will be freely transferable without restriction under the Securities Act, unless they are acquired by "affiliates" of ours as that term is used under the Securities Act. Of the remaining 23,738,353 shares, 2,850,751 shares will be freely transferable without restriction under the Securities Act, unless they are held by our "affiliates" and will be available for public sale upon expiration of the "lock-up" agreements described in "Underwriting."

INVESTORS IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

    The initial public offering price will be substantially higher than the value of our assets minus our liabilities after giving effect to this offering. In addition, although investors in this offering will have contributed $74,800,000, or 65.2% of the total capital invested in our company from inception to the completion of this offering (assuming an initial public offering price of $11.00 per share, the mid-point of the range set forth on the cover of this prospectus), they will own only 22.3% of outstanding common stock after this offering. This is because we expect that some elements of our market value will not originate from measurable transactions. Therefore, there is not a corresponding rise in "book" or historical cost accounting value for our rise in expected market value. Examples of these elements include the perceived value associated with our strategic relationships, perceived growth prospects of the Internet telephony market and our perceived competitive position within that market. If you are purchasing shares in this offering, you will incur immediate and substantial dilution of $8.13 in net tangible book value per share of common stock from the initial public offering price of $11.00. To the extent outstanding stock options and warrants are exercised, you will suffer further dilution. See "Dilution."

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains "forward-looking statements." These forward-looking statements include, without limitation, statements about our market opportunity, strategies, competition, expected activities and investments as we pursue our business plan, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as "believe," "anticipate," "plan," "seek," "expect," "intend" and similar expressions. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus.

                                USE OF PROCEEDS

    We expect to receive net proceeds of $68,164,000 from the sale of 6,800,000 shares of common stock in this offering, $78,598,600 if the underwriters' over-allotment option is exercised in full, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us and assuming an initial public offering price of $11.00 per share, the mid-point of the range set forth on the cover of this prospectus. We intend to use the proceeds of this offering for general corporate and working capital purposes.

    In addition, we may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, joint ventures or otherwise. However, we have no specific agreements or commitments with respect to these transactions. Accordingly, our management will retain broad discretion as to the allocation of the net proceeds of this offering. We intend to invest the net proceeds of this offering in short-term, interest-bearing investment grade securities pending the above uses.

    The principal purposes of this offering are to:

    - increase available working capital;

    - create a public market for our common stock; and

    - increase our visibility in the marketplace.

    We believe that this cash and cash equivalents, together with the net proceeds of the offering, will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to operate and expand our business. Furthermore, our existing loan agreement prohibits the payment of dividends.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 1999:

    - on an actual basis;

    - on a pro forma basis to give effect to the automatic conversion upon the completion of this offering of all outstanding shares of our Series A preferred stock into 3,750,000 shares of Class A common stock, all outstanding Series B preferred stock into 6,562,500 shares of Class A common stock, all outstanding Series C preferred stock into 5,744,103 shares of Class A common stock and all outstanding Class B common stock into 1,500,000 shares of Class A common stock, and the subsequent conversion of all outstanding shares of Class A common stock into 23,738,353 shares of common stock.

    - on a pro forma as adjusted basis to give effect to the conversion of the Series A, Series B and Series C preferred stock and Class B common stock into Class A common stock and the subsequent conversion of the Class A common stock into common stock upon the completion of this offering, and the sale of 6,800,000 shares of common stock in the offering at an assumed initial public offering price of $11.00 per share, the mid-point of the range set forth on the cover of this prospectus.

    This table should be read in conjunction with our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

                                                                       SEPTEMBER 30, 1999
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                                ACTUAL      PRO FORMA   AS ADJUSTED
                                                              -----------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Capital lease obligations, net of current portion...........   $  7,130     $  7,130    $    7,130
                                                               --------     --------    ----------
Redeemable convertible preferred stock:
  Series B preferred stock, $0.001 par value per share;
    6,875,000 shares authorized; 6,562,500 shares issued and
    outstanding, actual; none issued and outstanding, pro
    forma and pro forma as adjusted.........................     11,192           --            --
  Series C preferred stock, $0.001 par value per share;
    5,775,000 shares authorized; 5,744,103 shares issued and
    outstanding, actual; none issued and outstanding, pro
    forma and pro forma as adjusted.........................     25,416           --            --
                                                               --------     --------    ----------
  Total redeemable convertible preferred stock..............     36,608           --            --
Stockholders' equity (deficit):
  Series A convertible preferred stock, $.001 par value per
    share; 1,256,875 shares authorized; 1,250,000 shares
    issued and outstanding, actual; none issued and
    outstanding, pro forma and pro forma as adjusted........          1           --            --
  Common stock, $.001 par value per share; no shares
    authorized, issued and outstanding, actual; 85,000,000
    authorized, 23,738,353 shares issued and outstanding,
    pro forma; and 30,538,353 shares issued and outstanding,
    pro forma as adjusted...................................         --           24            31
  Class A common stock, $0.001 par value per share;
    30,000,000 shares authorized; 6,181,750 shares issued
    and outstanding, actual; and none issued and
    outstanding, pro forma and pro forma as adjusted........          6           --            --
  Class B common stock, $0.001 par value per share;
    1,500,000 shares authorized; 1,500,000 shares issued and
    outstanding, actual; none issued and outstanding, pro
    forma and pro forma as adjusted.........................          2           --            --
  Additional paid-in capital................................      5,609       42,202       110,359
  Deferred compensation.....................................     (2,350)      (2,350)       (2,350)
  Accumulated Deficit.......................................    (20,263)     (20,263)      (20,263)
                                                               --------     --------    ----------
    Total stockholders' (deficit) equity....................    (16,995)      19,613        87,777
                                                               --------     --------    ----------
      Total capitalization..................................   $ 26,743     $ 26,743    $   94,907
                                                               ========     ========    ==========

    The common stock to be outstanding after this offering is based on 6,181,750 shares outstanding as of September 30, 1999 and excludes:

    - 2,558,925 shares of common stock issuable upon the exercise of outstanding stock options and warrants outstanding at September 30, 1999 at a weighted average exercise price of $2.39 per share

    - 3,062,450 additional shares of common stock reserved for issuance under our stock incentive plan. See "Management--1997 Stock Incentive Plan."

                                    DILUTION

    As of September 30, 1999, we had a pro forma net tangible book value of $19.6 million, or $0.82 per share of common stock after giving effect to the conversion of all outstanding shares of preferred stock and Class B common stock into Class A common stock, and the subsequent conversion of all outstanding shares of Class A common stock into common stock. Pro forma net tangible book value per share before the offering is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the total number of shares of common stock outstanding at, on an as-converted basis, September
30, 1999. After taking into account the conversion of all outstanding shares of preferred stock and Class B common stock into Class A common stock, the conversion of all outstanding shares of Class A common stock into common stock and the sale of shares offered hereby by us at an assumed initial public offering price of $11.00 per share (the mid-point of the range set forth on the cover of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, the adjusted pro forma net tangible book value as of September 30, 1999 would have been $87.8 million, or $2.87 per share. Based on the foregoing, there would be an immediate increase in pro forma net tangible book value to existing stockholders of $2.05 per share and an immediate dilution of $8.13 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............          $11.00
  Pro forma net tangible book value per share as of
    September 30, 1999......................................  $0.82
  Pro forma increase per share attributable to new
    investors...............................................   2.05
                                                              -----
Adjusted pro forma net tangible book value per share after
  this offering.............................................            2.87
                                                                      ------
Pro forma dilution per share to new investors...............          $ 8.13
                                                                      ======

    The following table summarizes, on a pro forma as adjusted basis, as of September 30, 1999, after giving effect to the conversion of all outstanding shares of preferred stock and Class B common stock into 17,556,603 shares of Class A common stock and the conversion of all outstanding shares of Class A common stock into 23,738,353 shares of common stock upon the completion of this offering, the number of shares of common stock purchased from us (excluding shares we repurchased and held in treasury), the total consideration paid to us and the average price per share paid by the existing stockholders and by new investors:

                                            SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                          ---------------------   ------------------------     PRICE
                                            NUMBER     PERCENT       AMOUNT       PERCENT    PER SHARE
                                          ----------   --------   ------------   ---------   ---------
Existing stockholders...................  23,738,353     77.7%    $ 39,979,590        34.8%   $ 1.68
New investors...........................   6,800,000     22.3       74,800,000        65.2     11.00
                                          ----------    -----     ------------   ---------
      Total.............................  30,538,353    100.0%    $114,779,590       100.0%
                                          ==========    =====     ============   =========

    As of September 30, 1999, there were options outstanding to purchase a total of 2,500,800 shares of common stock, at a weighted average exercise price of $2.42 per share and 3,032,450 additional shares reserved for future grants and issuances under our stock incentive plan. Additionally, at September 30, 1999, there were outstanding warrants to purchase a total of 58,125 shares of common stock at a weighted average exercise price of $1.00 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Management--1997 Stock Incentive Plan" and "Description of Capital Stock--Common Stock Warrants."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following historical selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information appearing elsewhere in this prospectus. The consolidated statements of operations data set forth below for the period from inception (August 2, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1999 and the consolidated balance sheet data at December 31, 1997 and 1998 and September 30, 1999 presented below are derived from, and qualified by reference to, our financial statements which have been audited by Arthur Andersen LLP, independent public accountants, and together with their report thereon, are included elsewhere in this prospectus. The consolidated balance sheet data at December 31, 1996 is derived from our financial statements that have been audited by Arthur Andersen LLP, independent public accountants. The consolidated statements of operations data set forth below for the nine months ended September 30, 1998, are derived from unaudited consolidated financial statements that include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information.

                                                        PERIOD FROM
                                                         INCEPTION
                                                      (AUGUST 2, 1996)       YEAR ENDED             NINE MONTHS
                                                      TO DECEMBER 31,       DECEMBER 31,        ENDED SEPTEMBER 30,
                                                      ----------------   -------------------   ----------------------
                                                            1996           1997       1998        1998         1999
                                                      ----------------   --------   --------   -----------   --------
                                                                                               (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenue.........................................       $   --         $  127    $ 1,978     $    573     $ 11,817
Operating expenses:
Data communications and telecommunications..........           --            187      2,730        1,239       12,819
Research and development............................           76            317      1,887        1,128        4,406
Selling and marketing...............................           --             97      1,160          668        3,567
General and administrative..........................           --            454      1,156          640        2,595
Depreciation and amortization.......................           --             19        364          212        1,890
Loss (gain) on disposal of property and equipment...           --             --        531           --          (15)
                                                           ------         ------    -------     --------     --------
  Total operating expenses..........................           76          1,074      7,828        3,887       25,262
  Loss from operations..............................          (76)          (947)    (5,850)      (3,314)     (13,445)
                                                           ------         ------    -------     --------     --------
Interest income.....................................           --             17        179           76          304
Interest expense....................................           --             (4)       (53)         (47)        (446)
Other income (expense), net.........................           --              8         (3)          (3)           3
Minority interest in loss of joint venture..........           --             --         --           --           49
                                                           ------         ------    -------     --------     --------
  Net loss..........................................          (76)          (926)    (5,727)      (3,288)     (13,535)
Accretion of dividends on redeemable convertible
  preferred stock...................................           --             --       (219)         (60)        (786)
                                                           ------         ------    -------     --------     --------
  Net loss applicable to common stockholders........       $  (76)        $ (926)   $(5,946)    $ (3,348)    $(14,321)
                                                           ======         ======    =======     ========     ========
Pro forma net loss applicable to common
  stockholders......................................                                $(5,727)                 $(13,535)
                                                                                    =======                  ========
Basic and diluted net loss per share applicable to
  common stockholders...............................       $(0.01)        $(0.15)   $ (0.99)    $  (0.56)    $  (2.36)
                                                           ======         ======    =======     ========     ========
Basic and diluted weighted average common shares
  outstanding (1)...................................        6,000          6,006      6,023        6,021        6,058
Pro forma basic and diluted net loss per share (1)
  (2)...............................................                                $ (0.44)                 $  (0.69)
                                                                                    =======                  ========
Pro forma basic and diluted weighted average common
  shares outstanding (1) (2)........................                                 13,068                    19,574

                                                                    DECEMBER 31,             SEPTEMBER 30, 1999
                                                           ------------------------------   --------------------
                                                             1996       1997       1998      ACTUAL    PRO FORMA
                                                           --------   --------   --------   --------   ---------
                                                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................    $  2      $1,689    $ 7,399    $ 15,983    $15,983
Working (deficit) capital................................     (10)      1,369      4,241      10,798     10,798
Total assets.............................................      35       2,518     12,772      36,184     36,184
Capital lease obligations, net of current portion........      --         123        213       7,130      7,130
Redeemable convertible preferred stock...................      --          --     10,719      36,608         --
Total stockholders' equity (deficit).....................      24       1,971     (2,697)    (16,995)    19,613

------------------------

(1) Computed on the basis described in Note 1(f) of the notes to our consolidated financial statements appearing elsewhere in this prospectus.

(2) Adjusted to give effect to the automatic conversion upon the closing of this offering of all outstanding Series A preferred stock into 3,750,000 shares of Class A common stock, all outstanding Series B preferred stock into 6,562,500 shares of Class A common stock, all outstanding Series C preferred stock into 5,744,103 shares of common stock and all outstanding Class B common stock into 1,500,000 shares of Class A common stock and the subsequent conversion of all outstanding Class A common stock into 23,738,353 shares of common stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE FUTURE RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a provider of international voice and fax call completion services, and other value-added services using the Internet. We were incorporated in August 1996 and commenced commercial operations in May 1997. We first recorded revenue from the sale of equipment in May 1997, and first recorded revenue from the sale of voice and fax services over our network in January 1998. In
July 1999, we changed our name from "VIP Calling, Inc." to "iBasis, Inc." During the period from inception to the commencement of substantial scale commercial operations in the first quarter of 1998, our operating activities were focused primarily upon:

    - assembling an experienced management team;

    - obtaining additional financing;

    - testing available gateway technologies and evaluating gateway vendors;

    - developing relationships with local service providers in overseas destinations;

    - developing and testing our proprietary software, Assured Quality Routing, including developing quality measurements and thresholds; and

    - providing gateway vendors technical support and analysis.

    Since the first quarter of 1998, we have been principally involved in the following operating activities:

    - increasing the capacity of and improving our network by deploying additional equipment and enhancing our global network operations center;

    - increasing the number of countries to which we provide service over our network by entering into arrangements with local service providers at various destinations;

    - refining our proprietary software applications to enable us to offer high quality international voice and fax call completion services, and other value-added services; and

    - increasing our sales and marketing efforts to increase the traffic over our network.

    Since January 1998, we have derived substantially all of our revenue from the provision of international voice and fax call completion services over our network. In order to complete voice or fax calls to a particular destination, we are required to enter into arrangements with local service providers that have the ability to route the calls to their eventual destinations. This process typically involves several steps, including the search for a local service provider, the negotiation of terms with this provider, and upon reaching terms, establishing connections from the local service provider to the Internet and the local phone company. At the same time, our carrier sales department begins to sell the newly contracted destination to our carrier customers. The entire process, from the beginning of the search for a local service provider to the commencement of commercial traffic, can take several months.

    To date, we have not been able to handle traffic over our network for sustained periods at a cost less than the revenue we derive from completing such traffic. In part, this has resulted from the costs associated with using traditional circuit-switched voice networks for back-up and to complete calls to destinations where our network does not have sufficient capacity. We are deploying systems and strengthening operating procedures intended to significantly reduce the negative impact of that traffic, however, there can be no assurance that such systems and procedures will prove effective. We believe that if we are able to generate sufficient volumes of traffic and develop sufficient capacity over our network, economies of scale will result that will permit us to complete voice and fax calls, and deliver other value-added services, on a profitable basis.

    Since our inception in August 1996, we have experienced operating losses in each quarterly and annual period and negative cash flows from operations in each quarter since we commenced offering services over our network in January 1998. As of September 30, 1999, we had an accumulated deficit of approximately
$20.3 million. The profit potential of our business is unproven, and our limited operating history makes an evaluation of our company and our prospects difficult. We may not generate revenue sufficient to achieve profitability or, if we achieve profitability, we might not sustain profitability.

                             RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1998

    NET REVENUE. Our primary source of revenue is the fees that we receive from customers for completing calls over our network. This revenue is dependent on the volume of voice and fax traffic carried over the network, which is measured in minutes. We charge our customers fees per minute of traffic that are dependent on the length and destination of the call and recognize this revenue in the period in which the call is completed. We also derive a limited amount of revenue from the sale of equipment to our customers. Most of these equipment sales are financed by us by setting off termination fees otherwise payable by local service providers against the equipment purchase price until the full purchase price has been paid.

    Our net revenue increased by $11.2 million to $11.8 million in the nine month period ended September 30, 1999 from $573,000 in the nine month period ended September 30, 1998. This increase was primarily driven by an increase in revenue from voice and fax call completion services to $11.3 million for the 1999 period from $471,000 for the 1998 period. The increase in voice and fax call completion services net revenue resulted from an increase in the amount of traffic carried over our network to 92.7 million minutes in the 1999 period from
3.0 million minutes in the 1998 period. Net revenue from the sale of equipment increased to $485,000 in the 1999 period from $102,000 in the 1998 period.

    DATA COMMUNICATIONS AND TELECOMMUNICATIONS EXPENSES. Data communications and telecommunications expense is comprised primarily of termination fees, purchased minutes, equipment expense and other expenses associated with data communications and telecommunications. Termination fees are paid to local service providers to terminate calls received from our network. This traffic is measured in minutes, and the per minute rates charged for terminating calls are negotiated with the local provider and included in our contract with our local service provider. Should competition cause a decrease in our prices and, as a result our profit margins, our contracts with our provider typically provide us with the right to renegotiate the per minute termination fees. Purchased minutes are fees we pay to other telecommunications carriers for completing calls over the public circuit-switched network to destinations outside of our network, and as a back-up to our network when our proprietary Assured Quality Routing software indicates that either these lines are needed to maintain the quality of our services or our capacity to a particular destination has been exceeded. The amount of these fees depends on the volume of voice and fax traffic carried over the public circuit-switched network, which is also measured in minutes of traffic. The per minute rate charge for purchased minutes is negotiated with public circuit-switched network carriers for each destination served. The primary direct expenses that we incur in selling our equipment are those incurred to purchase the component parts of our equipment from a variety of vendors. These expenses are recorded when the equipment is installed and operational. The expenses vary on the basis of the number of units to be completed and delivered in a particular period, and will increase as equipment sales increase. Other data communication and telecommunications expenses include charges for Internet access at our points of presence, fees for the fiber optic connections between our points of presence and our customers and/or suppliers, facilities charges for overseas Internet access and phone lines to the primary telecommunications carriers in particular countries, and charges for the limited number of dedicated international private line circuits we use.

    Data communications and telecommunications expenses increased by $11.6 million to $12.8 million in the 1999 period from $1.2 million in the 1998 period. The increase in data communications and telecommunications expense was driven by the increase in traffic described above, as termination fees increased to $5.0 million in the 1999 period from $162,000 in the 1998 period, and purchased minutes increased to $4.9 million in the 1999 period from $249,000 in the 1998 period. Equipment expenses directly related to equipment sales increased to $437,000 in the 1999 period from $83,000 in the 1998 period. Other data communications and telecommunications expenses, including Internet access, public circuit-switched network access, and international private line charges, increased to $2.5 million in the 1999 period from $744,000 in the 1998 period. As a percentage of total revenue, data communications and telecommunications expenses decreased to 108% in the 1999 period from 216% in the 1998 period. We expect termination fee expense and purchased minute expense to increase as our net revenue increases. We also expect other data communications and telecommunications expenses to increase as we enter into new relationships with local service providers in international destinations and as we add capacity to our network.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses include the expenses of developing, operating, supporting and expanding our international and domestic network, expenses associated with improving and operating our global network operations center, salary, and payroll taxes and benefits paid for employees directly involved in the development and operation of our global network operations center and the rest of our network. Also included in this category are research and development expenses which consist primarily of expenses incurred in enhancing, developing, updating and supporting our network and our proprietary software applications.

    Research and development expenses increased by $3.3 million to $4.4 million in the 1999 period from $1.1 million in the 1998 period. This increase in research and development expenses is due principally to the increase in personnel within the group to 41 at the end of the 1999 period from 17 at the end of the 1998 period. As a percentage of total revenue, research and development expenses decreased to 37% in the 1999 period from 197% in the 1998 period. We expect that research and development expense will continue to increase as we expand the coverage of our network, increase the number of our service offerings and increase the functionality of our network.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses include expenses relating to the salaries, payroll taxes, benefits and commissions that we pay for sales personnel and the expenses associated with the development and implementation of our promotion and marketing campaigns, including expenses relating to our outside public relations firm and industry analysts. Selling and marketing expenses increased by $2.9 million to $3.6 million in the 1999 period from $668,000 in the 1998 period. This increase is attributable to an increase in the number of personnel employed in selling and marketing to 29 in the 1999 period from 5 in the 1998 period, and increased marketing expenses, particularly in connection with a public relations campaign we initiated in October 1998. As a percentage of total revenue, selling and marketing expenses decreased to 30% in 1999 from 117% in 1998. We anticipate that selling and marketing expenses will increase in the future as we expand our domestic and international sales force, hire additional marketing personnel and increase expenditures for promotion and marketing.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include salary, payroll tax and benefit expenses and related costs for general corporate functions, including executive management, administration, facilities, information technology and human resources. General and administrative expenses increased by $2.0 million to $2.6 million in the 1999 period from $639,000 in the 1998 period. General and administrative expenses increased primarily due to an increase in the number of employees to 26 in the 1999 period from 5 in the 1998 period, an increase in consulting and professional fees, and an increase in our allowance for doubtful accounts. As a percentage of total revenue, general and administrative expenses decreased to 22% in the 1999 period from 112% in the 1998 period. We expect that general and administrative expenses will increase in the future as we hire additional personnel and incur additional costs related to the growth of our business and operations. In addition, we expect to expand our facilities and incur associated expenses to support our anticipated growth.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased by $1.7 million to $1.9 million in the 1999 period from $211,000 in the 1998 period. This increase primarily resulted from additional purchases of capital equipment and software that were needed to support our expanding network. As a percentage of total revenue, depreciation and amortization expense decreased to 16% in 1999 from 37% in 1998.

    INTEREST INCOME AND INTEREST EXPENSE. Interest expense is primarily comprised of interest paid on the various capital leases pursuant to which we have financed a substantial majority of the hardware components of our network. Interest income is primarily composed of income earned on our cash and cash equivalents. Interest income increased by $228,000 to $304,000 in the 1999 period from $76,000 in the 1998 period. This increase was primarily attributable to increased interest earnings on our cash and cash equivalents. Interest expense increased by $399,000 to $446,000 in the 1999 period from $47,000 in the 1998 period. This increase was attributable to interest paid on capital equipment financing.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    NET REVENUE. Our net revenue increased by $1.9 million to $2.0 million in the year ended December 31, 1998 from $127,000 in the year ended December 31, 1997. This increase was primarily driven by an increase in net revenue from voice and fax services to $1.7 million in 1998 from no net revenue in 1997, as we did not begin carrying voice and fax call completion services on our network until January 1998, and in 1998, we carried 12.1 million minutes. In addition, equipment sales increased to $273,000 in 1998 from $107,000 in 1997

    DATA COMMUNICATIONS AND TELECOMMUNICATIONS EXPENSES. Data communications and telecommunications expenses increased by $2.5 million to $2.7 million in 1998 from $187,000 in 1997. The increase in data communications and telecommunications expense was driven by the increase in traffic described above. Termination fees increased to $579,000 in 1998 from no fees in 1997. We did not incur termination fees in 1997 because we did not carry traffic during that period. Purchased minutes expense increased to $921,000 in 1998 from $12,000 in 1997. Equipment expenses directly related to equipment sales increased to $217,000 in 1998 from $82,000 in 1997. Other data communications and telecommunications expenses, including Internet access, telco access, and international private line charges, increased to $1.0 million in 1998 from $93,000 in 1997. As a percentage of total revenues, data communications and telecommunications expenses decreased to 138% in 1998 from 146% in 1997.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased by $1.6 million to approximately $1.9 million in 1998 from $318,000 in 1997. This increase in research and development expenses is due principally to the hiring of additional personnel, from three at December 31, 1997 to 20 at December 31, 1998. As a percentage of total revenue, research and development expenses decreased to 95% in 1998 from 250% in 1997.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased by approximately $1.1 million to approximately $1.2 million in 1998 from $98,000 in 1997. This increase is attributable to an increase in the number of personnel employed in selling and marketing to eight at December 31, 1998 from two at December 31, 1997, increased travel expenses related to the domestic and overseas sales efforts which began in 1998, and increased marketing expenses, particularly in connection with a public relations campaign we initiated in October 1998.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $702,000 to $1.2 million in 1998 from $454,000 in 1997. General and administrative expenses increased primarily due to an increase in the number of employees to six at December 31, 1998 from two at December 31, 1997, an increase in professional fees, and an increase in our allowance for doubtful accounts. As a percentage of total revenue, general and administrative expenses decreased to 58% in 1998 from 356% in 1997.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased by $345,000 to $364,000 in 1998 from $19,000 in 1997. This increase primarily resulted from additional purchases of capital equipment and software that were needed to support our expanding network. As a percentage of total revenue, depreciation and amortization expense increased to 18% in 1998 from 15% in 1997.

    INTEREST INCOME, INTEREST EXPENSE AND LOSS ON DISPOSAL OF ASSETS. Interest income increased by $162,000 to $179,000 in 1998 from $17,000 in 1997. This increase was primarily attributable to increased interest earnings on our cash and cash equivalents. Interest expense increased by $49,000 to $53,000 in 1998 from $4,000 in 1997. This increase was attributable to interest paid on capital equipment financing. Loss on disposal was $531,000 in 1998. No loss on disposal was recorded in 1997. This loss was attributable to the write-off and disposal of all of our former network equipment, which we replaced with Cisco Systems hardware during the course of 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased by $242,000 to approximately $318,000 in 1997 from $76,000 in 1996. The increase in research and development expenses is due principally to the development of our network as we prepared to commence operations.

    We were incorporated in August 1996 and commenced commercial operations in May 1997. As of December 31, 1997, we were still in our development stage and had not generated any revenue from operations. Accordingly, we believe that year-to-year comparisons of the results of operations for the years ended December 31, 1996 and 1997 are not meaningful and should not be relied upon as an indication of future performance.

UNAUDITED QUARTERLY OPERATING RESULTS

    The following tables set forth certain unaudited quarterly operating results for each of our five fiscal quarters in the 15-month period ended September 30, 1999, certain financial data expressed as a percentage of net revenue, and certain other operating data. The financial information set forth below has been derived from unaudited consolidated financial statements that, in management's opinion, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the quarterly information. The operating results for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                   THREE MONTHS ENDED
                                                 -------------------------------------------------------
                                                 SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                                                   1998        1998       1999        1999       1999
                                                 ---------   --------   ---------   --------   ---------
                                                                     (IN THOUSANDS)
Net revenue....................................   $   387    $ 1,405     $ 2,414    $ 3,623     $ 5,780
Operating expenses:
  Data communications and telecommunications...       663      1,491       2,586      4,029       6,204
  Research and development.....................       502        759         936      1,491       1,979
  Selling and marketing........................       303        492         809      1,222       1,536
  General and administrative...................       268        516         568        701       1,325
  Depreciation and amortization................        95        152         233        632       1,025
  Loss (gain) on disposal of property and
    equipment..................................        --        531          --        (15)         --
                                                  -------    -------     -------    -------     -------
      Total operating expenses.................     1,831      3,941       5,132      8,060      12,069
                                                  -------    -------     -------    -------     -------
      Loss from operations.....................    (1,444)    (2,536)     (2,718)    (4,437)     (6,289)
Interest income................................        51        103          53         31         220
Interest expense...............................       (19)        (6)        (60)      (169)       (217)
Other income expense, net......................        --         --          (2)        (1)          6
Minority interest in loss of joint venture.....        --         --          49         --          --
                                                  -------    -------     -------    -------     -------
      Net loss.................................   $(1,412)   $(2,439)    $(2,678)   $(4,576)    $(6,280)
                                                  =======    =======     =======    =======     =======

                                                                    THREE MONTHS ENDED
                                                  -------------------------------------------------------
                                                  SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                                                    1998        1998       1999        1999       1999
                                                  ---------   --------   ---------   --------   ---------
Net revenue.....................................    100.0%      100.0%     100.0%      100.0%      100.0%
Operating expenses:
  Data communications and telecommunications....    171.3       106.1      107.1       111.2       107.3
  Research and development......................    129.8        54.1       38.8        41.2        34.2
  Selling and marketing.........................     78.2        35.0       33.5        33.7        26.6
  General and administrative....................     69.2        36.7       23.5        19.3        22.9
  Depreciation and amortization.................     24.5        10.8        9.7        17.4        17.7
  Loss (gain) on disposal of property and
    equipment...................................      0.0        37.8        0.0        (0.4)        0.0
                                                   ------      ------     ------     -------     -------
      Total operating expenses..................    473.0       280.5      212.6       222.4       208.7
                                                   ------      ------     ------     -------     -------
      Loss from operations......................   (373.0)     (180.5)    (112.6)     (122.4)     (108.7)
                                                   ------      ------     ------     -------     -------
Interest income (expense), net..................      8.1         6.9       (0.2)       (3.9)        0.0
Other expense, net..............................      0.0         0.0       (0.1)        0.0         0.0
Minority interest in loss of joint venture......      0.0         0.0        2.0         0.0         0.0
                                                   ------      ------     ------     -------     -------
      Net loss..................................   (364.9)%    (173.6)%   (110.9)%    (126.3)%    (108.7)%
                                                   ======      ======     ======     =======     =======

    Our operating results have fluctuated greatly during the period since inception, and in the period since we began offering commercial scale services in June 1998. We expect that our operating results will continue to fluctuate based on a number of factors, including:

    - the amount of traffic we are able to sell to our customers, and their decisions on whether to route traffic over our network;

    - pricing pressure in the international long-distance market;

    - the percentage of traffic that we are able to carry over the Internet or over our dedicated international private circuit lines, rather than over the more costly traditional public-switched telephone network;

    - loss of arbitrage opportunities resulting from declines in international settlement rates or tariffs;

    - our ability to negotiate changes in the termination fees charged by our local providers when margins deteriorate;

    - capital expenditures required to expand or upgrade our network;

    - changes in call volume among the countries to which we complete calls;

    - technical difficulties or failures of our network systems or third-party delays in expansion or provisioning system problems;

    - our ability to offer value-added services that are appealing to the market; and

    - currency fluctuations in countries where we operate.

    The telecommunications services market experiences different pricing pressures for traffic to different destinations. The level of pressure depends on the regulatory status of Internet telephony in the terminating country, competition from other carriers to the country, and technological advances allowing for higher utilization of existing capacity. The rate to each country differs greatly, so completing calls in different countries yields varying levels of revenue per minute of traffic. Our revenue per minute will fluctuate as our mix of traffic among the countries to which we complete calls changes. In developing our network, we have targeted potential partners in countries that we believe offer the highest revenue per minute for terminating traffic.

    In addition, we have no fixed purchase commitments from our communications service provider customers, and any customer could decide to route its traffic over alternative networks practically instantly. Accordingly, it is difficult for us to accurately project the amount of traffic we will be able to sell in any future period. Furthermore, because we have derived a significant portion of our revenue to date from a small number of customers, the loss of one or more major customers could have a material adverse effect on our business, financial condition and results of operations. In addition, we depend on local service providers to terminate calls in our overseas destinations. The loss of a relationship with one or more of these service providers could result in us being unable to provide call completion to that country. See "Risk Factors--Risks Related to Our Operations."

RECENT ISSUANCES OF STOCK OPTIONS

    On September 9, 1999, we issued options to purchase an aggregate of 486,600 shares of common stock to certain of our employees at an exercise price of $5.00 per share. In connection with these grants, we recorded deferred compensation expense of approximately $2.4 million during the third quarter ended
September 30, 1999. This deferred compensation expense will be amortized over the four-year vesting period of these options.

    In October 1999, we issued options to purchase an aggregate of 31,300 additional shares of common stock to certain of our employees at an exercise price of $5.00 per share. In connection with these grants, we will record deferred compensation expense of approximately $155,000 during the fourth quarter ended December 31, 1999. This deferred compensation expense will be amortized over the four-year vesting period of these options.


    On November 5, 1999, we issued options to purchase an aggregate of 490,500 shares of common stock to certain of our employees at an exercise price of $11.00 per share.


LIQUIDITY AND CAPITAL RESOURCES

    Our principal capital and liquidity needs historically have related to the development of our network infrastructure, our sales and marketing activities, research and development expenses, and general capital needs. Our capital needs have been met, in large part, from the net proceeds from the sale of our Class B common stock and preferred stock. As we placed greater emphasis on expanding our network infrastructure, we have also sought to meet our capital needs through vendor capital leases and other equipment financings. We have also established a line of credit with a bank.

    Net cash provided by financing activities was $100,000 for the period between inception and December 31, 1996, $2.9 million for the year ended 1997, $11.6 million for the year ended 1998, and $24.6 million for the nine months ended September 30, 1999. These amounts are primarily attributable to the net proceeds from the issuance of Class B common stock and preferred stock.

    Net cash used in operating activities was $65,000 for the period between inception and December 31, 1996, $666,000 for the year ended December 31, 1997, $2.1 million for the year ended December 31, 1998, and $12.0 million for the nine months ended September 30, 1999. Cash used in operating activities for all periods resulted from net losses and increases in accounts receivable, which were partially offset by increases in accounts payable and accrued liabilities.

    Net cash used in investing activities was $34,000 for the period between inception and December 31, 1996, $511,000 for the year ended December 31, 1997, $3.8 million for the year ended December 31, 1998, and $4.1 million for the nine months ended September 30, 1999. Cash used in investing activities was primarily related to purchases of equipment.

    The continued development and expansion of our sales and marketing efforts and network infrastructure, as well as the further development or the possible acquisition of new services, are expected to require substantial cash expenditures. In addition, our existing operations are not currently profitable on a stand-alone basis. As a result, we expect to continue to incur operating losses and negative cash flows from operations for the foreseeable future. In September 1999, upon the closing of the sale of our Series C preferred stock, we had approximately $16.0 million of cash and cash equivalents available for our working capital needs. We believe that this cash and cash equivalents, together with the net proceeds of the offering, will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months. We have budgeted our future capital requirements based on current estimates of our future revenue and with a view to current competitive factors and the domestic and international regulatory environment pertaining to our business. We cannot be certain that actual revenue will be in line with management's expectations or that expenditures will not be significantly higher than anticipated. In addition, there can be no assurance that we will be able to meet our strategic objectives or that we will have access to adequate capital resources on a timely basis, or at all, or that such capital will be available on terms that are acceptable to us. We may consider potential acquisitions or other strategic arrangements that may fit our strategic plan. Any such acquisitions or strategic arrangements likely would require additional equity or debt financing, which may result in dilution to investors in this offering.

    CLASS B COMMON STOCK AND PREFERRED STOCK FINANCINGS. In February, March and April 1997, we issued and sold 1,500,000 shares of our Class B common stock to our founders and a number of independent investors in a transaction that resulted in gross proceeds of $500,000.

    In October, November and December 1997, and March and June 1998, subject to commitments made in 1997, we issued and sold an aggregate of 1,250,000 shares of Series A preferred stock to a number of new independent investors, our founders and certain of our other existing stockholders in a transaction that resulted in gross proceeds of $3.75 million.

    On August 26, 1998, we issued and sold 6,562,500 shares of Series B preferred stock to a number of new independent investors, our founders and certain of our other existing shareholders in a transaction that resulted in gross proceeds of $10.5 million.

    In July 1999, we issued and sold an aggregate of 5,744,103 shares of Series C preferred stock to a number of new independent investors, our founders and certain of our other existing shareholders in a transaction that resulted in gross proceeds of $25.1 million.

    Upon completion of this offering, all of the outstanding shares of Class B common stock and preferred stock will automatically convert, without further action on our part or the holders of such stock, into 17,556,603 shares of Class A common stock and all of the outstanding shares of Class A common stock will automatically convert into 23,738,353 shares of common stock.

    EQUIPMENT LEASING AND FINANCING. We lease equipment from Cisco Systems Capital Corporation and TLP Leasing under master agreements and multiple lease sub-agreements. Each of the multiple equipment leases specifies its own term, rate and payment schedule, depending upon the value and amount of equipment leased. As of September 30, 1999, the aggregate outstanding balance under our leases from Cisco was $8.1 million, and we had an additional $6.9 million available for borrowing under that master agreement. As of the same date, the aggregate outstanding balance under the TLP master lease was $900,000 and an additional $500,000 was available for borrowing under that lease program.

    We have a credit facility allowing us to borrow up to $750,000 from Silicon Valley Bank in equipment advances for equipment purchased before July 31, 1999. As of September 30, 1999, we had made borrowings in the aggregate amount of $505,634 under this equipment facility. Interest accrues on the average outstanding daily balance of the equipment advances at an annual rate equal to the prime rate plus 1 1/2%. The outstanding principal and interest of these equipment advances are payable in 36 equal monthly installments of combined principal and interest, with the first payment due August 5, 1999. No equipment advances may be borrowed after July 31, 1999, and any amounts repaid may not be reborrowed. We expect to continue to use equipment leasing alternatives as we expand our network if such borrowings are available on favorable terms.

    REVOLVING LINE OF CREDIT. On June 18, 1999 we entered into a Loan and Security Agreement with Silicon Valley Bank that provides us with access to a $1.5 million revolving credit facility. The line of credit is secured by a lien on all of our assets, receivables and after acquired property. Interest accrues daily on the unpaid principal of the facility at an annual rate equal to the prime rate, as defined in the Loan and Security Agreement, plus 1%. We must make interest payments on outstanding borrowings on a monthly basis, otherwise any unpaid interest is added to the outstanding principal amount, and accrues interest at the same rate. As of September 30, 1999 we had made no borrowings under the Loan and Security Agreement. All outstanding amounts under our line of credit shall become due and payable in full on June 18, 2000.

YEAR 2000 READINESS

    The Year 2000 problem stems from the fact that many currently installed computer systems include software and hardware products that are unable to distinguish 21(st) century dates from those in the 20(th) century. As a result, computer software and hardware used by many companies and governmental agencies may need to be upgraded to support Year 2000 requirements or risk system failure or miscalculations causing disruptions to normal business activities.

    We are a comparatively new enterprise, and accordingly, the software and hardware we use to manage our business has all been purchased or developed by us within the last 18 months. While this fact does not necessarily protect us against Year 2000 exposure, we believe we gain some mitigation from the fact that the information technology we use to manage our business is not based upon "legacy" hardware and software systems. "Legacy system" is a term often used to describe hardware and software systems which were developed in previous years when there was less awareness of Year 2000 issues. Generally, hardware and software design within more recent years in particular has given greater consideration to Year 2000 issues. All of the software code we have internally developed to manage our network traffic, for example, is written and tested to be Year 2000 ready.

    STATE OF READINESS. We are in the process of assessing the corporate systems and operations that we believe could be affected by the Year 2000 problem. We have focused our Year 2000 compliance review on three areas:

    - information technology infrastructure, including the operation of the iBasis Network and related software applications;

    - third-party compliance; and

    - non-information technology systems.

    All of the assessment, remediation and testing we have completed has been performed by our own personnel; to date we have not engaged any outside service or consultants to test or review our systems for Year 2000 readiness.

    INFORMATION TECHNOLOGY INFRASTRUCTURE. Because our network and business systems are essential to our business, financial condition and results of operations, we began assessing these systems prior to other less critical information technology systems. We use the following information technology for our infrastructure:

    - critical systems directly responsible for processing Internet telephony including:

        - our billing and provisioning systems,

        - our proprietary software as well as software and hardware we have purchased,

        - equipment in our network that carries traffic, including gateways and switches, and

        - our global network operation center systems;

    - Website and Internet systems including local access networks and firewalls;

    - main enterprise systems, such as those used for human resources, e-mail, intranet and accounting;

    - individual workstations, including personal computers and printers; and

    - network systems.

    We currently believe that all of our critical systems are Year 2000 ready. We are rechecking the test results of our proprietary Assured Quality Routing software and our iTrac software. Based on representations from third-party vendors, we believe that the software and hardware components of our service switch systems and global network operations center are Year 2000 ready. We are in the final stages of verifying the Year 2000 readiness of the system suppliers of our Website and main enterprise systems. We are currently conducting Year 2000 readiness testing of our individual workstations and network systems. To date, we have not discovered Year 2000 problems in these systems. We have designed our systems to be Year 2000 ready and will continue to test these systems.

    THIRD-PARTY COMPLIANCE. Our material third-party business relationships include:

    - Cisco Systems;

    - several Internet service providers; and

    - Datex Communications Corporation, our outsourced billing service bureau.

    Cisco Systems provides a substantial majority of the gateways used in the iBasis Network to provide our Internet telephony services. Any failure of these systems to be Year 2000 ready would cause a material disruption of our services. Cisco has represented to us that its gateways and other Cisco components we use are Year 2000 ready.

    In addition, we rely on third-party network infrastructure providers to gain access to the Internet. If such providers experience business interruptions as a result of their failure to achieve Year 2000 compliance, our ability to provide Internet connectivity could be impaired, which could have a material adverse effect on our business, financial condition and results of operations. We are still in the process of completing individual surveys of the Year 2000 readiness of our Internet service providers. We are also in the process of putting in place redundant arrangements with Internet service providers to address Year 2000 issues and for other business reasons.

    Datex Communications Corporation provides our outsourced billing services. Datex has represented to us that their systems are Year 2000 ready. If Datex' systems and ability to process our billing are impaired by Year 2000 issues, we may be unable to bill and collect revenues from our customers, which could have a material adverse effect on our business, financial condition and results of operations.

    We are unable to predict, and have not attempted to assess, the Year 2000 readiness of the systems our customers and our partners use to interact with us. Because the majority of our business involves international communications, we are dependant upon systems and equipment local to these countries. We currently do not know the level of testing and preparation for Year 2000 readiness of the organizations in these countries. Since some countries outside of the United States and organizations within these countries are not as intensively acting to remediate their Year 2000 issues, any disruption in these countries could adversely affect our service in such countries. We will be contacting our customers and partners to fully understand their Year 2000 readiness. However, this issue is not unique to us, as all of these customers and partners are having to face this issue to support their normal business operations.

    Year 2000 disruptions in the systems or equipment that our suppliers use could prevent their delivery of products and services in a timely manner. We are in the process of developing a standard survey to help us assess the Year 2000 readiness of our suppliers, and have collected documentation from these companies that claims their products are Year 2000 ready.

    NON-INFORMATION TECHNOLOGY SYSTEMS. Some non-information technology systems used in our business, such as heating, ventilation, and air conditioning systems; our telephone systems; and other equipment, may contain date-processing embedded technology. The Year 2000 problem could cause failures in these assets and disrupt our operations. We are currently assessing the Year 2000 readiness of these systems. To date, we have not discovered Year 2000 problems in these systems.

    We do not believe that any failure of any of our non-information technology systems to be Year 2000 ready will have a material adverse effect on our business, financial condition or results of operations.

    COSTS. We have not recorded the amount of employee time expended on Year 2000 assessment, remediation and testing activities. Accordingly, we are unable to determine the cost of employee time devoted to Year 2000 matters. Until we have completed our assessment of the Year 2000 readiness of our systems and those of third-parties with whom we do business, we will be unable to estimate all of the costs that we may incur in our Year 2000 readiness efforts. We have funded and will continue to fund these activities principally through cash on hand and cash flow from operations.

    MOST REASONABLY LIKELY WORST CASE SCENARIO. It is possible that problems related to the Year 2000 date change could result in one or more of the following:

    - a complete disruption of our Internet telephony services to any, and or all, countries; and

    - a disruption of billing cycles.

    Most, if not all, of the alternatives that would allow us to run our systems in the event of such disruptions would result in increased costs, reduced revenues or service delays, which would increase our operating losses. Extended disruptions may impact long-term customer and supplier relationships, which could further impact future profitability.

    CONTINGENCY PLAN. To date we have not formulated contingency plans should any of our or a third-party's systems or equipment fail to be Year 2000 ready. However, we intend to develop contingency plans to address any Year 2000 readiness problems that we discover through our ongoing assessment, remediation and testing activities. If our efforts to address Year 2000 readiness are not successful, or if our customers and partners, domestically and internationally, do not adequately address their Year 2000 problem, our financial condition and results of operations would be materially adversely affected.

                                    BUSINESS

COMPANY OVERVIEW

    We are a leading provider of high quality Internet telephony services that enable telecommunications carriers and other communications service providers to offer international voice, fax and other value-added applications over the Internet. By outsourcing international communications services to us, our customers are able to lower costs, generate new revenue and extend their business into Internet-based services quickly while maintaining service quality comparable to that of traditional voice networks.

INDUSTRY OVERVIEW

    TELECOMMUNICATIONS MARKET OVERVIEW. According to the Gartner Group, a leading market research firm, the global telecommunications market is expected to grow to approximately $1.9 trillion by 2003. Global deregulation and rapid technological advances have resulted in the emergence of many new communications service providers, increased competition among traditional telecommunications carriers, lower prices, innovative new services and accelerated customer turnover. In their efforts to add and retain customers, communications service providers are looking for ways to cut costs and offer new services.

    INTERNATIONAL LONG DISTANCE MARKET. The international long distance market is a large and growing segment of the telecommunications market. According to TeleGeography, a market research firm, the total market for international long distance services in 1997 was approximately $65.9 billion. International Data Corporation expects international long distance traffic to grow from
94.9 billion minutes in 1998 to 187.1 billion minutes in 2002. We believe that this growth will accelerate as countries around the world continue to deregulate their telecommunication markets. One important result of this global trend towards deregulation and technological change is the increasing number of communications service providers. TeleGeography has reported that the number of international long distance carriers has grown from 367 in 1995, to 1,042 in 1998.

    EMERGENCE OF INTERNET TELEPHONY. Although it has been possible to transmit voice over data networks since 1995, only recently has the technology improved such that phone-to-phone calls can be transmitted over data networks with quality approaching that of traditional voice networks. International Data Corporation projects that worldwide Internet telephony will grow from $0.5 billion in 1999, to $18.7 billion in 2004, approximately half of which would be generated by new services, including voice-enabled ecommerce and other enhanced services such as unified messaging. Wholesale worldwide Internet telephony, including wholesale international Internet telephony, is expected to grow to $2.0 billion by the same date. In addition, International Data Corporation projects that international Internet telephony will comprise $17.3 billion of the total $18.7 billion market in 2004.

    Internet telephony offers communications service providers the following advantages over traditional voice networks, allowing them to complete calls at comparable quality with lower costs, and offer new services:

    - TECHNOLOGICAL EFFICIENCIES. Traditional voice networks use circuit switching technology, which establishes dedicated lines between an originating and terminating point for the duration of a call. In contrast, Internet telephony is based on packet switching technology. This technology completes a call by digitizing and dividing a speaker's voice into small packets that travel to their destination along lines carrying packets of other Internet traffic. Packets from multiple calls or faxes can be carried over the same line simultaneously with data from other sources, which results in a higher utilization of transmission lines than can be achieved with circuit-switched technology. Unlike circuit-switched traffic, data packets also can be compressed, which means that Internet telephony uses less bandwidth per call than traditional circuit-switched calling. As a result of these features, calls can be completed at a lower cost using Internet telephony. We believe that packet-switched networks, including the Internet, will allow other traditional services to be offered more cost-effectively as well.

    - ECONOMIES OF SCALE. Internet telephony calls are carried over large and rapidly growing data networks. Businesses recently have spent billions of dollars to upgrade their data networks to accommodate dramatic increases in data traffic. According to TeleGeography, the total bandwidth used for data surpassed that used for voice in the United States long distance market in 1998. This growth is driven largely by technological innovation and the rapid expansion of the Internet as a global medium for communications and commerce. As data networks continue to grow, communications service providers should benefit from greater economies of scale and be able to offer Internet-based services, such as Internet telephony, more cost effectively than services over traditional voice networks.

    - OPPORTUNITY TO BY-PASS INTERNATIONAL SETTLEMENT RATES. Traditional international long distance calls are completed over international voice networks. These networks are typically owned by government bodies or telecommunications carriers who charge settlement rates or tariffs for their use. International calls routed over the Internet bypass a significant portion of these fees, and as a result can generally be completed at lower cost.

    - ADDITIONAL CHANNEL FOR CARRIERS. Carriers regularly outsource their voice and fax traffic to take advantage of the lowest-cost provider to a particular destination and partner with companies that can provide additional channels. Internet telephony offers an opportunity for service providers with access to necessary technology to develop networks that can provide these additional channels.

    - MORE SERVICES AND EASIER ROLL OUT. In contrast to the closed, proprietary structure inherent in traditional circuit-switched voice networks, Internet telephony embraces an open architecture and open standards, which facilitates innovation at lower costs. Traditional voice networks are designed specifically to provide one basic service, making it difficult to introduce new services over those networks. In contrast, data networks convert all services into data packets, and allow for the introduction of an indefinite variety of packet-based services that were not possible over the traditional network. Since rollout of new services does not necessitate network-wide upgrades, it is easier for communications service providers to deploy new services quickly. While voice and fax are the dominant services provided today, additional services, such as Internet call waiting, unified messaging and electronic commerce can be provided over data networks.

    DEMAND FOR INTERNET TELEPHONY SOLUTIONS. While there are many reasons for telecommunications carriers and other communications service providers to take advantage of Internet telephony, for the most part, they have been slow to establish in-house Internet telephony capability for a number of reasons. These reasons include:

    - lack of adequate Internet telephony technology until recently;

    - concerns over quality;

    - prior substantial investment in circuit-switched networks and the associated expertise; and

    - a hesitation to build new networks and cannibalize traffic from their traditional voice networks.

    Developing an international Internet telephony network for a substantial portion of a communications service provider's traffic would also be expensive and time-consuming, requiring each service provider to negotiate agreements in each country where it would like to be able to complete calls. Therefore, many communications service providers are looking to outsource their Internet telephony services.

    To date, however, few Internet telephony providers have been able to offer the quality, reliability and back office support necessary to meet the carriers' strict requirements. In addition, most Internet telephony providers do not have the international presence to be able to complete calls to a sufficient number of destinations, and do not have the capacity to carry the volume of traffic required by carriers to any given location.

THE IBASIS SOLUTION

    We provide high quality Internet-based communication services to telecommunications carriers and other communications service providers. Our solution enables communications service providers to outsource their international voice, fax and other value-added services over the Internet at substantially lower costs than over traditional networks while maintaining high quality service. We provide our customers access to the iBasis Network, our international, scaleable, standards-based Internet telephony network through "points of presence" strategically located in major cities in North America, Asia, Latin America, Europe and Africa. Our services provide the following key benefits to our customers:

    HIGH QUALITY VOICE AND FAX TRANSMISSIONS. Our proprietary technology enables us to complete international voice and fax calls over the iBasis Network with quality comparable to that of traditional circuit-switched voice networks. This is supported by the fact that carriers are able to provide our Internet telephony services to their customers undifferentiated from their traditional services. Through our global network operations center and proprietary Assured Quality Routing software, we are able to monitor our network and route traffic over dedicated private lines or traditional circuit-switched lines when necessary to maintain high quality. This enables us to provide consistently high quality services to communications service providers.

    COST EFFECTIVE SOLUTIONS. Our transmission costs are lower because packet switching is more efficient than traditional circuit switching. In addition, we leverage the Internet to deliver traffic, which results in lower costs than transmission alternatives that deploy dedicated connections. Our packet-based scaleable solution also allows us to better match our investment in equipment with capacity needs, and provide lower cost world-class operating support systems. Also, we are currently able to circumvent many of the international tariffs or settlement rates associated with international calls over circuit-switched voice networks, which results in additional cost savings.

    INTERNATIONAL HIGH-CAPACITY NETWORK. Our iBasis Network is a growing international network that allows us to complete calls worldwide. During our third quarter ended September 30, 1999, we transported approximately
44.7 million minutes of traffic over the more than 2,400 lines we have deployed internationally through our relationships with communications service providers.

    FLEXIBLE BACK OFFICE SOLUTION THAT FACILITATES NEW SERVICES AND EFFECTIVE BUSINESS MANAGEMENT. We provide communications service providers with an integrated network, making possible advanced reporting and monitoring that customers can access from an easy to use Web-based application. The flexibility of our back office systems allows us to provide timely statistics and integrated billing that enables a communications service provider to manage its costs more effectively and offer new services more readily.

    EASE OF DEPLOYMENT AND TIME TO MARKET. We enable carriers to route calls over our network in a timely and cost effective manner. Carriers and other communications service providers need no special equipment or technical expertise in order to access our services as connections are made in the same manner as traditional voice-based services. Our solution shortens communications service providers' time-to-market by enabling them to complete calls to any country on our network without experiencing the delays typically incurred in establishing separate contracts with local service providers in each country.

    OPEN, SCALEABLE ARCHITECTURE DESIGNED FOR NEW SERVICES. Our network architecture is open, scaleable and standards based. This allows for fast deployment of services to new countries, and enables us to offer other value-added services over our network quickly and easily. We currently offer voice, fax and billing services and will offer other new value-added services.

OUR STRATEGY

    Our objective is to be the leading provider of high quality Internet-based communication services to telecommunications carriers and other communications service providers. We plan to accomplish this by pursuing the following strategies:

    FOCUS ON HIGH-VOLUME COMMUNICATIONS SERVICE PROVIDERS. We are focused on providing Internet-based communications services to high-volume carriers. By focusing on carriers, rather than the end-users, we are able to avoid the time and expense associated with building a retail sales and support infrastructure. Our focus on carriers has the added benefit that we do not compete with our customers for end-users.

    PROVIDE CARRIER-CLASS SERVICES USING THE INTERNET. Through our proprietary technologies, we offer high quality voice and fax completion services using the Internet. By using the Internet to deliver a majority of our services, we are able to avoid the costs associated with developing an extensive network of private dedicated lines. We intend to continue to use the Internet to provide our high quality services at competitive prices. We will continue to introduce only those services that we can offer at carrier-class quality.

    FOCUS ON THE INTERNATIONAL MARKET AND EXPAND OUR GEOGRAPHIC PRESENCE THROUGH PARTNERSHIPS AND ACQUISITIONS. The international long distance market segment is large and growing and has historically offered higher revenue per minute than the domestic long distance market segment. We intend to build the leading international Internet telephony network to allow carriers to use us for their international Internet telephony services around the world. We will continue to focus on the international segment and partner with communications service providers such as China Unicom and Dacom, the second largest carriers in China and Korea respectively, that can originate and terminate calls in their respective countries. We will also consider acquiring other complementary businesses or technologies if attractive opportunities arise.

    CONTINUE TO BE AT THE FOREFRONT OF INTERNET-BASED COMMUNICATIONS
TECHNOLOGY. In order to provide these high quality services and stay at the forefront of Internet-based communications technology and service offerings, we will continue to invest in improving our technology, and partner with leaders in Internet-based communications hardware and software.

    INCREASE SALES AND MARKETING EFFORTS AND BRAND AWARENESS. We will continue to expand our sales and marketing activities, while focusing on communications service providers domestically as well as internationally. We intend to build iBasis into the premier brand in the Internet telephony marketplace and will strive to make our name synonymous with high quality, value-added Internet telephony services for communications service providers. We are in the process of hiring additional sales, sales support and marketing professionals with specific experience in our target markets and regions.

    OFFER ADDITIONAL INTERNET-BASED COMMUNICATION SERVICES. We intend to introduce new services that carriers can offer over our network or their own networks. We are focused on applications that will allow carriers to expand their business, improve service quality and cut costs. We also intend to offer new services such as dedicated Internet and circuit-switched network access, which will help our customers enter new markets quickly. We believe that these new services will increase our customer base and allow us to cross-sell other services to communications service providers once they are our customers.

THE IBASIS NETWORK

    The iBasis Network is our international network over which we deliver large volumes of high quality international voice, fax and other value-added services at significant cost savings. During our third quarter ended September 30, 1999, we transported approximately 44.7 million minutes of traffic over our network. The iBasis Network consists of four principal elements:

    - "points of presence" that translate voice to data for transmission and retrieval over a data network;

    - the transmission medium, which is principally the Internet;

    - Assured Quality Routing, our proprietary software; and

    - our global network operations center, from which we oversee and coordinate the operation of the gateways and the transmission network.

    Following is a diagram of the iBasis Network.

    [Diagram depicting the flow of information, moving clockwise from the lower left with arrows connecting the various points, from a telephone, cellular phone and fax machine, through telephone lines, labeled "Circuit-Switched Network," into an iBasis Point of Presence, to a cloud labeled "The Internet," continuing out through another point of presence, to another picture of telephone lines, labeled "Circuit-Switched Network," and concluding with the depiction of a telephone, cellular phone and fax machine. In the center of the diagram, connection to the Points of Presence and the Internet, is a box with the text "iBasis Global Network Operations Center" and "Assured Quality Routing." Above the Internet cloud is a small cloud labeled "Alternate Routes" connected the to Points of Presence with dotted lines.]

    POINTS OF PRESENCE. The entrance point for communications traffic over the iBasis Network is a point of presence, three of which have enhanced functionality and capacity. Our customers can interconnect with the iBasis Network by connecting dedicated voice circuits from their facilities to one of three enhanced points of presence, located in New York, Los Angeles and Hong Kong. Alternatively, our customers may elect to install an iBasis point of presence directly at their facilities to eliminate the cost of backhauling traffic from their facilities to one of our enhanced points of presence. Points of presence receive calls through a local carrier's switched network. Gateways in each POP digitize, compress and packetize voice and fax calls and then transmit them over the Internet. At the destination, another point of presence reverses the process and the call is switched back from the Internet to a local carrier's circuit-switched network in the destination country.

    We currently operate points of presence located in Argentina, Australia, Brazil, China, Greece, Indonesia, Israel, Korea, Lebanon, Malaysia, Mexico, Peru, Philippines, Singapore, Taiwan, Venezuela and Zimbabwe. Some of these points of presence are owned by us and others are owned by our partners. The points of presence are scaleable and flexible platforms designed for interconnection with the iBasis Network and are built primarily using Cisco Systems' equipment. The scaleability of the points of presence permits us to quickly increase capacity in discrete increments at relatively low cost, either for a region or a customer. In addition, the point of presence flexible architecture is designed to easily integrate and support the new services we intend to offer.

    THE INTERNET. We use the Internet to transmit the substantial majority of our voice and fax traffic and deliver other value-added services, because of its global coverage, rapid growth and flexible connectivity. By using the Internet, we avoid having to build a private, dedicated network of fiber and cable connections, which would delay our time-to-market in many locations and would be more costly to deploy. We have addressed the challenges present in using the Internet by:

    - selecting only high quality, service-oriented Internet service providers as our vendors;

    - purchasing high-speed connections into the Internet backbone; and

    - continuously monitoring the quality of the connections between each point of presence and the Internet.

    We also use data transmission over private leased lines or traditional circuit-based voice networks where the Internet is not available or would not permit us to meet our quality standards.

    ASSURED QUALITY ROUTING. We have deployed a proprietary software application, Assured Quality Routing, to maintain high quality voice and fax service. This application monitors the quality of calls placed over our network by applying defined quality parameters to each processed call. These quality parameters include measures of voice and fax quality that are important to carriers, including overall voice quality, call completion rates and post-dial delay. The system alerts us whenever the transmission quality drops below specific thresholds. We temporarily route subsequent calls to a circuit-switched network or an alternate Internet-based network to restore high quality.

    GLOBAL NETWORK OPERATIONS CENTER. We manage our network of points of presence around the world and implement our proprietary Assured Quality Routing software through our global network operations center. It is comprised of network management tools from Hewlett-Packard and a number of other vendors that permit us to monitor, test and diagnose all components of the iBasis Network. The global network operations center is staffed and running 7 days a week, 24 hours a day at our Burlington, Massachusetts headquarters, complete with:

    - real-time, end-to-end monitoring and analysis of call behavior patterns on the iBasis Network to identify and address potential problems before they become serious and to anticipate issues related to network growth;

    - system redundancy, including power back-up and multiple network paths; and

    - a help desk, which allows us to respond to our customers problems on a timely basis.

OUR SERVICES

    Our current services include international voice and fax call completion and a retail rating or billing solution. We also provide customers with our Web-based traffic revenue reporting system called iTrac. Customers have the option to purchase these services as a complete suite or separately.

    INTERNATIONAL VOICE AND FAX SERVICES. We offer international voice and fax call completion services, and other value-added services, that provide our customers a high quality, low-cost alternative for international voice and fax transport of phone-to-phone or fax-to-fax calls placed by their business and residential customers. Our proprietary Assured Quality Routing software and Web-based extranet are important components of our services and are integrated elements of our advanced operational support systems.

    RETAIL RATING SERVICE. We introduced our retail rating service to provide a simple and easy-to-implement outsourced billing solution to customers who want to offer prepaid or postpaid calling card origination services. Under this program, we maintain and administer a billing support system that performs the authentication, authorization and accounting for this service. At the same time, our customers control the end-user calling settlement rates, and remain responsible for card fulfillment, sales, marketing and end-user customer care. The customer benefits of this service are:

    - faster time-to-market for the introduction of calling card services;

    - no up-front or ongoing investments in billing system hardware and software; and

    - reduced staffing and training expenses.

    INTERACTIVE TRAFFIC REVENUE ANALYSIS CENTER. iTrac is proprietary Web-based traffic reporting analysis software that enables our customers to better manage their operations through real-time information exchange. iTrac provides statistics on service quality and traffic volume, helping customers to quickly address issues that affect service and to do effective network capacity planning. This information is delivered in a cost-efficient manner using sophisticated and secure extranet technologies that customers access using a standard Web browser.

    FUTURE SERVICES. We intend to add new services that leverage components of the iBasis Network to generate additional sources of revenue. We believe that our ability to deploy new Internet-based communication services makes us an attractive partner for application developers. We also believe that the ability to offer these new services will be beneficial to our customers, regardless of whether or not they directly charge their end-users for these services, because they will help our customers attract new subscribers and retain and "up-sell" their existing subscriber base. Some of the services that we may choose to introduce in the future include:

    - BASIC MESSAGING SERVICES. We may offer additional basic messaging services, including outsourced voicemail, store-and-forward fax, or faxmail, and e-mail.

    - ADVANCED MESSAGING SERVICES. We may offer advanced messaging services including unified messaging, which enables subscribers to access different message types, e.g., voicemail and e-mail, from multiple user interfaces; one-number service, which allows subscribers to consolidate existing office, home, and mobile numbers into a single contact or "follow-me" number; Internet call management services such as caller ID, call waiting and call forwarding; and message delivery that includes the recording and scheduling of a message, repeated delivery attempts and message delivery confirmation. These services may in some cases leverage components of our network to provide international call-termination services and operational support services.

    - INFORMATION SERVICES. We may offer Internet-based information services that deliver detailed, metered billing information that can help customers to understand better how their network is being used.

    - DIRECTORY SERVICES. We may offer subscriber-based directory services that maintain important customer information. This would enable communications service providers to customize and automate their services.

    - INTERNET AND CIRCUIT-SWITCHED INFRASTRUCTURE. We may offer circuit-switched access, dedicated Internet access, and equipment co-location services to help our customers meet their time-to-market objectives.

    - CONFERENCING SERVICES. We may offer audio, video and data conferencing services.

    - BILLING SERVICES. We may offer additional outsourced billing services such as on-line bill presentment and Internet telephony clearinghouse settlement services.

MARKETS AND CUSTOMERS

    Telephone companies can be segregated by size into first tier, second tier and third tier carriers. Generally, first tier carriers are large domestic and international carriers, such as MCI/WorldCom, Cable & Wireless and certain government-affiliated monopolies, such as the Japanese telecommunications carrier KDD. First tier carriers generally have annual revenues in excess of $2 billion. Second tier carriers have revenues generally in the $750 million to $2 billion range, but have fewer direct operating agreements with other carriers and fewer international facilities. Examples of tier two carriers are RSL, WorldxChange Communications, World Access Telecomm Group, Star Telecomm and PGE. Third tier carriers are typically switch-based resellers with revenues of less than $750 million.

    We provide services to members of all three tiers of United States carriers, who transmit voice and fax traffic through our New York or Los Angeles Super points of presence for completion overseas. As of September 30, 1999, we were providing services to seven of the top thirteen highest volume United States-based international carriers. The ability to provide quality consistently acceptable to these classes of carriers is of vital importance, because these carriers often have traffic volumes that regularly overflow their capacity.

    Overseas we have established relationships with in-country companies and local service providers that have local market expertise and relationships to build strong businesses. Some of our overseas partners/customers are very large well-established national carriers, such as the Korean company, Dacom, and China Unicom. Others are emerging carriers or Internet service providers who are able to provide the services necessary to terminate minutes for us in their country.

SALES AND MARKETING

    SALES STRATEGY. Our sales efforts target leading telecommunications carriers both in the United States and overseas. Our sales force, made up of experienced personnel with long-time relationships in the telecommunications industry, is frequently supplemented by senior members of management. In the United States, we sell directly to carriers and have successfully developed brand awareness and beneficial relationships through numerous channels including the Web, trade shows, speaking engagements and joint marketing programs. The ability to provide quality acceptable to leading carriers is a strong selling point for us. These carriers have traffic that frequently exceeds their capacity and compels them to seek alternative channels that offer comparable quality, particularly where those channels can offer better pricing. Our sales process often involves a test by our potential customers of our services with traffic to a particular country. Our experience has been that once a carrier has begun to use our network for a single country and has found our quality to be acceptable, the sales process for other countries becomes easier.

    In overseas markets, we seek to establish relationships with local service providers that have the local market expertise to provide the termination services we need. We believe that the opportunity we offer these companies to terminate a substantial number of minutes makes us an attractive partner. As of September 30, 1999, we have deployed 19 sales personnel to cover international markets, two of whom are employed by our majority-owned joint venture in Hong Kong. We have also established an office in Seoul, Korea that covers Korea, Japan and Taiwan; an office in Jakarta covering the Southeast Asian countries and employ an in-country sales person in China. Other countries are covered from the United States where we have a sales office in Dallas and our worldwide headquarters in Burlington, Massachusetts. Prime candidates for overseas partners are carriers, call back companies, cellular, PCS and paging companies and Internet service providers.

    In Hong Kong, we have formed a joint venture with a local equipment provider, MicroWorld, to help us develop a stronger local market presence. We hope to use this joint venture to accelerate our penetration throughout Asia.

    MARKETING STRATEGY. Our marketing strategy includes public relations campaigns, interaction with industry analysts, attendance at trade shows and a comprehensive Website at www.ibasis.net. We have engaged a public relations firm to conduct a campaign to position us as the preeminent Internet telephony provider. We aggressively pursue favorable coverage in the trade and business press and participate in a variety of industry trade shows, including Voice on the Net, Telecommunications Resellers Association and Telecom Business. We believe our Website will continue to be an effective marketing tool in international markets.

STRATEGIC TECHNOLOGY RELATIONSHIPS

    We have entered into strategic technology relationships with a number of leading technology providers in the Internet telephony industry, including Cisco Systems, Belle Systems and NetSpeak Corporation. We believe that our strategic technology relationships are important because they give us early access to new technologies and because many of our strategic relationship partners are an important part of our sales and marketing programs.

    CISCO SYSTEMS

    As a Cisco Alliance Partner, we have access to Cisco's sales, marketing and technical resources to aid our global expansion. We understand that Cisco has selected fewer than 30 companies to participate in this program. The Cisco sales and marketing resources available to us under this program include matching funds for selected marketing activities, joint sales calls, event sponsorship and seminar support. In addition, as a Cisco Alliance Partner, we have access to Cisco technical resources and early opportunities to bring new products and features to the marketplace. Currently, we are engaged in three beta programs with Cisco for new products and features. We also conduct joint sales and marketing programs with Cisco, participate with Cisco in industry trade shows and periodically meet with consultants at Cisco's executive briefing center. Under the terms of our alliance agreement with Cisco, we have committed to appoint Cisco our preferred vendor. In addition, we are required to purchase 80% of our total net purchases of any network equipment from Cisco, where Cisco has a solution.

    In addition, the iBasis Network has been designated by Cisco as a certified Cisco Powered Network-TM-. This designation permits us to leverage Cisco's significant worldwide brand equity by displaying the Cisco Powered Network-TM-trademark in our literature and exhibits.

    BELLE SYSTEMS

    We also have a strategic alliance with Belle Systems A/S, a leading provider of billing systems for Cisco-based IP Networks. Belle Systems billing solutions are based on an architecture that provides the scaleability and flexibility that is critical to our continued success in deploying IP-messaging services. We intend to work closely with Belle Systems to integrate their billing system into our network, which we believe will give us a competitive advantage in the marketplace.

    NETSPEAK CORPORATION

    We have entered into a strategic partnership agreement with NetSpeak, a leading developer of Advanced Intelligent Network technologies that enable innovative solutions for concurrent, real-time interactive voice, video and data communications over data networks. Under the agreement, we are licensing computer software from NetSpeak that we and our customers can use to assist in call routing and completion and, in exchange for which, we are obligated to pay product and licensing fees. NetSpeak will also provide us with software maintenance and support services for which we are obligated to pay maintenance and support fees. Under the terms of the agreement, we have a limited obligation to upgrade our NetSpeak software to maintain some of NetSpeak's service obligations. We will also work with NetSpeak in the development and deployment of new functions and features to the software that will, among other things, add value-added service capabilities that will enhance and differentiate our offerings to service providers. Each of NetSpeak and iBasis will also engage in co-branding and are obligated to engage in co-marketing activities to increase customer awareness of the services offered by each company and to represent each other as a strategic partner.

COMPETITION

    The market for international voice and fax call completion services is highly competitive. We face competition from a variety of sources, including large communications service providers with more resources, longer operating histories and more established positions in the telecommunications marketplace, some of whom have begun to develop Internet telephony capabilities. Many of our competitors are larger companies. We also compete with small companies who have focused primarily on Internet telephony. We believe that we compete principally on quality of service, price and bandwidth. We also expect that the ability to offer enhanced service capabilities, including new services, will become an increasingly important competitive factor in the near future.

    TELECOMMUNICATIONS COMPANIES AND LONG DISTANCE PROVIDERS.

    Large carriers around the world carry a substantial majority of the traffic. These carriers, such as British Telecom and Deutsche Telecom, have started or begun to deploy packet-switched networks for voice and fax traffic. These carriers have substantial resources and have large budgets available for research and development. In addition, several companies, many with significant resources, such as Level 3 and Qwest Communications, are building fiber optic networks, primarily in the United States, for Internet telephony traffic. These networks can be expected to carry voice and fax and these newer companies may expand into international markets.

    The nature of the telecommunications marketplace is such that carriers buy from and sell to each other. Major carriers have multiple routes to virtually every destination, and frequently buy and sell based on the strength and capacity to a particular country. We have relationships with many of these carriers and have carried traffic for them in the past. We expect to continue to exchange traffic with many of these companies in the future, even as they begin to devote more resources to competing in the Internet telephony market.

    INTERNET TELEPHONY SERVICE PROVIDERS

    A number of companies have started Internet telephony operations in last few years. AT&T Clearinghouse, GRIC Communications and ITXC sell international voice and fax over the Internet, and compete directly with us. Other Internet telephony companies, including Net2Phone and Delta Three.com are currently focusing on the retail market and personal computer-based Internet telephony, but may compete with us in the future.

GOVERNMENT REGULATION

    UNITED STATES GOVERNMENT REGULATION OF THE INTERNET AND INTERNET
TELEPHONY. We believe that under United States law the Internet-related services that we provide constitute information services, rather than telecommunications services. As such, our services are not currently regulated by the Federal Communications Commission or state agencies responsible for regulating telecommunications carriers (although aspects of our operations may be subject to state or federal regulation such as regulations governing universal service funding, confidentiality of communications, copyright, and excise taxes). However, several efforts have been made to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. Therefore, we cannot assure you that Internet-related services such as ours will not be regulated in the future. Increased regulation of the Internet may slow its growth by negatively impacting the cost of doing business over the Internet. This would materially adversely affect our business, financial condition and results of operations.

    We also cannot assure you that Internet telephony will continue to be lightly regulated by the FCC and state regulatory agencies. Although the FCC has determined that, at present, information service providers, including Internet telephony providers, are not telecommunications carriers; however, we cannot be certain that this position will continue. On April 10, 1998, the FCC issued a report to

Congress discussing its implementation of certain universal service provisions contained in the 1996 amendments to the Communications Act of 1934. In its report, the FCC stated that it would undertake an examination of whether phone-to-phone Internet telephony should be considered an information service or a telecommunications service. The FCC noted that certain forms of phone-to-phone Internet telephony appeared to lack the characteristics of an information service and to have the same functionality as non-Internet protocol telecommunications services. In addition, the FCC is currently considering whether to impose surcharges and/or other common carrier regulations upon certain providers of Internet telephony, primarily those which, unlike us, provide Internet telephony services to end-users. If the FCC determines that Internet telephony is subject to regulation as a telecommunications service, it may subject providers of Internet telephony services to traditional common carrier regulation and require them to make universal service contributions and pay access charges. It is also possible that the FCC will adopt a regulatory framework for Internet telephony providers different than that applied to traditional common carriers. Finally, Congressional dissatisfaction with the FCC's conclusions regarding Internet telephony could result in legislation requiring the FCC to impose greater or lesser regulation. Any change in the existing regulation of Internet telephony by the FCC or Congress could materially adversely affect our business, financial condition and results of operations.

    In addition to the FCC and Congress, state regulatory authorities and legislators may assert jurisdiction over the provision of intrastate Internet telephony services. Some states already have initiated proceedings to examine the regulation of such services. While we do not currently provide intrastate services and have no current plans to do so, additional regulation of Internet telephony by the states could preclude us from entering the intrastate market or make entrance more difficult.

    INTERNATIONAL GOVERNMENT REGULATION OF THE INTERNET AND INTERNET
TELEPHONY. We provide our Internet telephony services in various countries in Europe, Asia, Latin America, and the Middle East. The regulatory treatment of Internet telephony in these countries varies widely and is subject to constant change. Some countries currently impose little or no regulation on Internet telephony, as in the United States. Conversely, other countries that prohibit or limit competition for traditional voice telephony services generally do not permit Internet telephony or strictly limit the terms under which it may be provided. Still other countries regulate Internet telephony like traditional voice telephony services or determine on a case-by-case basis whether to regulate Internet telephony as a voice service or as another telecommunications service. Finally, in many countries, Internet telephony has not been addressed by legislation or the regulatory authorities. The varying and constantly changing regulation of Internet telephony in the countries in which we currently provide or may provide services may materially adversely affect our business financial condition and results of operations.

    The European Union, for example, distinguishes between voice telephony, which may be regulated by the Member States, and other telecommunications services, which are fully liberalized.With regard to Internet telephony, the European Commission concluded in a Communication to the Member States that at present Internet telephony should not be considered voice telephony and thus should not be regulated as such by the Member States. However, the Commission noted that providers of Internet telephony whose services satisfied the European Union's definition of voice telephony could be considered providers of voice telephony and could be regulated by the Member States. Moreover, Commission Communications are not binding on the Member States. Therefore, we cannot assure you that the services provided by us in the European Union will not be deemed voice telephony and, accordingly, subject to heightened regulation by one or more European Union countries in the future. France is currently conducting an investigation of how Internet telephony should be regulated. We also provide our services in countries where the regulation of Internet telephony is more restrictive than in the United States and the European Union. For example, we have a contractual relationship with China Unicom, the second largest telecommunications company in the People's Republic of China, to provide international Internet telephony and facsimile services in China. China limits competition in the telecommunications industry to several government-owned companies. At present, Internet telephony is permitted on an experimental basis only by China Unicom, China Telecom, and Jitong Communications. It is uncertain whether Internet telephony will continue to be permitted when the trial period ends.

    Similarly, we provide our services in other countries in which the regulatory status of Internet telephony is unclear or in the process of development, and in countries in which regulatory processes are not as transparent as in the United States and Europe. Changes in the regulatory regimes of these countries that have the effect of limiting or prohibiting Internet telephony, or that impose new or additional regulatory requirements on providers of such services, may result in our being unable to provide service to one or more countries in which we currently operate. That result could have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, as we expand into additional foreign countries, such countries may assert that we are required to qualify to do business in the particular foreign country, that we are otherwise subject to regulation, or that we are prohibited from conducting our business in that country. Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so, or to comply with foreign laws and regulations, would materially adversely affect our business, financial condition and results of operations, including by subjecting us to taxes and penalties and/or by precluding us from, or limiting us in, enforcing contracts in such jurisdictions. Likewise, our customers and partners may be or become subject to requirements to qualify to do business in a particular foreign country, to otherwise comply with regulations, or to cease from conducting business in that country. We cannot be certain that our customers and partners are currently in compliance with regulatory or other legal requirements in their respective countries, that they will be able to comply with existing or future requirements, and/ or that they will continue in compliance with any requirements. The failure of our customers and partners to comply with these requirements could materially adversely affect our business, financial conditions and results of operations.

    CERTAIN OTHER UNITED STATES REGULATIONS AFFECTING THE INTERNET. Congress has recently adopted legislation that regulates certain aspects of the Internet, including online content, user privacy, and taxation. In addition, Congress and other federal entities are considering other proposals that would further regulate use of the Internet. For example, Congress is currently considering legislation on a wide range of issues including Internet spamming, database privacy, gambling, pornography and child protection, Internet fraud, privacy, and digital signatures. Similarly, various states have adopted or are considering Internet-related legislation. Increased regulation of the Internet may slow its growth, which may negatively impact the cost of doing business over the Internet and materially adversely impact our business, financial condition and results of operations.

    CERTAIN OTHER INTERNATIONAL REGULATIONS AFFECTING THE INTERNET. The European Union also has enacted legislation that affects the Internet. For example, the European Union imposes restrictions on the collection and use of personal data and grants European Union citizens broad rights to access and limit the use of their personal data. United States companies that collect or transmit information over the Internet from individuals in European Union Member States are subject to European Union legislation, which imposes restrictions that are more stringent than existing Internet privacy standards in the United States Although we do not engage in the collection of personal data for purposes other than routing and billing for our services, the legislation is broadly applicable. The potential effect on us of development in this area is uncertain; however, a prohibition on the export of personal data by us would have a material adverse impact on our business, financial condition and results of operations.

INTELLECTUAL PROPERTY

    We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success and we rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We pursue the registration of our trademarks and service marks in the United States and have applied for the registration of certain of our trademarks and service marks. We have been granted trademark registration for the mark VIP
Calling-Registered Trademark- in the United States, and have pending registration applications for the service marks Assured Quality Routing-SM-, iTrac-SM-, Broadbandit-SM- and iBasis-SM-. In addition, we have pending registration for the marks iBasis and iBasis (and Design) in the United States. However, effective protection may not be available in every country in which iBasis has, or will have, a commercial presence.

EMPLOYEES

    As of September 30, 1999, we had 96 full-time employees and one part-time employee, with approximately 30 in sales and marketing, 41 in engineering and operations and 26 in general and administrative. We also employ a limited number of independent contractors and temporary employees on a periodic basis. Our employees are not represented by a labor union and we consider our labor relations to be good.

FACILITIES

    We are headquartered at 20 Second Avenue in Burlington, Massachusetts, where we lease approximately 27,235 square feet of commercial space pursuant to a term lease that expires in March 2005, subject to a five year renewal at our option. These facilities are principally used for executive office space, including sales and marketing and finance and administration. We also maintain our global network operations center at this location. We lease an additional 3,156 square feet of space in Los Angeles, California to house telecommunications equipment pursuant to a term lease that expires in April 2009. We also maintain a facility in New York, New York, to house telecommunications equipment, where we lease approximately 4,372 square feet of commercial space pursuant to a ten year term lease that expires on July 31, 2008. We believe that our existing facilities are adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

    We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The directors, executive officers and key employees of iBasis, and their ages as of September 30, 1999, are as follows.

NAME                                     AGE                              POSITION
----                                   --------                           --------
EXECUTIVE OFFICERS AND DIRECTORS

  Ofer Gneezy (1)....................     47      President and Chief Executive Officer, Director
  Gordon J. VanderBrug...............     56      Executive Vice President, Director
  Michael J. Hughes..................     37      Vice President, Finance and Chief Financial Officer
  John G. Henson, Jr.................     57      Vice President, Engineering & Operations
  Charles N. Corfield (2)............     40      Director
  John Jarve (1).....................     43      Director
  Izhar Armony (1)(2)................     36      Director
  Robert Maginn......................     42      Director
  Charles S. Houser..................     56      Director
  Charles M. Skibo (1)...............     60      Director
  Carl Redfield (2)..................     52      Director

KEY EMPLOYEES

  Dan Powdermaker....................     36      Vice President, Asia
  Gerald E. O'Loughlin...............     35      Vice President, North America
  Juan Bergelund.....................     42      Vice President, Latin America
  Matthew Kristin....................     37      Chief Information Officer

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    MR. GNEEZY has served as the President, Chief Executive Officer and as a director of iBasis since our formation in August 1996. From 1994 to 1996, Mr. Gneezy was President of Acuity Imaging, Inc., a multinational public company focused on the industrial automation industry. From 1980 to 1994, prior to being renamed Acuity Imaging in connection with a merger with Itran, Mr. Gneezy was an executive of Automatix Inc., a public industrial automation company, most recently serving as its President and Chief Executive Officer. Mr. Gneezy graduated from Tel-Aviv University, obtained his Masters of Science from the Massachusetts Institute of Technology and is a graduate of the Advanced Management Program of the Harvard Business School.

    DR. VANDERBRUG has served as Executive Vice President and as a director of iBasis since October 1996. From 1991 to 1996, Dr. VanderBrug was the Director of Marketing, Electronic Imaging Systems of Polaroid Corporation. In 1980 Dr. VanderBrug co-founded Automatix, Inc. Dr. VanderBrug received his B.A. in mathematics from Calvin College, an M.A. in mathematics from Wayne State University, and his Ph.D. in computer science from the University of Maryland.

    MR. HUGHES has served as Vice President of Finance and Administration and Chief Financial Officer of iBasis since August 1998. From 1995 to 1998, Mr. Hughes was Director of Finance/ Controller at Teleport Communications Group, a provider of local and long distance telecommunications services, including voice, data, and Internet services. Prior to joining TCG in 1995, Hughes held various financial positions at Houghton Mifflin Company and previously served as an auditor at KPMG Peat Marwick. Mr. Hughes received a B.S. in accounting from Bentley College and an M.B.A. in finance from Babson College. Mr. Hughes is a certified public accountant.

    MR. HENSON has served as Vice President, Engineering and Operations of iBasis since 1998. Prior to joining iBasis, Mr. Henson was Vice President, Network Operations at LCI International Inc., a telecommunications company that was recently acquired by Qwest Communications. From 1992 to 1996, Mr. Henson was a Senior Vice President at BancOne Services Corporation, where he was responsible for telecommunications and data communications services.

    MR. CORFIELD has been a director of iBasis since September 1997. Mr.Corfield has been a partner at each of Whitman Capital and Mercury Capital, both investment firms, since 1996. Mr. Corfield serves on the board of directors of Liberate Technologies, a Web-based, enhanced television company. Mr. Corfield co-founded Frame Technology, a software company, in 1986 and was a member of its board of directors and its Chief Technology Officer until it was acquired by Adobe Systems in 1995.

    MR. JARVE has been a director of iBasis since August 1998. Since 1985, Mr. Jarve has been employed by Menlo Ventures, a venture capital firm focused on the software, communications, health care, and Internet sectors, where he currently serves as a general partner and managing director. Mr. Jarve serves on the board of directors of Digital Insight Corporation, a provider of Internet banking services. Mr. Jarve received a B.S. and M.S. in electrical engineering from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

    MR. ARMONY has been a director of iBasis since August 1998. He is currently a partner at Charles River Ventures, a venture capital firm. Mr. Armony was an associate with General Atlantic Partners in 1996. From 1988 to 1995, Mr. Armony was the Vice President of Marketing and Business Development at Onyx Interactive. Mr. Armony received an M.A. in cognitive psychology from the University of Tel Aviv, an M.A. in international studies from the University of Pennsylvania, and an M.B.A. from Wharton.

    MR. MAGINN has been a director of iBasis since November 1997. Since 1983, Mr. Maginn has been employed by Bain & Company, Inc., a strategy consulting firm. Mr. Maginn currently serves as an officer and director of Bain & Company, Inc.

    MR. HOUSER has been a director of iBasis since October 1997. He is currently a principal and managing director of Seruus Capital Partners, LP and Seruus Telecom Fund, LP. Mr. Houser is the Chairman and Chief Executive Officer of State Communications Inc. (d/b/a Trivergent Communications), a telecommunications company. He was Executive Vice President of LCI International, a long-distance company, from October 1995 until May 1996. Prior to that date, he was Chairman and CEO of Corporate Telemanagement Group from its inception in November 1989 until its sale to LCI International in September 1995.

    MR. SKIBO has been a director of iBasis since September 1999. Currently, Mr. Skibo is the Chief Executive Officer and Chairman of Colo.com, a provider of facilities and co-location services to the communication and information technology industries. Since 1994, Mr. Skibo has served as Chairman and Chief Executive Officer of Strategic Enterprises and Communications, Inc., a venture capital firm. Mr. Skibo also serves as Chairman and Chief Executive Officer of Allied Telecommunications, a communications company. From 1985 to 1987, Mr. Skibo was President and CEO of US Sprint and its predecessor company, U.S. Telecom.

    MR. REDFIELD has been a director of iBasis since September 1999.
Mr. Redfield has been Senior Vice President, Manufacturing and Logistics of Cisco since February 1997. From September 1993 to February 1997, Mr. Redfield was Vice President of Manufacturing at Cisco. Mr. Redfield also is a director of CTC Communications Corp., and VA Linux Systems, Inc. Mr. Redfield received a B.S. in Materials Engineering from Rensselaer Polytechnic Institute.

    MR. POWDERMAKER has served as Vice President, Asia of iBasis since 1998, prior to that, from 1997 to 1998, Mr. Powdermaker was our Director of Carrier Sales. From 1996 to 1997, Mr. Powdermaker was client business manager of BCS Global Markets, a networking services division of AT&T focused on the world's 2000 largest telecommunications users. From 1995 to 1996, Mr. Powdermaker was a sales manager with AT&T. In 1994, Mr. Powdermaker was employed in a business development position with MFS Communications Company. Mr. Powdermaker received an A.B. in political science from Boston College and an M.A. in Latin American studies and M.B.A. in finance and marketing from the University of Chicago's Graduate School of Business.

    MR. O'LOUGHLIN has served as Vice President, North America of iBasis since June 1999. From December 1998 to May 1999, Mr. O'Loughlin was our Director of Carrier Sales. Prior to joining iBasis, Mr. O'Loughlin was General Manager for Allied Communication Holdings. From July 1997 until April 1998, Mr. O'Loughlin was a vice president of carrier services at Arbinet Communications. From October 1994 to June 1997, Mr. O'Loughlin served as Director of Carrier Sales for TresCom International.

    MR. BERGELUND has served as Vice President, Latin America of iBasis since December 1998. From March 1996 to 1998, Mr. Bergelund was Chief Operating Officer of IPTEL--Americas Exchange, Inc., a start-up Latin American Internet telephony network. From 1992 to 1996, Mr. Bergelund was a senior manager consultant at Oracle Corporation's Latin America Division. Mr. Bergelund received a B.S. in Electrical Engineering and an M.S. in telecommunications engineering from the Instituto de Ciencias JEN, Madrid, Spain.

    MR. KRISTIN has served as the Chief Information Officer of iBasis since June 1999. From 1994 to 1999, Mr. Kristin served as manager of workflow solutions for Concert Communication Services, a global telecommunications carrier.

BOARD OF DIRECTORS

    Our board of directors is divided into the following three classes, with the members of the respective classes serving for staggered three-year terms.

    - Class 1 directors, whose terms expire at the annual meeting of shareholders to be held in 2000;

    - Class 2 directors, whose terms expire at the annual meeting of shareholders to be held in 2001; and

    - Class 3 directors, whose terms expire at the annual meeting of shareholders to be held in 2002.

    Messrs. Armony, Houser and Maginn are our Class 1 directors, Messrs. Jarve, Skibo and VanderBrug are our Class 2 directors, and Messrs. Corfield, Gneezy and Redfield are our Class 3 directors. At each annual meeting of shareholders following this offering, our shareholders will elect the successors to directors whose terms have expired to serve from the time of election and qualification until the third annual meeting following election. The classification of the board of directors may delay or prevent a change in control or in the management of iBasis. See "Description of Capital Stock--Delaware Law and Certain Certificate of Incorporation and By-Law Provisions."

    Messrs. Gneezy, VanderBrug, Houser, Corfield, Maginn, Armony and Jarve were nominated and elected as directors by the holders of our common and preferred stock in accordance with provisions of our current shareholders agreement. This agreement will terminate upon the completion of this offering. Each of the individuals will remain as a director until they resign or the stockholders elect their replacements in accordance with our certificate of incorporation.

    Our executive officers are appointed by the board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of our executive officers or directors.

DIRECTOR COMPENSATION

    Directors of iBasis do not receive cash compensation for their services as directors. However, non-employee directors are reimbursed for travel expenses. iBasis maintains directors' and officers' liability insurance and our by-laws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. In addition, the certificate of incorporation limits the liability of iBasis directors to either iBasis or its stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. See "Description of Capital Stock--Delaware Law and Certain Certificate of Incorporation and By-Law Provisions."

    Messrs. Gneezy and VanderBrug, each of whom is both a director and executive officer of iBasis, received a stock option grant in 1998 for their service as an officer of iBasis. See "Management--Executive Compensation." In addition, in September 1999, each of Messrs. Skibo and Redfield received an option to purchase 80,000 shares of common stock under the iBasis 1997 Stock Incentive Plan, with such options vesting in equal 25% increments on the date of each of the next four annual meetings of our shareholders following the completion of this offering, beginning with the annual meeting to take place in 2000, provided that the director is re-elected to the board of directors at such meeting. Each of the other nonemployee members of the board of directors, including
Messrs. Armony, Houser, Jarve, Corfield, and Maginn, received an option to purchase 40,000 shares of common stock on the same terms. The vesting of each of the options will accelerate by 12 months, or 25% of the total grant, in the event of a change in control of iBasis, as defined in the option agreements.

COMMITTEES OF THE BOARD OF DIRECTORS

    The compensation committee currently consists of Messrs. Armony, Gneezy, Jarve and Skibo. The compensation committee reviews and evaluates the salaries, supplemental compensation and benefits of our officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to the board of directors. The compensation committee also administers our 1997 Stock Incentive Plan.

    The audit committee currently consists of Messrs. Armony, Corfield and Redfield. The audit committee reviews with our independent accountants the scope and timing of its audit services, the accountants' report on our financial statements following completion of their audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee will make annual recommendations to the board of directors for the appointment of independent accountants for the ensuing fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    With the exception of Mr. Gneezy, no member of the compensation committee is or has been an officer or employee of ours. All decisions regarding the compensation of our executive officers for the fiscal year ended December 31, 1998 were made by the compensation committee, except that Mr. Gneezy did not participate in deliberations or decisions regarding his own compensation. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EMPLOYMENT AGREEMENTS

    We currently have employment contracts in effect with Ofer Gneezy, our President and Chief Executive Officer, Dr. VanderBrug, our Vice President, Mr. Henson, our Vice President of Engineering and Operations, and Mr. Hughes, our Vice President of Finance and Chief Financial Officer.

    iBasis and Mr. Gneezy are parties to an employment agreement, dated
August 11, 1997, governing his employment with iBasis as President and Chief Executive Officer. Under the terms of the employment agreement, Mr. Gneezy is to be paid a base salary of $125,000, and is eligible to receive an annual bonus at the discretion of the board of directors. iBasis and Dr. VanderBrug are parties to an employment agreement, dated August 11, 1997, governing his employment with iBasis as Executive Vice President. Under the terms of the employment agreement, Dr. VanderBrug is to be paid a base salary of $115,000, and is eligible to receive an annual bonus at the discretion of the board of directors. iBasis and Mr. Henson are parties to an employment agreement dated as of August 17, 1999 governing his employment with iBasis as Vice President, Engineering and Operations. Under the terms of the employment agreement, Mr. Henson is to be paid a base salary of $120,000, and is eligible to receive an annual bonus at the discretion of the chief executive officer or board of directors. iBasis and Mr. Hughes are parties to an employment agreement dated as of August 17, 1999 governing his employment with iBasis as Vice President, Finance and Chief Financial Officer. Under the terms of the employment agreement, Mr. Hughes is to be paid a base salary of $120,000, and is eligible to receive an annual bonus at the discretion of the chief executive officer or board of directors.

    We may terminate the employment agreements with Messrs. Gneezy and VanderBrug "for cause" or at any time upon at least thirty days prior written notice, and Messrs. Gneezy and VanderBrug may terminate their employment agreements "for good reason" or at any time upon at least thirty days prior written notice. If we terminate either of Messrs. Gneezy and VanderBrug without cause or if either resigns for good reason, we must continue to pay his base salary for one year and continue to provide health benefits for one year.

    We may terminate the employment agreements with Messrs. Henson and Hughes agreement "for cause" or at any time upon at least thirty days prior written notice, and Messrs. Henson and Hughes may terminate their employment agreements for "good reason" or at any time upon at least thirty days prior written notice. If, within six months following an acquisition or change in control, we terminate either of Messrs. Henson or Hughes without cause or if either resigns for good reason, we must continue to pay his base salary for nine months and continue to provide health benefits for nine months.

    The employment agreements with Messrs. Gneezy, VanderBrug, Henson and Hughes entitle them to life insurance, health insurance and other employee fringe benefits to the extent that we make benefits of this type available to our other executive officers. All intellectual property that Messrs. Gneezy, VanderBrug, Henson and Hughes may invent, discover, originate or make during the term of their employment shall be the exclusive property of iBasis. Each of Messrs. Gneezy, VanderBrug, Henson and Hughes may not, during or after the term of his employment, disclose or communicate any confidential information without our prior written consent. Each employment agreement also contains a non-competition provision that is intended to survive the termination of each officer's employment for a period of one year. The agreements with Messrs. Gneezy and VanderBrug also provide that in the event of an acquisition or change in control, each of their options and restricted shares, if any, shall automatically become fully vested immediately prior to such event, and each such option shall remain exercisable until the expiration of such option or until it sooner terminates in accordance with its terms. The agreements with Messrs. Henson and Hughes provide that in the event that we terminate the employment of the officer without cause, or the officer terminates his employment with "good reason," in either case within six months after the occurrence of an acquisition or change in control, then his options and restricted stock, if any, shall immediately vest and become exercisable, and each option shall remain exercisable until the expiration of the option or until it sooner terminates in accordance with its terms.

    We have also entered into a stock restriction agreement with Mr. Gneezy and Dr. VanderBrug. Under the terms of the agreement, if either Mr. Gneezy or Dr. VanderBrug leaves his employment with us, either because he terminates his employment voluntarily and without "good reason," or he is terminated "for cause," we have the right to purchase a percentage of the common stock held by him at the fair market value, as determined by our board of directors, on the date of the purchase by iBasis. The percentage we have the right to acquire under these circumstances decreases over time, from approximately 25% as of the date of this prospectus to 0% on or after August 26, 2000, at which time the agreement will terminate. The terms "good reason" and "for cause" have the same meanings as they do in the officers' employment agreements.

    In general, "good reason" as used in both the employment agreements and the stock restriction agreement of Messrs. Gneezy, VanderBrug, Hughes and Henson is defined to mean any material change in the compensation, position, location of employment or responsibilities of the employee. "For cause" generally means gross negligence or willful misconduct of the employee, a breach of the employment agreement or the commission of a crime.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the compensation of our chief executive officer and our three other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                             ANNUAL COMPENSATION (1)   ---------------------
                                             -----------------------   SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                   SALARY         BONUS          OPTIONS (#)        COMPENSATION
---------------------------                  --------       --------   ---------------------   ------------
Ofer Gneezy...........................       $134,866       $37,500            80,000                  --
  President and Chief Executive
  Officer
Gordon J. VanderBrug..................        122,240        33,750            60,000                  --
  Executive Vice President
John G. Henson, Jr. (2)...............         67,898        30,000           200,000             $17,791(3)
  Vice President, Engineering &
  Operations
Michael J. Hughes (4).................         48,808        12,500           200,000                  --
  Vice President, Finance and Chief
  Financial Officer

------------------------

(1) Excludes certain perquisites and other benefits, the amount of which did not exceed 10% of the employee's total salary and bonus.

(2) Mr. Henson became Vice President, Engineering & Operations in June 1998.

(3) Represents reimbursed relocation expenses.

(4) Mr. Hughes became Vice President, Finance and Chief Financial Officer in August 1998.

STOCK OPTION GRANTS

    The following table contains information concerning options to purchase common stock that we granted made in the year ended December 31, 1998 to each of the officers named in the summary compensation table. We generally grant stock options at 100% of the fair market value of the common stock as determined by our board of directors on the date of grant. In reaching the determination of fair market value at the time of each grant, the board of directors considers a range of factors, including our current financial position, our recent revenues, results of operations and cash flows, our assessment of our competitive position in our markets and prospects for the future, the status of our customer acquisition and marketing efforts, current valuations for comparable companies and the illiquidity of an investment in the common stock.

                             OPTION GRANTS IN 1998

                                                                                                 POTENTIAL REALIZABLE
                                                                                                       VALUE AT
                                                   INDIVIDUAL GRANTS                                ASSUMED ANNUAL
                           -----------------------------------------------------------------           RATES OF
                                                   PERCENT OF TOTAL                            STOCK PRICE APPRECIATION
                                 NUMBER OF         OPTIONS GRANTED    EXERCISE                    FOR OPTION TERM(2)
                           SECURITIES UNDERLYING     TO EMPLOYEES     PRICE PER   EXPIRATION   -------------------------
NAME                        OPTIONS GRANTED(1)         IN 1998          SHARE        DATE          5%            10%
----                       ---------------------   ----------------   ---------   ----------   -----------   -----------
Ofer Gneezy..............          80,000                 6.7%          $1.10     12/3/2003    $1,035,200    $1,329,600
Gordon J. VanderBrug.....          60,000                 5.1            1.10     12/3/2003       776,400       997,200
John G. Henson, Jr.......         120,000                10.1            0.50     6/11/2008     2,090,400     3,363,600
                                   80,000                 6.7            1.00     12/3/2008     1,353,600     2,202,400
Michael J. Hughes........         120,000                10.1            0.50     8/17/2008     2,090,400     3,363,600
                                   80,000                 6.7            1.00     12/3/2008     1,353,600     2,202,400

------------------------

(1) Shares underlying options generally vest over a four-year period, with 6.25% of the shares vesting on each of the first sixteeen three-month anniversaries after the grant date. However, during the first year of employment, no shares underlying an option vest until the first anniversary of the optionee's employment when all of the shares that would have vested before such date become exercisable. For disclosure regarding terms of the stock options, see "Management--1997 Stock Incentive Plan."

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent an estimate or projection of our future stock prices. Potential realizable value is determined by multiplying $11.00, the mid-point of the range set forth on the cover of this prospectus, by the stated annual appreciated rate compounded annually for the term of the option, subtracting the exercise price or base price per share from the product, and multiplying the remainder by the number of options granted. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions. There can be no assurance that the amounts reflected in the table will be achieved.

OPTION EXERCISES AND HOLDINGS

    The following table contains information concerning option holdings for the year ended December 31, 1998 with respect to each of the officers named in the summary compensation table.

                                                                1998 YEAR-END OPTION VALUES
                                                 ---------------------------------------------------------
                                                      NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                     OPTIONS AT YEAR END         OPTIONS AT YEAR END(1)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Ofer Gneezy....................................       --           80,000        $    --       $  792,000
Gordon J. VanderBrug...........................       --           60,000             --          594,000
John G. Henson, Jr.............................       --          200,000             --        2,060,000
Michael J. Hughes..............................       --          200,000             --        2,060,000

------------------------

(1) Value is determined by subtracting the exercise price from $11.00, the mid-point of the range set forth on the cover of this prospectus, multiplied by the number of shares underlying the options.

1997 STOCK INCENTIVE PLAN

    In August 1997, our board of directors approved our 1997 Stock Incentive Plan, which was amended in December 1998 and in September 1999. The initial adoption of the plan and each of its amendments were subsequently approved by our stockholders. Our stock incentive plan provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards. Employees (including officers and employee directors), directors, consultants and advisors are eligible for all awards except incentive stock options. Only employees are eligible for incentive stock options. A maximum of 5,700,000 shares of common stock have been authorized for issuance under our stock incentive plan. Under our stock incentive plan, as of September 30, 1999:

    - options for the purchase of 2,500,800 shares of common stock had been granted and were outstanding under the plan;

    - 121,750 shares had been issued upon exercise of options granted under the plan;

    - a grant of 15,000 shares of restricted stock had been made under the plan; and

    - options for the purchase of 395,650 shares that were granted under the plan had been cancelled.

    3,062,450 shares of common stock remained available for the grant of awards under the plan as of September 30, 1999. No participant in our stock incentive plan may, in any year, be granted options or restricted stock awards with respect to more than 100,000 shares of common stock.

    The compensation committee administers our stock incentive plan and has the authority to make all determinations required under our stock incentive plan, including the eligible persons to whom, and the time or times at which, options or restricted stock awards may be granted, the exercise price or purchase price (if any) of each option or restricted stock award, whether each option is intended to qualify as an incentive stock option or a nonqualified stock option, and the number of shares subject to each option or restricted stock award. The compensation committee also has authority to:

    - interpret our stock incentive plan;

    - determine the terms and provisions of the option or restricted stock award instruments; and

    - make all other determinations necessary or advisable for administration of our stock incentive plan.

    The committee has authority to prescribe, amend, and rescind rules and regulations relating to our stock incentive plan. The exercise price of options granted under our stock incentive plan shall not be less than 100% of the fair market value of the common stock on the date of grant, or 110% in the case of incentive stock options issued to an employee who at the time of grant owns more than 10% of the total combined voting power of all classes of iBasis stock. The options become exercisable at such time or times, during such periods, and for such numbers of shares as shall be determined by the compensation committee and expire after a specified period that may not exceed ten years from the date of grant.

    The compensation committee may, in its discretion, provide for the acceleration of one or more outstanding options and the vesting of unvested shares held as restricted stock awards upon occurrence of a change of control of iBasis.

    In the event of a merger, consolidation, or sale, transfer, or other disposition of all or substantially all of our assets, the compensation committee may, in its discretion, provide for the automatic acceleration of one or more outstanding options that are assumed or replaced and do not otherwise accelerate by reason of the transaction. In addition, the compensation committee may similarly provide for the termination of any of our repurchase rights that may be assigned in connection with the merger, consolidation, or sale, transfer, or other disposition of all or substantially all of our assets, in the event that a holder of restricted stock's employment, directorship or consulting or advising relationship should subsequently terminate following the transaction.

    The board of directors may amend, modify, suspend or terminate our stock incentive plan at any time, subject to applicable law and the rights of holders of outstanding options and restricted rights awards. Our stock incentive plan will terminate on August 11, 2007, unless the board of directors terminates it prior to that time.

1999 EMPLOYEE STOCK PURCHASE PLAN

    In September 1999, our board of directors and stockholders approved the 1999 iBasis, Inc. employee stock purchase plan, which enables eligible employees to acquire shares of our common stock through payroll deductions. Our employee stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The initial public offering period will start on the date of this prospectus and will end on June 30, 2000, unless otherwise determined by the board of directors. Subsequent offerings under the employee stock purchase plan are planned to start on January 1 and July 1 of each year and end on June 30 and December 31 of each year. During each offering period, an eligible employee may select a rate of payroll deduction of from 1% to 10% of compensation, up to an aggregate of $12,500 in any offering period. The purchase price for our common stock purchased under our employee stock purchase plan is 85% of the lesser of the fair market value of the shares on the first or last day of the offering period. An aggregate of 500,000 shares of common stock have been reserved for issuance under the employee stock purchase plan.

                              CERTAIN TRANSACTIONS

PREVIOUS CAPITAL STOCK FINANCINGS

    Between February 1997 and July 1999, we sold an aggregate of 1,500,000 shares of our Class B common stock and 13,556,603 shares of our preferred stock for cash. All of these shares of Class B common stock and preferred stock will automatically convert into an aggregate of 17,556,603 shares of Class A common stock, which will subsequently convert into the same number of shares of common stock, without further action on our part or the holders of such stock, upon the completion of this offering. See "Principal Stockholders" for more information regarding our securities which are held by our directors and officers and the holders of 5% or more of the outstanding common stock.

    CLASS A COMMON STOCK. In August 1996, we issued 6,000,000 shares of our Class A common stock to Ofer Gneezy at a price of $.001 per share, for a total cash consideration to us of $50. The 6,000,000 shares reflect both a 40-for-1 stock split in February 1997, and a 2-for-1 stock dividend in December 1997. Mr. Gneezy is our President and Chief Executive Officer and a director.

    CLASS B COMMON STOCK. In February, March and April 1997, we issued 1,500,000 shares of our Class B common stock to a number of independent investors and our founders at a purchase price of $0.33 per share, for a total cash consideration to us of approximately $500,000. In this transaction, we sold 300,000 shares of Class B common stock to the Charles N. Corfield Trust, 15,000 shares to Ofer Gneezy, 15,000 shares to Gordon J. VanderBrug, 150,000 shares to Elka, Ltd., 150,000 shares to Henry Meester, Jr., 240,000 shares to Porky Partners L.L.C., 150,000 shares to Providence Investment Company Limited, 150,000 shares to David J. Roux and 300,000 shares to the Melvin C. VanderBrug Trust. An additional 30,000 shares were sold to an independent investor. Charles
N. Corfield, the sole trustee of the Charles N. Corfield Trust, is a director of iBasis. Mr. VanderBrug is our Executive Vice President and a director. All of the outstanding Class B common stock will automatically, and without further action on our part or the holders of such stock, convert into Class A common stock on a share-for-share basis upon the completion of this offering.

    SERIES A PREFERRED STOCK. In October, November and December 1997, and March and June 1998, subject to commitments made in 1997, we issued an aggregate of 1,250,000 shares of Series A preferred stock to a number of independent investors and our founders at a purchase price of $3.00 per share for a total cash consideration to us of approximately $3.75 million. In these transactions, we sold 200,000 shares of Series A preferred stock to the Charles N. Corfield Trust, 3,333 shares to Ofer Gneezy, 25,000 shares to Henry Meester, Jr., 25,000 shares to the Melvin C. VanderBrug Trust, 16,667 shares to David J. Roux, 333,333 shares to Seruus Telecom Fund, L.P., 16,500 shares to Elka, Ltd., 278,084 shares to Bain Securities, Inc., 278,084 shares to Sunapee
Securities, Inc. and 1,667 shares to Gordon J. VanderBrug. An additional 72,332 shares of Series A preferred stock were sold to other independent investors, including two stockholders of iBasis. Mr. Houser, a director of iBasis, is the chairman and a managing director of Seruus Ventures, LLC, an affiliated entity of Seruus Telecom Fund, L.P. All of the outstanding Series A preferred stock will automatically, and without further action on our part or the holders of such stock, convert into Class A common stock upon the completion of this offering on the basis of three shares of Class A common stock for each share of Series A preferred stock.

    SERIES B PREFERRED STOCK. On August 26, 1998, we issued 6,562,500 shares of Series B preferred stock to a number of independent investors, our founders and certain existing shareholders at a purchase price of $1.60 per share, for a total cash consideration to us of approximately $10.5 million. In this transaction, we sold 56,578 shares of Series B preferred stock to Charles River VIII-A LLC, 3,068,422 shares to Charles River Partnership VIII, LP, 100,000 shares to the Charles N. Corfield Trust, 5,000 shares to Ofer Gneezy, 19,100 shares to David J. Roux, 62,500 shares to Charles S. Houser, 12,500 shares to Michael J. Hughes, 125,960 shares to Menlo Entrepreneurs Fund VII, L.P., and 2,999,040 shares to Menlo Ventures VII, L.P. An additional 113,400 shares of Series B preferred stock were sold to other independent investors, including six stockholders of iBasis. Izhar Armony, a director of iBasis, is a partner at Charles River Ventures, an affiliated entity of Charles River VIII-A LLC and Charles River Partnership VIII, LP. Michael J. Hughes is the Vice President, Finance and Chief Financial Officer of iBasis. John Jarve, a director of iBasis, is a principal and managing director of Menlo Ventures, an affiliated entity of Menlo Entrepreneurs Fund VII, L.P. and Menlo Ventures VII, L.P. All of the outstanding Series B preferred stock will automatically, and without further action on our part or the holders of such stock, convert into Class A common stock on a share-for-share basis upon the completion of this offering.

    SERIES C PREFERRED STOCK. In July 1999, we issued 5,744,103 shares of Series C preferred stock to a number of independent investors, our founders and certain existing shareholders at a purchase price of $4.37 per share, for a total cash consideration to us of approximately $25.1 million. In this transaction, we sold 4,577 shares of Series C preferred stock to Ofer Gneezy, 4,577 shares to Michael J. Hughes, 23,000 shares to Elka, Ltd., 114,416 shares to the Charles N. Corfield Trust, 53,432 shares to Porky Partners II, L.L.C., 37,500 shares to Charles S. Houser, 12,429 shares to Charles River VIII-A LLC, 114,416 shares to Dirigo Partners, L.L.C., an affiliate of David J. Roux, 674,071 shares to Charles River Partnership VIII, LP, 121,234 shares to the Melvin C. VanderBrug Trust, 658,829 shares to Menlo Ventures VII, L.P., 27,671 shares to Menlo Entrepreneurs Fund VII, L.P., 517,784 shares to New Media Investors III, LLC, 1,888,010 shares to TCV III (Q), L.P., an aggregate of 171,487 shares to affiliates of TCV III(Q), 1,137,761 shares to Integral Capital Partners IV, L.P. and 6,404 shares to one of its affiliates. An additional 176,505 shares of Series C preferred stock were sold to other independent investors, including eight stockholders of iBasis. All of the outstanding
Series C preferred stock will automatically, and without further action on our part or the holders of such stock, convert into Class A common stock on a share-for-share basis upon the closing of the offering.

    RIGHTS AND RESTRICTIONS OF CLASS B COMMON STOCK AND PREFERRED STOCK.

    When the outstanding Class B common stock and Series A, Series B and
Series C preferred stock convert into Class A common stock, and the outstanding Class A common stock converts into common stock, upon the completion of this offering, all rights and restrictions of the Class A and Class B common stock and the Series A, Series B and Series C preferred stock, including any redemption rights and special voting rights, will terminate and be of no further force and effect. Notwithstanding the conversion, the original holders of the Series A, Series B and Series C preferred stock will be entitled to "piggyback" and certain demand registration rights with respect to the shares of common stock into which the Series A, Series B and Series C preferred stock convert. See "Description of Capital Stock--Registration Rights."

CHANGE IN CONTROL ARRANGEMENTS AND INDEMNIFICATION

    Our certificate of incorporation limits the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by Delaware law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our by-laws provide that we may indemnify our directors and officers to the fullest extent permitted by Delaware law.

    Provisions in our employment agreements with Messrs. Gneezy and VanderBrug are triggered upon a change in control of iBasis. In general, a "change in control" is defined to mean a merger, consolidation or similar transaction in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a new person, or upon the sale, transfer or other disposition of all or substantially all of our assets to one or more persons. Under each agreement, immediately prior to a change in control, each stock option and restricted share held by the officer shall immediately vest and become exercisable.

    Provisions in our employment agreements with Messrs. Henson and Hughes are also triggered upon a change in control of iBasis. Under each agreement, if within the six month period following the occurrence of an acquisition or change in control, the company terminates the employment of the officer without cause, or the officer terminates his employment with "good reason," then he shall be entitled to the continuation of his salary and health benefits for a period of nine months from the date of his termination. In general, "good reason" is defined to mean any material change in the compensation, position or responsibilities of the officer that is, taken as a whole, inconsistent with their respective positions held prior to the change in control. Further, upon any such termination each option to acquire our capital stock held by the officer shall immediately vest and become exercisable.

    Each of the nonemployee members of our board of directors, including Messrs. Armony, Houser, Jarve, Corfield, and Maginn, received an option to purchase 40,000 shares of common stock. Each of Mr. Redfield and Mr. Skibo, nonemployee members of our board of directors, received an option to purchase 80,000 shares of common stock. The vesting of each of the options will accelerate by 12 months (or 25% of the total grant) in the event of a change in control of iBasis, as defined in the option agreements. See "Management--Director Compensation."

FUTURE TRANSACTIONS

    We believe all of the transactions set forth above that we consummated with parties that may be deemed to be affiliated with us were made on terms no less favorable to us than could have been obtained from unaffiliated third-parties. We will require that all future transactions with parties affiliated with us, including loans between us and our officers, directors, principal stockholders and their affiliates, be approved by a majority of the board of directors, including a majority of independent and disinterested directors, and that such transactions be on terms no less favorable to us than could be obtained from unaffiliated third-parties.

    For a description of other transactions and employment and other arrangements between us and our directors and executive officers, see "Management--Director Compensation" and "--Employment Agreements."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of common stock as of September 30, 1999, on a pro forma as adjusted basis to reflect the automatic conversion upon completion of this offering of the outstanding shares of the Class B common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock into an aggregate of 17,556,603 shares of Class A common stock and the subsequent automatic conversion of all outstanding shares of Class A common stock into 23,738,353 shares of common stock, by:

    - each person or entity we know owns beneficially more than 5% of our common stock;

    - each of our directors;

    - each of our executive officers named in the summary compensation table;
      and

    - all executive officers and directors as a group.

    The numbers set forth in the following table assume the underwriters do not exercise their over-allotment option. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of July 31, 1999 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Unless otherwise indicated, the address for each of the following stockholders is c/o iBasis, Inc., 20 Second Avenue, Burlington, Massachusetts, 01803.

                                                                                     PERCENTAGE OF
                                                                                  SHARES BENEFICIALLY
                                                                                         OWNED
                                                                                  -------------------
                                                              NUMBER OF SHARES     BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED   OFFERING   OFFERING
------------------------                                     ------------------   --------   --------
Charles River Partnership VIII, LP and affiliated
  entities(1)..............................................       3,811,500        16.1%       12.5%
Izhar Armony(1)............................................       3,811,500        16.1%       12.5%
Menlo Ventures VII, L.P. and affiliated entities(2)........       3,811,500        16.1%       12.5%
John Jarve(2)..............................................       3,811,500        16.1%       12.5%
Ofer Gneezy(3).............................................       3,769,576        15.9%       12.3%
Technology Crossover Ventures and affiliated entities(4)...       2,059,497        8.72%        6.7%
Gordon J. VanderBrug(5)....................................       1,836,251         7.7%        6.0%
Robert Maginn(6)...........................................       1,513,784         6.4%        5.0%
G.J. & C.E. VanderBrug Family Limited Partnership..........       1,317,345         5.5%        4.3%
Charles N. Corfield(7).....................................       1,114,416         4.7%        3.6%
Charles S. Houser(8).......................................       1,099,999         4.6%        3.6%
Seruus Telecom Fund, L.P...................................         999,999         4.2%        3.3%
Michael J. Hughes(9).......................................          72,702         *              *
John G. Henson, Jr.(10)....................................          55,625         *              *
Carl Redfield..............................................               0         *              *
Charles M. Skibo...........................................               0         *              *
All directors and executive officers as a group (11
  persons)(11).............................................      17,085,353        71.6%       55.7%

------------------------

  * Represents less than 1% of the outstanding shares of common stock.

 (1) Consists of 3,742,493 shares held by Charles River Partnership VIII, LP and 69,007 shares held by Charles River VIII-A, LLC. Mr. Armony, one of our directors, is a partner of Charles River Ventures, an affiliate of Charles River Partnership VIII, LP and Charles River VIII-A, LLC.

    Mr. Armony disclaims beneficial ownership of the shares held by the entities affiliated with Charles River Ventures, except to the extent of his pecuniary interest therein. The address for Mr. Armony and Charles River Ventures is 1000 Winter Street, Suite 3300, Waltham, Massachusetts, 02451.

 (2) Consists of 3,657,869 shares held by Menlo Ventures VII, L.P. and 153,631 shares held by Menlo Entrepreneurs Fund VII, L.P. Mr. Jarve, one of our directors, is managing director of MV Management VII, LLC, the general partner of Menlo Ventures VII, L.P. and Menlo Entrepreneurs Fund VII, L.P. Mr. Jarve disclaims beneficial ownership of the shares held by the entities affiliated with Menlo Ventures, except to the extent of his pecuniary interest therein. The address for Mr. Jarve and Menlo Ventures is 3000 Sand Hill Road, Building 4, Suite 100, Menlo Park, California 94025.

 (3) Includes 15,000 shares of common stock issuable upon exercise of options within 60 days of September 30, 1999. Also includes 50,000 shares held by The Ofer Gneezy 1999 Family Trust for the benefit of Mr. Gneezy's children. Mr. Gneezy disclaims beneficial ownership of the shares held by The Ofer Gneezy 1999 Family Trust. Mr. Gneezy is our President, CEO and one of our directors.

 (4) Consists of 14,955 shares held by TCV III (GP), 71,034 shares held by TCV III, L.P., 1,888,010 shares held by TCV III (Q), L.P. and 85,498 shares held by TCV III Strategic Partners, L.P. (collectively, the "TCV Funds"). Jay C. Hoag and Richard H. Kimball are the sole managing members of Technology Crossover Management III, L.L.C. ("TCM III"), the general partner of each of the TCV Funds. Consequently, TCM III and Messrs. Hoag and Kimball may each be deemed to beneficially own all of the shares held by the TCV Funds. TCM III and Messrs. Hoag and Kimball each disclaim beneficial ownership of such shares, except to the extent of their respective pecuniary interest in those shares. The address for each of these entities is 575 High Street, Suite 400, Palo Alto, California 94301.

 (5) Includes 11,250 shares of common stock issuable upon exercise of options within 60 days of September 30, 1999. Also includes 1,317,345 shares held by the G.J. & C.E. VanderBrug Family Limited Partnership. Dr. VanderBrug disclaims beneficial ownership of the shares held by the G.J. & C.E. VanderBrug Family Limited Partnership, except to the extent of his pecuniary interest therein. Does not include 37,865 shares of common stock held by Dr. VanderBrug's spouse. Dr. VanderBrug disclaims beneficial ownership of the shares held by his spouse. Dr. VanderBrug is our Executive Vice President and one of our directors.

 (6) Consists of 996,000 shares held by Sunapee Securities, Inc. and 517,784 shares held by New Media Investors III, LLC. Mr. Maginn, one of our directors, is a director of Bain & Co., Inc., an affiliate of Sunapee Securities, Inc. and New Media Investors III, LLC. Mr. Maginn disclaims beneficial ownership of the shares held by the entities affiliated with Bain & Co., Inc., except to the extent of his pecuniary interest therein. The address for Mr. Maginn and Bain & Co., Inc. is Two Copley Place, Boston, Massachusetts 02116.

 (7) Consists of 1,114,416 shares held by the Charles N. Corfield Trust u/a/d 12/19/91, a revocable trust of which Mr. Corfield is the sole trustee. Mr. Corfield is one of our directors.

 (8) Consists of 999,999 shares held by Seruus Telecom Fund, L.P. and 100,000 shares held by Mr. Houser, individually. Mr. Houser, one of our directors, is the managing director of Seruus Ventures, an affiliate of Seruus Telecom Fund, L.P. Mr. Houser disclaims beneficial ownership of the shares held by Seruus Telecom Fund, L.P., except to the extent of his pecuniary interest therein.

 (9) Includes 55,625 shares of common stock issuable upon the exercise of options within 60 days of September 30, 1999. Mr. Hughes is our Vice President, Finance and our Chief Financial Officer.

(10) Consists entirely of 55,625 shares of common stock issuable upon the exercise of options within 60 days of September 30, 1999. Mr. Henson is our Vice President, Engineering & Operations.

(11) Includes 137,500 shares of common stock issuable upon exercise of options within 60 days of September 30, 1999 and certain shares held by affiliates of such directors and executive officers.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, our authorized capital stock will consist of 85,000,000 shares of common stock and 15,000,000 shares of preferred stock, each having a par value of $0.001 per share.

COMMON STOCK


    As of September 30, 1999, there were 23,738,353 shares of common stock outstanding and held of record by 91 stockholders, after giving effect to the conversion of all outstanding shares of Series A, Series B, and Series C convertible preferred stock and Class B common stock into Class A common stock and the subsequent conversion of all outstanding shares of Class A common stock into common stock upon the completion of this offering. Based upon the number of shares of common stock outstanding as of that date and giving effect to the issuance of the shares of common stock offered hereby (assuming no exercise of the underwriters' over-allotment option), there will be 30,538,353 shares of common stock outstanding upon the closing of this offering.


    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the net assets of our company available after the payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. After the completion of this offering, there will be no shares of preferred stock outstanding.

COMMON STOCK WARRANTS

    As of the date of this prospectus, we had warrants outstanding to purchase a total of 58,125 shares of common stock, all of which are currently exercisable. All of these warrants were issued to TLP Leasing Programs, Inc., an equipment financing company, in connection with the establishment of master equipment financing relationships. The first of these warrants enables its holder to purchase a total of 20,625 shares of common stock at an exercise price of $1.00 per share. This warrant was issued in September 1997 and expires on September 9, 2007. The second warrant enables its holder to purchase a total of 37,500 shares of common stock at an exercise price of $1.00 per share. This warrant was issued in June 1998 and expires on June 7, 2008. The warrants provide their holders with certain rights to the registration of the shares of common stock issuable upon exercise of the warrants. See "Description of Capital Stock--Registration Rights."

PREFERRED STOCK

    The board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 15,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences and rights, and any qualifications, limitations or restrictions thereof, of the shares of each such series, including the number of shares constituting any such series and the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences thereof. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of iBasis. We have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

    The holders of approximately 16,056,603 shares of common stock, as converted, will have demand registration rights with respect to those shares under the Securities Act as of the date of this prospectus. We granted such rights under the terms of a registration rights agreement, dated as of July 12, 1999, to investors that participated in our preferred stock financings, some of whom are affiliates or directors of us. If requested to do so by holders of at least 30% of the holders of our common stock upon the conversion of any or all of our Series A preferred stock, Series B preferred stock or Series C preferred stock, we will be required, subject to limitations relating to the timing of the request, to file a registration statement under the Securities Act covering all registrable shares, having a market value of at least $1.0 million, requested to be included. We are required to effect up to two such demand registrations. A stockholder may not request a registration prior to June 30, 2001 or during the 180-day period following our initial public offering. We will bear all fees, costs and expenses of any of these demand registrations other than underwriting discounts and commissions. Once we are eligible to register shares using a short-form registration statement, we will be required, if requested to do so by holders of at least 20% of the registrable shares then outstanding, to register shares having a market value of at least $1.0 million.

    We have the right to delay any registration requests for a period not to exceed 90 days in any 12-month period where registration, in the judgment of our board of directors, would have an adverse impact on transactions being pursued by us. We will bear all fees, costs and expenses of any of these demand registrations other than underwriting discounts and commissions.

    In addition, under the agreement described above, holders of registrable shares have piggyback registration rights. If we propose to register any of our securities under the Securities Act other than in connection with our employee benefit plans or a corporate reorganization, then, subject to limitations based on the number of shares to be registered and the terms on which they are to be sold, the holders of registrable shares may require us to include all or a portion of their shares in such registration, although the managing underwriter of any such offering has the right to limit the number of shares in such registration. We will bear all fees, costs and expenses of such registrations other than underwriting discounts and commissions.

    The warrants we have issued to TLP Leasing Programs, Inc. to purchase 58,125 shares of common stock contain registration rights that require us to give notice to the holder of these warrants of our intention to file a registration statement relating to the common stock. We are required to use our best efforts to register all of the registrable shares, subject to the rights of the managing underwriter of a particular offering to cut-back the number of shares being registered, that the holder of the warrants requests. We will bear all fees, costs and expenses of such registrations other than underwriting discounts, commissions and the legal fees of the warrant holder. The rights of TLP Leasing Programs, Inc. to have its common stock included in the registration statement of which this prospectus is a part have lapsed.

DELAWARE LAW AND CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a certain period of time. That period is three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

    Our certificate of incorporation and by-laws provide for the division of the board of directors into three classes, as nearly equal in size as possible, with each class beginning its three-year term in different years. See "Management-Executive Officers and Directors." A director may be removed only for cause by the vote of a majority of the shares entitled to vote for the election of directors.

    Our by-laws provide that for nominations for the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the matter in writing to our secretary. To be timely, a notice of nominations or other business to be brought before an annual meeting must be delivered between 120 days and 150 days prior to date one year after the date of the preceding year's proxy statement. If the date of the current year's annual meeting is more than 30 days before or 60 days after such anniversary, or if no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, a stockholder's notice will be timely if it is delivered not earlier than 90 days prior to the current year's annual meeting and not later than 60 days prior to the annual meeting or 10 days following the date on which public announcement of the date of the annual meeting is first made by us, whichever is later. With respect to special meetings, notice must generally be delivered not more than 90 days prior to such meeting and not later than 60 days prior to such meeting or 10 days following the day on which public announcement of the date of the annual meeting is first made by us, whichever is later. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

    Our certificate of incorporation empowers the board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include:

    - comparison of the proposed consideration to be received by stockholders in relation to the market price of our capital stock, the estimated current value of our company in a freely negotiated transaction and the estimated future value of our company as an independent entity;

    - the impact of such a transaction on our employees, suppliers and customers and its effect on the communities in which we operate; and

    - the impact of such a transaction on our unique corporate culture and atmosphere.

    The provisions described above could make it more difficult for a third-party to acquire, or discourage a third-party from acquiring control of our company.

    Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders may be taken only at duly called annual or special meetings of the stockholders, and that special meetings may be called only by the chairman of the board of directors, a majority of the board of directors or our president. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the common stock. These provisions may also discourage another person or entity from making a tender offer to our stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable call a special meeting of the stockholders or to take action by written consent. As a result, any desired actions they would like to take, such as electing new directors or approving a merger, would have to wait until the next duly called stockholders meeting.

    The Delaware General Corporation Law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The certificate of incorporation requires the affirmative vote of the holders of at least 67% of our outstanding voting stock to amend or repeal any of the provisions our certificate of incorporation described above, or to reduce the number of authorized shares of common stock and preferred stock. The 67% vote is also required to amend or repeal any of the provisions of our by-laws that are described above. Our by-laws may also be amended or repealed by a majority vote of the board of directors. The 67% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the common stock is EquiServe.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have outstanding 30,596,478 shares of common stock assuming the exercise of all outstanding stock purchase warrants but no exercise of the underwriters' over-allotment option and no exercise of outstanding options under our stock incentive plans or other agreements. Of these shares, the 6,800,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by an existing "affiliate" of ours, as such term
is defined by Rule 144 under the Securities Act. The remaining       shares and
any shares purchased by affiliates in this offering, will be "restricted shares" as defined in Rule 144.

    In addition, substantially all of our option holders, warrant holders and stockholders, and all of our officers and directors, have agreed under written "lock-up" agreements not to sell any shares of common stock for 180 days after the date of this prospectus without the prior written consent of BancBoston Robertson Stephens Inc. See "Underwriting."

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who owns shares that were purchased from us or any affiliate at least one year previously, including a person who may be deemed an affiliate of us, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of the common stock which will equal
      approximately       shares immediately after the completion of this
      offering; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

    Sales under Rule 144 must be made with the required notice and the availability of current public information about us.

    Any person or persons whose shares are aggregated, who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us or any affiliate at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements, or notice requirements.

RULE 701

    Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisers prior to this offering. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by:

    - persons other than affiliates, in ordinary brokerage transactions, and

    - by affiliates under Rule 144 without compliance with its one-year holding requirement.

SALES OF RESTRICTED SHARES

    As a result of the foregoing regulations, beginning 90 days after the closing of this offering, we expect that:

    - 2,850,751 shares of common stock will be eligible for resale without restriction under Rule 144(k) or Rule 701, of which 2,663,247 shares are subject to lock-up agreements;

    - upon the expiration of the lock-up agreements 180 days after the date of this prospectus, an additional 15,143,499 shares of common stock, including 14,916,999 shares of common stock held by affiliates of ours, will become eligible for sale under Rule 144, subject to the volume and other limitations of such rule;

    - 5,467,747 shares of common stock will be eligible for sale under Rule 144 beginning on July 12, 2000 and 276,356 shares of common stock will be eligible for sale under Rule 144 beginning on July 16, 2000.

    - in addition, 58,125 shares of common stock acquired pursuant to the exercise of warrants will be eligible for sale one year from the date the warrants are exercised.

    We have agreed not to offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the representative of the Underwriters, subject to certain limited exceptions. See "Underwriting."

    After the completion of this offering, the holders of 16,056,603 shares of common stock or their transferees would be entitled to have their shares registered under the Securities Act. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would cause such shares to be freely tradable without restriction under the Securities Act, except for shares purchased by affiliates immediately upon the effectiveness of such registration, which could result in some of such shares becoming eligible for sale in advance of the date set forth above.

    In addition, we intend to file one or more registration statements under the Securities Act covering the 5,700,000 shares of common stock covered by the 1997 Stock Incentive Plan. See "Management--1997 Stock Incentive Plan." Such registration statements are expected to be filed within 90 days after the date of this prospectus and will automatically become effective upon filing. Following such filing, shares registered under such registration statements will, subject to the 180-day lock-up agreements described above and Rule 144 volume limitations applicable to affiliates, be available for sale in the open market upon the exercise of vested options 90 days after the effective date of this prospectus. As of September 30, 1999, options to purchase an aggregate of 2,500,800 shares were issued and outstanding under the 1997 Stock Incentive Plan.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Hambrecht & Quist LLC and U.S. Bancorp Piper Jaffray Inc., have severally agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
BancBoston Robertson Stephens Inc...........................
Hambrecht & Quist LLC.......................................
U.S. Bancorp Piper Jaffray Inc..............................

                                                              ---------

    Total...................................................  6,800,000
                                                              =========

    The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that
price less a concession of not in excess of $           per share, of which $
may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. This reduction shall not change the amount of proceeds to be received by us as stated on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    OVER-ALLOTMENT OPTION. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 1,020,000 additional shares of common stock at the same price per share as we will receive for the 6,800,000 shares that the underwriters have agreed to purchase. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table bears to the 6,800,000 shares of common stock offered in this offering. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the 6,800,000 shares offered in this offering are being sold. We will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering. If such option is exercised in full, the total public offering price, underwriting discounts and
commissions and proceeds to us will be $           , $           and $
  , respectively.

    INDEMNITY. The underwriting agreement contains covenants of indemnity among the underwriters and us against various civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    LOCK-UP AGREEMENTS. Each executive officer, director, director-nominee, and a substantial majority of our stockholders, agreed with the representatives for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock, owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancBoston Robertson
Stephens Inc. BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

    FUTURE SALES. In addition, we have agreed that during the 180 days after the date of this prospectus we will not, subject to certain exceptions, without the prior written consent of BancBoston Robertson Stephens Inc. (i) consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period or (ii) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than the sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options or warrants and the issuance of options under our existing stock option and incentive plans, provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

    LISTING. We have applied to have the common stock approved for quotation on the Nasdaq National Market under the symbol "IBAS."

    NO PRIOR PUBLIC MARKET. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between us and the representatives of the underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    STABILIZATION. The representatives of the underwriters have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    DIRECTED SHARE PROGRAM. At our request, the underwriters have reserved up to 340,000 shares of common stock to be issued by us and offered for sale in this offering, at the initial public offering price, to our directors, officers, employees, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this offering.

                                 LEGAL MATTERS

    Bingham Dana LLP, Boston, Massachusetts will pass upon the validity of the common stock offered in this offering. The descriptions of the regulatory requirements under the Communications Act of 1934, as amended, regulations thereunder and state regulations set forth under "Risk Factors--Risks Related to the Internet and Internet Telephony Industry" and "Business--Government Regulation" have been included under the authority of Swidler Berlin Shereff Friedman, LLP, Washington, D.C. as experts in telecommunications law. Investors should not rely on Swidler Berlin Shereff Friedman, LLP with respect to any other matters. Also, Hale and Dorr LLP, Boston, Massachusetts will pass upon certain legal matters in connection with this offering for the underwriters. Three attorneys at Bingham Dana LLP own, in the aggregate, 13,729 shares of our common stock.

                                    EXPERTS

    Our consolidated balance sheets at December 31, 1997 and 1998, September 30, 1999 and for the period from inception (August 2, 1996) to December 31, 1996, the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 included in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules thereto. For further information with respect to our Company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to herein, where that contract is an exhibit to the registration statement, are qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules thereto, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60601, and 7 World Trade Center, 13(th) Floor, New York, NY 10048. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission's website (http://www.sec.gov).

                                  IBASIS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                 PAGE
                                                              -----------

Report of Independent Public Accountants....................          F-2

Consolidated Balance Sheets as of December 31, 1997 and
  1998, September 30, 1999
  and Pro Forma September 30, 1999..........................          F-3

Consolidated Statements of Operations for the Period from
  Inception (August 2, 1996) to December 31, 1996, for the
  Years Ended December 31, 1997 and 1998 and for the Nine
  Months Ended September 30, 1998 (Unaudited) and 1999......          F-4

Consolidated Statements of Redeemable Convertible Preferred
  Stock and Stockholders' Equity (Deficit) for the Period
  from Inception (August 2, 1996) to December 31, 1996, for
  the Years Ended December 31, 1997 and 1998 and for the
  Nine Months Ended September 30, 1999 and Pro Forma
  September 30, 1999........................................          F-5

Consolidated Statements of Cash Flows for the Period from
  Inception (August 2, 1996) to December 31, 1996, for the
  Years Ended December 31, 1997 and 1998 and for the Nine
  Months Ended September 30, 1998 (Unaudited) and 1999......          F-6

Notes to Consolidated Financial Statements..................          F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To iBasis, Inc.:

    We have audited the accompanying consolidated balance sheets of iBasis, Inc. (a Delaware corporation) (formerly VIP Calling, Inc.) and subsidiaries as of December 31, 1997 and 1998 and September 30, 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the period from inception (August 2, 1996) to December 31, 1996 and the years ended
December 31, 1997 and 1998 and for the nine months ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iBasis, Inc. and subsidiaries as of December 31, 1997 and 1998 and September 30, 1999, and the results of their operations and their cash flows for the period from inception (August 2, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
October 19, 1999

                                  IBASIS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                              SEPTEMBER 30, 1999
                                                                      DECEMBER 31,         -------------------------
                                                                ------------------------                  PRO FORMA
                                                                   1997         1998         ACTUAL      (NOTE 1(C))
                                                                ----------   -----------   -----------   -----------
                                                        ASSETS
  Current assets:
    Cash and cash equivalents.................................  $1,688,993   $ 7,399,451   $15,983,033   $15,983,033
    Accounts receivable, net of allowance for doubtful
      accounts of approximately $0 and $127,000 at December
      31, 1997 and 1998, and $560,000 at September 30, 1999...      29,820     1,084,623     3,440,434     3,440,434
    Prepaid expenses and other current assets.................      73,382       245,644       815,630       815,630
                                                                ----------   -----------   -----------   -----------
          Total current assets................................   1,792,195     8,729,718    20,239,097    20,239,097
                                                                ----------   -----------   -----------   -----------
  Property and equipment, at cost:
    Network equipment.........................................     438,054     3,113,885     4,247,096     4,247,096
    Equipment under capital lease.............................     199,696       343,990     9,654,983     9,654,983
    Leasehold improvements....................................       9,921       311,792     1,558,308     1,558,308
    Computer software.........................................      14,721       145,626       570,280       570,280
    Furniture and fixtures....................................       9,983        44,555       127,679       127,679
                                                                ----------   -----------   -----------   -----------
                                                                   672,375     3,959,848    16,158,346    16,158,346
    Less--Accumulated depreciation and amortization...........     (18,554)     (239,637)   (2,111,341)   (2,111,341)
                                                                ----------   -----------   -----------   -----------
                                                                   653,821     3,720,211    14,047,005    14,047,005
  Other Assets................................................      71,972       321,932     1,898,110   $ 1,898,110
                                                                ----------   -----------   -----------   -----------
                                                                $2,517,988   $12,771,861   $36,184,212   $36,184,212
                                                                ==========   ===========   ===========   ===========
                LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
  Current liabilities:
    Accounts payable..........................................  $  251,706   $ 3,752,974   $ 3,468,334   $ 3,468,334
    Accrued expenses..........................................     103,976       483,539     3,395,725     3,395,725
    Capital lease obligations, current portion................      67,986       251,890     2,577,059     2,577,059
                                                                ----------   -----------   -----------   -----------
          Total current liabilities...........................     423,668     4,488,403     9,441,118     9,441,118
                                                                ----------   -----------   -----------   -----------
  Capital lease obligations, net of current portion...........     123,358       212,679     7,129,662     7,129,662
  Minority interest (Note 4)..................................          --        49,000            --            --
  Commitments (Note 8)
  Redeemable convertible preferred stock:
    Series B, $.001 par value--
      Authorized--6,875,000 shares
      Issued and outstanding--6,562,500 shares at
        December 31, 1998 and September 30, 1999; no shares
        pro forma (stated at redemption value)................          --    10,719,205    11,191,705            --
    Series C, $.001 par value--
      Authorized--5,775,000
      Issued and outstanding--no shares at December 31, 1997
        and 1998; 5,744,103 at September 30, 1999; no shares
        pro forma (stated at redemption value)................          --            --    25,415,512            --
  Stockholders' equity (deficit):
    Series A convertible preferred stock, $.001 par value--
      Authorized--1,256,875 shares
      Issued and outstanding--805,250 shares at December 31,
        1997; 1,250,000 shares at December 31, 1998 and
        September 30, 1999 (preference in liquidation of
        $3,750,000); no shares pro forma......................         805         1,250         1,250            --
    Common stock, $.001 par value--
      Authorized--no shares at December 31, 1997 and 1998 and
        September 30, 1999; 85,000,000 shares pro forma.......
      Issued and outstanding--none at December 31, 1997 and
        1998 and September 30, 1999, 23,738,353 pro forma.....          --            --            --        23,738
    Class A common stock, $.001 par value--
      Authorized--30,000,000 shares
      Issued and outstanding--6,060,000 shares at
        December 31, 1997 and 1998 and 6,181,750 at
        September 30, 1999 (preference in liquidation of
        $2,060,377); no shares pro forma......................       6,060         6,060         6,182            --
    Class B common stock, $.001 par value--
      Authorized--1,500,000 shares
      Issued and outstanding--1,500,000 shares at
        December 31, 1997 and 1998 and September 30, 1999
        (preference in liquidation of $499,950); no shares pro
        forma.................................................       1,500         1,500         1,500            --
    Additional paid-in capital................................   2,964,389     4,022,059     5,609,458    42,201,869
    Deferred Compensation.....................................          --            --    (2,349,568)   (2,349,568)
    Accumulated deficit.......................................  (1,001,792)   (6,728,295)  (20,262,607)  (20,262,607)
                                                                ----------   -----------   -----------   -----------
          Total stockholders' equity (deficit)................   1,970,962    (2,697,426)  (16,993,785)   19,613,432
                                                                ----------   -----------   -----------   -----------
                                                                $2,517,988   $12,771,861   $$36,184,212  $36,184,212
                                                                ==========   ===========   ===========   ===========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                  IBASIS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 PERIOD FROM
                                  INCEPTION
                                  (AUGUST 2,          YEARS ENDED              NINE MONTHS ENDED
                                   1996) TO           DECEMBER 31,               SEPTEMBER 30,
                                 DECEMBER 31,   ------------------------   -------------------------
                                     1996          1997         1998          1998          1999
                                 ------------   ----------   -----------   -----------   -----------
                                                                           (UNAUDITED)
Net revenue....................   $       --    $  127,425   $ 1,978,430   $   573,209   $11,817,291
Operating expenses:
  Data communications and
    telecommunications.........           --       186,587     2,729,980     1,238,813    12,818,596
  Research and development.....       76,152       317,992     1,887,403     1,128,394     4,406,412
  Selling and marketing........           --        97,463     1,160,448       668,385     3,567,297
  General and administrative...           --       453,617     1,155,666       639,497     2,594,909
  Depreciation and
    amortization...............           --        18,554       363,821       211,461     1,889,776
  Loss (gain) on disposal of
    property and equipment.....           --            --       531,129            --       (15,297)
                                  ----------    ----------   -----------   -----------   -----------
    Total operating expenses...       76,152     1,074,213     7,828,447     3,886,550    25,261,693
                                  ----------    ----------   -----------   -----------   -----------
    Loss from operations.......      (76,152)     (946,788)   (5,850,017)   (3,313,341)  (13,444,402)
Interest income................           --        17,490       179,270        75,701       303,621
Interest expense...............           --        (4,171)      (52,983)      (47,110)     (445,949)
Other income (expense), net....           --         7,829        (2,773)       (2,773)        3,418
Minority interest in loss of
  joint venture................           --            --            --            --        49,000
                                  ----------    ----------   -----------   -----------   -----------
    Net loss...................      (76,152)     (925,640)   (5,726,503)   (3,287,523)  (13,534,312)
Accretion of dividends on
  redeemable convertible
  preferred stock..............           --            --      (219,205)      (60,411)     (786,272)
                                  ----------    ----------   -----------   -----------   -----------
    Net loss applicable to
      common stockholders......   $  (76,152)   $ (925,640)  $(5,945,708)   (3,347,934)  (14,320,584)
                                  ==========    ==========   ===========   ===========   ===========
Net loss per share (Note 1(f)):
  Basic and diluted net loss
    per share..................   $    (0.01)   $    (0.15)  $     (0.99)  $     (0.56)  $     (2.36)
                                  ==========    ==========   ===========   ===========   ===========
  Basic and diluted weighted
    average common shares
    outstanding................    6,000,000     6,005,877     6,022,551     6,021,264     6,057,549
                                  ==========    ==========   ===========   ===========   ===========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                  IBASIS, INC.
     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                         STOCKHOLDERS' EQUITY (DEFICIT)

                                           SERIES B REDEEMABLE         SERIES C REDEEMABLE
                                               CONVERTIBLE                 CONVERTIBLE           SERIES A CONVERTIBLE
                                             PREFERRED STOCK             PREFERRED STOCK           PREFERRED STOCK
                                        -------------------------   -------------------------   ----------------------
                                        NUMBER OF     REDEMPTION    NUMBER OF     REDEMPTION    NUMBER OF    $.001 PAR
                                          SHARES        VALUE         SHARES        VALUE         SHARES       VALUE
                                        ----------   ------------   ----------   ------------   ----------   ---------
Initial capitalization (August 2,
  1996)...............................         --    $         --          --    $         --          --     $    --
  Net loss............................         --              --          --              --          --          --
                                        ----------   ------------   ----------   ------------   ----------    -------
Balance, December 31, 1996............         --              --          --              --          --          --
  Issuance of Class A common stock....         --              --          --              --          --          --
  Sale of Class B common stock, net of
    issuance costs of approximately
    $10,000...........................         --              --          --              --          --          --
  Sale of Series A convertible
    preferred stock, net of issuance
    costs of approximately $35,000....         --              --          --              --     805,250         805
  Net loss............................         --              --          --              --          --          --
                                        ----------   ------------   ----------   ------------   ----------    -------
Balance, December 31, 1997............         --              --          --              --     805,250         805
  Sale of Series A convertible
    preferred stock...................         --              --          --              --     444,750         445
  Sale of Series B redeemable
    convertible preferred stock, net
    of issuance costs of approximately
    $57,000...........................  6,562,500      10,500,000          --              --          --          --
  Accretion of dividends on Series B
    redeemable convertible preferred
    stock.............................         --         219,205          --              --          --          --
  Net loss............................         --              --          --              --          --          --
                                        ----------   ------------   ----------   ------------   ----------    -------
Balance, December 31, 1998............  6,562,500      10,719,205          --              --   1,250,000       1,250
                                        ----------   ------------   ----------   ------------   ----------    -------
Sale of Series C redeemable
  convertible preferred stock, net of
  issuance cost of approximately
  $50,100                                      --              --   5,744,103      25,101,740          --          --
Compensation expense related to
  employee stock option grant                  --              --          --              --          --          --
Exercise of Class A common stock
  options                                      --              --          --              --          --          --
Accretion of dividends on Series B
  redeemable convertible preferred
  stock                                        --         472,500          --              --          --          --
Accretion of dividends on Series C
  redeemable convertible preferred
  stock                                        --              --          --         313,772          --          --
Deferred compensation related to stock
  options                                      --              --          --              --          --          --
Amortization of deferred compensation          --              --          --              --          --          --
Net Loss                                       --              --          --              --          --          --
                                        ----------   ------------   ----------   ------------   ----------    -------
Balance, September 30, 1999             6,562,500      11,191,705   5,744,103      25,415,512   1,250,000       1,250
Pro forma conversion of preferred
  stock and Class B common stock to
  Class A common stock                  (6,562,500)   (10,500,000)  (5,744,103)   (25,101,740)  (1,250,000)    (1,250)
Pro forma conversion of Class A common
  stock into common stock                      --              --          --              --          --          --
Pro forma reclassification of
  dividends on Series B and Series C
  redeemable convertible preferred
  stock                                        --        (691,705)         --        (313,772)         --          --
Pro forma balance, September 30, 1999          --    $         --          --    $         --          --     $    --
                                        ==========   ============   ==========   ============   ==========    =======


                                                                            CLASS A                  CLASS B
                                              COMMON STOCK               COMMON STOCK              COMMON STOCK
                                        -------------------------   -----------------------   ----------------------   ADDITIONAL
                                         NUMBER OF     $.001 PAR     NUMBER OF    $.001 PAR   NUMBER OF    $.001 PAR     PAID-IN
                                          SHARES         VALUE        SHARES        VALUE       SHARES       VALUE       CAPITAL
                                        -----------   -----------   -----------   ---------   ----------   ---------   -----------
Initial capitalization (August 2,
  1996)...............................           --   $        --     6,000,000    $ 6,000           --     $    --    $    94,000
  Net loss............................           --            --            --         --           --          --             --
                                        -----------   -----------   -----------    -------    ----------    -------    -----------
Balance, December 31, 1996............           --            --     6,000,000      6,000           --          --         94,000
  Issuance of Class A common stock....           --            --        60,000         60           --          --          1,940
  Sale of Class B common stock, net of
    issuance costs of approximately
    $10,000...........................           --            --            --         --    1,500,000       1,500        488,500
  Sale of Series A convertible
    preferred stock, net of issuance
    costs of approximately $35,000....           --            --            --         --           --          --      2,379,949
  Net loss............................           --            --            --         --           --          --             --
                                        -----------   -----------   -----------    -------    ----------    -------    -----------
Balance, December 31, 1997............           --            --     6,060,000      6,060    1,500,000       1,500      2,964,389
  Sale of Series A convertible
    preferred stock...................           --            --            --         --           --          --      1,333,806
  Sale of Series B redeemable
    convertible preferred stock, net
    of issuance costs of approximately
    $57,000...........................           --            --            --         --           --          --        (56,931)
  Accretion of dividends on Series B
    redeemable convertible preferred
    stock.............................           --            --            --         --           --          --       (219,205)
  Net loss............................           --            --            --         --           --          --             --
                                        -----------   -----------   -----------    -------    ----------    -------    -----------
Balance, December 31, 1998............           --            --     6,060,000      6,060    1,500,000       1,500      4,022,059
                                        -----------   -----------   -----------    -------    ----------    -------    -----------
Sale of Series C redeemable
  convertible preferred stock, net of
  issuance cost of approximately
  $50,100                                        --            --            --         --           --          --        (50,147)
Compensation expense related to
  employee stock option grant                    --            --            --         --           --          --         13,750
Exercise of Class A common stock
  options                                        --            --       121,750        122           --          --         25,728
Accretion of dividends on Series B
  redeemable convertible preferred
  stock                                          --            --            --         --           --          --       (472,500)
Accretion of dividends on Series C
  redeemable convertible preferred
  stock                                          --            --            --         --           --          --       (313,772)
Deferred compensation related to stock
  options                                        --            --            --         --           --          --      2,384,340
Amortization of deferred compensation            --            --            --         --           --          --             --
Net Loss                                         --            --            --         --           --          --             --
                                        -----------   -----------   -----------    -------    ----------    -------    -----------
Balance, September 30, 1999                      --            --     6,181,750      6,182    1,500,000       1,500      5,609,458
Pro forma conversion of preferred
  stock and Class B common stock to
  Class A common stock                           --            --    17,556,603     17,556    (1,500,000)    (1,500)    35,586,934
Pro forma conversion of Class A common
  stock into common stock                23,738,353        23,738   (23,738,353)   (23,738)          --          --             --
Pro forma reclassification of
  dividends on Series B and Series C
  redeemable convertible preferred
  stock                                          --            --            --         --           --          --      1,005,477
Pro forma balance, September 30, 1999    23,738,353   $    23,738            --    $    --           --     $    --    $42,201,869
                                        ===========   ===========   ===========    =======    ==========    =======    ===========


                                                                           TOTAL
                                                                       STOCKHOLDERS'
                                          UNEARNED      ACCUMULATED       EQUITY
                                        COMPENSATION      DEFICIT        (DEFICIT)
                                        -------------   ------------   -------------
Initial capitalization (August 2,
  1996)...............................   $        --    $        --    $    100,000
  Net loss............................            --        (76,152)        (76,152)
                                         -----------    ------------   ------------
Balance, December 31, 1996............            --        (76,152)         23,848
  Issuance of Class A common stock....            --             --           2,000
  Sale of Class B common stock, net of
    issuance costs of approximately
    $10,000...........................            --             --         490,000
  Sale of Series A convertible
    preferred stock, net of issuance
    costs of approximately $35,000....            --             --       2,380,754
  Net loss............................            --       (925,640)       (925,640)
                                         -----------    ------------   ------------
Balance, December 31, 1997............            --     (1,001,792)      1,970,962
  Sale of Series A convertible
    preferred stock...................            --             --       1,334,251
  Sale of Series B redeemable
    convertible preferred stock, net
    of issuance costs of approximately
    $57,000...........................            --             --         (56,931)
  Accretion of dividends on Series B
    redeemable convertible preferred
    stock.............................            --             --        (219,205)
  Net loss............................            --     (5,726,503)     (5,726,503)
                                         -----------    ------------   ------------
Balance, December 31, 1998............            --     (6,728,295)     (2,697,426)
                                         -----------    ------------   ------------
Sale of Series C redeemable
  convertible preferred stock, net of
  issuance cost of approximately
  $50,100                                         --             --         (50,147)
Compensation expense related to
  employee stock option grant                     --             --          13,750
Exercise of Class A common stock
  options                                         --             --          25,850
Accretion of dividends on Series B
  redeemable convertible preferred
  stock                                           --             --        (472,500)
Accretion of dividends on Series C
  redeemable convertible preferred
  stock                                           --             --        (313,772)
Deferred compensation related to stock
  options                                 (2,384,340)            --              --
Amortization of deferred compensation         34,772             --          34,772
Net Loss                                          --    (13,534,312)    (13,534,312)
                                         -----------    ------------   ------------
Balance, September 30, 1999               (2,349,568)   (20,262,607)    (16,993,785)
Pro forma conversion of preferred
  stock and Class B common stock to
  Class A common stock                            --             --      35,601,740
Pro forma conversion of Class A common
  stock into common stock                         --             --              --
Pro forma reclassification of
  dividends on Series B and Series C
  redeemable convertible preferred
  stock                                           --             --       1,005,477
Pro forma balance, September 30, 1999    $(2,349,568)   $(20,262,607)  $ 19,613,432
                                         ===========    ============   ============

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                  IBASIS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 PERIOD FROM
                                                  INCEPTION
                                                 (AUGUST 2,             YEARS ENDED              NINE MONTHS ENDED
                                                    1996)              DECEMBER 31,                SEPTEMBER 30,
                                               TO DECEMBER 31,   -------------------------   --------------------------
                                                    1996            1997          1998          1998           1999
                                               ---------------   -----------   -----------   -----------   ------------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net loss...................................     $ (76,152)     $  (925,640)  $(5,726,503)  $(3,287,523)  $(13,534,312)
  Adjustments to reconcile net loss to net
    cash used in operating activities........
      Depreciation and amortization..........            --           18,554       363,821      211,461       1,889,776
      (Gain) loss on disposal of property and
        equipment............................            --               --       531,129            -         (15,297)
      Compensation expense related to stock
        option grant.........................            --               --            --            -          13,750
      Minority interest......................            --               --        49,000            -         (49,000)
      Amortization of deferred
        compensation.........................                                                                    34,772
      Changes in current assets and
        liabilities--........................
        Accounts receivable..................            --          (29,820)   (1,054,803)    (151,882)     (2,355,811)
        Prepaid expenses and other current
          assets.............................            --          (73,382)     (172,262)     (32,755)       (569,986)
        Accounts payable.....................        11,564          240,142     3,501,268      422,761        (284,640)
        Accrued expenses.....................            --          103,976       379,563      231,733       2,912,186
                                                  ---------      -----------   -----------   -----------   ------------
          Net cash used in operating
            activities.......................       (64,588)        (666,170)   (2,128,787)  (2,606,205)    (11,958,562)
                                                  ---------      -----------   -----------   -----------   ------------
Cash flows from investing activities:
  Purchases of property and equipment........       (33,844)        (438,835)   (3,522,070)    (872,546)     (2,498,970)
  Increase in other assets...................            --          (71,972)     (249,960)    (193,014)     (1,576,178)
                                                  ---------      -----------   -----------   -----------   ------------
        Net cash used in investing
          activities.........................       (33,844)        (510,807)   (3,772,030)  (1,065,560)     (4,075,148)
                                                  ---------      -----------   -----------   -----------   ------------
Cash flows from financing activities:
  Net proceeds from issuance of Series A
    convertible preferred stock..............            --        2,380,754     1,334,251    1,334,251              --
  Net proceeds from issuance of Series B
    redeemable convertible preferred stock...            --               --    10,443,069   10,443,069              --
  Net proceeds from issuance of Series C
    redeemable convertible preferred stock...            --               --            --           --      25,051,593
  Net proceeds from issuance of Class A
    common stock.............................       100,000            2,000            --            -              --
  Net proceeds from issuance of Class B
    common stock.............................            --          490,000            --            -              --
  Proceeds from exercise of stock options....            --               --            --            -          25,850
  Payments on capital lease obligations......            --           (8,352)     (166,045)    (121,401)       (460,151)
                                                  ---------      -----------   -----------   -----------   ------------
        Net cash provided by financing
          activities.........................       100,000        2,864,402    11,611,275   11,656,219      24,617,292
                                                  ---------      -----------   -----------   -----------   ------------
Net increase (decrease) in cash and cash
  equivalents................................         1,568        1,687,425     5,710,458    7,984,454       8,583,582
Cash and cash equivalents, beginning of
  period.....................................            --            1,568     1,688,993    1,688,993       7,399,451
                                                  ---------      -----------   -----------   -----------   ------------
Cash and cash equivalents, end of period.....     $   1,568      $ 1,688,993   $ 7,399,451   $9,673,447      15,983,033
                                                  =========      ===========   ===========   ===========   ============
Supplemental disclosure of cash flow
  information:
        Cash paid during the period for
          interest...........................     $      --      $     4,114   $    55,274   $   47,109    $    105,316
                                                  =========      ===========   ===========   ===========   ============
Supplemental disclosure of noncash investing
  and financing activities:
        Equipment acquired under capital
          lease obligations..................     $      --      $   199,696   $   439,270   $  439,271    $  9,699,528
                                                  =========      ===========   ===========   ===========   ============
        Accretion of dividends on Series B
          redeemable convertible preferred
          stock..............................     $      --      $        --   $   219,205   $   60,411    $    472,500
                                                  =========      ===========   ===========   ===========   ============
        Accretion of dividends on Series C
          redeemable convertible preferred
          stock..............................     $      --      $        --   $        --   $       --    $    313,772
                                                  =========      ===========   ===========   ===========   ============

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                  IBASIS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    iBasis, Inc. (formerly VIP Calling, Inc.) (the Company) is a facilities-based international telecommunications carrier that utilizes the Internet to provide economical international telecommunications services to carriers and telephony resellers around the world. The Company was originally incorporated as a Delaware corporation on August 2, 1996 and was renamed VIP Calling, Inc. on December 30, 1996. In July 1999, the Company amended its Certificate of Incorporation to effect a name change from VIP Calling, Inc. to iBasis, Inc. In March 1998, the Company entered into a joint venture agreement with another company to operate in Hong Kong (see Note 4). In December 1998, the Company established Ivanet LLC, a wholly owned subsidiary focusing on network services. The Company currently operates through various service agreements with local service providers in the United States, Europe, Asia, the Middle East, Latin America and Africa.

    The Company is subject to a number of risks common to companies in similar stages of development, including dependence on key individuals and key vendors, the need for adequate financing to fund future operations, the continued successful development and marketing of its services and the attainment of profitable operations.

    The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in these notes to consolidated financial statements.

    (A) PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of iBasis, Inc., iBasis Securities Corporation, Ivanet LLC and its majority owned joint venture. All significant intercompany balances have been eliminated in consolidation.

    (B) INTERIM FINANCIAL STATEMENTS

    The accompanying consolidated statements of operations and cash flows for the nine months ended September 30, 1998 are unaudited, but in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for this interim period. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures included are adequate to make the information presented not misleading. The results of operations for the nine months ended September 30, 1998 and 1999 are not necessarily indicative of the results to be expected for the entire fiscal year or any other interim period.

    (C) UNAUDITED PRO FORMA PRESENTATION

    Upon the closing of the proposed initial public offering of the Company's stock, the Company plans to amend its Certificate of Incorporation to require automatic conversion of all issued and outstanding shares of Class A common stock into a newly authorized series of common stock on a 1:1 basis.

    The pro forma consolidated balance sheet as of September 30, 1999 and the pro forma net loss per share for the year ended December 31, 1998 and for the nine months ended September 30, 1999 reflect the conversion of all outstanding shares of Series B and Series C redeemable convertible

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

preferred stock, Series A convertible preferred stock and Class B common stock into 17,556,603 shares of Class A common stock and 23,738,353 shares of Class A common stock into 23,738,353 shares of common stock, which will occur automatically upon the closing of the Company's proposed initial public offering.

    (D) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    (E) REVENUE RECOGNITION

    In 1997, revenue principally consisted of the resale of certain equipment gateways to two unrelated companies. Revenue was recognized upon shipment of the equipment. The resale of equipment was not a material component of the Company's revenue during 1998 and 1999. In early 1998, the Company commenced the resale of international minutes of calling time for calls resold through the Company's gateways. Revenue from the resale of minutes is recognized in the period the service is provided, net of reserves for potential billing credits.

    (F) NET LOSS PER SHARE

    Basic and diluted net loss per common share was determined by dividing net loss by the weighted average common shares outstanding during the period. Basic and diluted net loss per share are the same as outstanding common stock options and warrants and the convertible preferred stock and Class B common stock are antidilutive as the Company has recorded a net loss for all periods presented. Options and warrants to purchase a weighted average total of 0, 114,441, 310,404, 327,107 and 1,599,739 Class A common shares have been excluded from the computation of diluted weighted average common shares outstanding for the period from inception (August 2, 1996) to December 31, 1996, the years ended
December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999, respectively. Shares of Class A common stock issuable upon the conversion of outstanding convertible preferred stock and the convertible Class B common stock have also been excluded for all periods presented. In accordance with the SEC Staff Accounting Bulletin No. 98, EARNINGS PER SHARE IN AN INITIAL PUBLIC OFFERING, the Company determined that there were no nominal issuances of the Company's common stock prior to the Company's planned initial public offering.

    The calculation of pro forma net loss per common share assumes that all Series B and Series C redeemable convertible preferred stock, Series A convertible preferred stock and Class B common stock had been converted to Class A common stock as of the issuance date and the proposed conversion of Class A common stock into a newly authorized series of common stock on a 1:1 basis.

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following table reconciles the weighted average common shares outstanding to the shares used in the computation of basic and diluted and pro forma basic and diluted weighted average common shares outstanding:

                                        PERIOD FROM
                                         INCEPTION
                                         (AUGUST 2,                                    NINE MONTHS ENDED
                                          1996) TO     YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                        DECEMBER 31,   ------------------------   ---------------------------
                                            1996          1997         1998          1998             1999
                                        ------------   ----------   -----------   -----------      ----------
                                                                                  (UNAUDITED)
Weighted average common shares
  outstanding........................     6,000,000    6,036,082     6,060,000     6,060,000        6,085,036
Less--Weighted average unvested
  common shares outstanding..........            --       30,205        37,449        38,736           27,487
                                         ----------    ---------    ----------    ----------       ----------
Basic and diluted weighted average
  common shares outstanding..........     6,000,000    6,005,877     6,022,551     6,021,264        6,057,549
                                         ==========    =========    ==========    ==========       ==========
Add--Weighted average common shares
  issuable upon conversion of
  preferred stock and Class A and B
  common stock.......................                                7,045,468                     13,516,794
                                                                    ----------                     ----------
Pro forma basic and diluted weighted
  average common shares
  outstanding........................                               13,068,019                     19,574,343
                                                                    ==========                     ==========
Pro forma basic and diluted net loss
  per share..........................                               $    (0.44)                    $    (0.69)
                                                                    ==========                     ==========

    (G) CASH AND CASH EQUIVALENTS

    The Company considers highly liquid investments purchased with an original maturity of 90 days or less at the time of purchase to be cash equivalents. At December 31, 1997 and 1998 and September 30, 1999, cash equivalents included money market accounts and commercial paper that are readily convertible into cash.

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (H) PROPERTY AND EQUIPMENT

    The Company provides for depreciation using the straight-line method by charging to operations amounts estimated to allocate the cost of the property and equipment over their estimated useful lives, as follows:

                                                     ESTIMATED
        ASSET CLASSIFICATION                        USEFUL LIFE
        --------------------                        -----------
Network equipment                                     3 years
Equipment under capital lease                      Life of lease
Leasehold improvements                             Life of lease
Computer software                                     3 years
Furniture and fixtures                                5 years

    (I) RESEARCH AND DEVELOPMENT EXPENSES

    The Company charges research and development expenses to operations as incurred.

    (J) CONCENTRATION OF CREDIT RISK/SIGNIFICANT CUSTOMERS

    Statement of Financial Accounting Standards (SFAS) No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentrations such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company maintains the majority of its cash and cash equivalent balances with one financial institution. Two customers represented approximately 100%, 42% and 27% of total accounts receivable at December 31, 1997 and 1998 and September 30, 1999, respectively. The following table represents customers that account for more than 10% of net revenue in any of the periods reported:

                                                                                     NINE MONTHS
                                                     YEARS ENDED                        ENDED
                                                    DECEMBER 31,                    SEPTEMBER 30,
                                              -------------------------       -------------------------
                                                1997             1998           1998             1999
                                              --------         --------       --------         --------
Customer A..................................     --                7%            --               13%
Customer B..................................     --               18%             2%              10%
Customer C..................................     --                7%            13%               5%
Customer D..................................     --               15%            36%              --
Customer E..................................     --               11%             5%               3%
Customer F..................................     78%              --             --               --
Customer G..................................     18%              --             --               --

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (K) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable and redeemable preferred stock. The estimated fair value of these instruments approximates their carrying value.

    (L) STOCK-BASED COMPENSATION

    SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires the measurement of the fair value of stock options or warrants to be included in the consolidated statements of operations or disclosed in the notes to consolidated financial statements. The Company has determined that it will account for stock-based compensation for employees under the intrinsic value-based method of the Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and elect the disclosure-only alternative under SFAS
No. 123. The Company accounts for stock-based compensation for nonemployees under the fair value method prescribed by SFAS No. 123. To date there have been no material grants to nonemployees.

    (M) COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME. The Company does not have any components of comprehensive income other than its reported net loss.

    (N) LONG-LIVED ASSETS

    The Company's long-lived assets consist primarily of property and equipment. In accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, the Company has assessed the realizability of these assets and has determined that there were no asset impairments.

    (O) RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, ACCOUNTING FOR THE COST OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 is effective for financial statements for the years beginning after December 15, 1998. SOP 98-1 provides guidance regarding accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and amortization of such costs. The adoption of this standard has not had a significant impact on the Company's financial results.

    In April 1998, the AICPA issued SOP 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, and provides guidance on the financial reporting of start-up activities and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As the Company expensed these costs as incurred, the adoption of this standard had no impact on the Company's results of operations, financial position or cash flows.

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. As the Company does not currently engage in derivatives or hedging transactions, there will be no current impact to the Company's results of operations, financial position or cash flows upon the adoption of SFAS No. 133.

(2) ACCRUED EXPENSES

    Accrued expenses at December 31, 1997 and 1998 and September 30, 1999 consisted of the following:

                                                 DECEMBER 31,
                                              -------------------   SEPTEMBER 30,
                                                1997       1998         1999
                                              --------   --------   -------------
Accrued professional fees...................  $ 61,398   $ 72,500    $1,322,270
Accrued other...............................    42,578    411,039     2,073,455
                                              --------   --------    ----------
                                              $103,976   $483,539    $3,395,725
                                              ========   ========    ==========

(3) INCOME TAXES

    The Company had elected to be treated as an S corporation for income tax purposes from incorporation until January 1997. Effective January 1, 1997, the Company terminated its S corporation status and became a C corporation for income tax purposes. The Company provides for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

    No provision for federal or state income taxes has been recorded, as the Company incurred net operating losses for all periods presented. As of September 30, 1999, the Company has net operating loss carryforwards of approximately $19,570,000 available to reduce future federal and state income taxes, if any. If not utilized, these carryforwards expire at various dates through 2019. If substantial changes in the Company's ownership should occur, as defined by section 382 of the Internal Revenue Code (the Code), there could be annual limitations on the amount of carryforwards which can be realized in future periods. The Company has completed several financings since its inception and believes that it may have incurred an ownership change as defined under the Code.

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(3) INCOME TAXES (CONTINUED)

    The approximate income tax effects of each type of temporary difference and carryforward are as follows:

                                                DECEMBER 31,
                                           -----------------------   SEPTEMBER 30,
                                             1997         1998            1999
                                           ---------   -----------   --------------
Net operating loss carryforwards.........  $ 373,000   $ 2,636,000      7,880,000
Other temporary differences..............    (22,000)       38,000        200,000
Valuation allowance......................   (351,000)   (2,674,000)    (8,080,000)
                                           ---------   -----------    -----------
                                           $      --   $        --    $        --
                                           =========   ===========    ===========

    The Company has recorded a 100% valuation allowance against the net deferred tax asset as of December 31, 1997 and 1998 and September 30, 1999, because the future realizability of such asset is uncertain. The increase in the valuation allowance during these periods primarily relates to the Company's net losses recorded in each period.

(4) HONG KONG JOINT VENTURE

    On March 28, 1998, the Company entered into an agreement to form a joint venture, iBasis Hong Kong Limited (the Joint Venture), with Microworld Limited (Microworld) for the purpose of establishing a business that will provide telecommunications and other services to customers in Hong Kong. Microworld assigned certain contracts and paid $49,000 of cash for a 49% ownership in the Joint Venture. The Company paid $51,000 in cash for a 51% ownership in the Joint Venture.

    The Joint Venture will terminate upon the withdrawal of either party by written notification, the mutual election to terminate the agreement, the insolvency of either party, or the transfer of the shares of Microworld to the Company. The joint venture agreement does not provide for the allocation of losses, income, gains and distributions.

    Because the Company has deemed that it has control over the Joint Venture, it has consolidated the entity for financial statement presentation. As of December 31, 1998, the Joint Venture had not commenced operations. The Company has consolidated the Joint Venture and has recorded a minority interest of $49,000 in the accompanying consolidated balance sheet at December 31, 1998. The minority interest was reduced to zero in the nine months ended September 30, 1999 as the Joint Venture losses exceeded the invested amounts.

(5) LINE OF CREDIT

    On June 18, 1999, the Company entered into a loan and security agreement (the Agreement) with a bank which provides for a revolving line of credit (the Revolver) and an equipment line of credit (the Equipment Line).

    The Revolver allows the Company to borrow up to $1,500,000. The Revolver expires in June 2000. Borrowings under the Revolver, collateralized by substantially all assets of the Company, are payable at maturity and bear interest at the bank's prime rate (8.25% at September 30, 1999) plus 1% per annum. The Agreement requires the Company to maintain certain financial covenants including a minimum

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(5) LINE OF CREDIT (CONTINUED)

quick ratio, tangible net worth and liquidity, as defined. The Agreement also prohibits the payment of dividends. At September 30, 1999, there were no borrowings under the Revolver.

    The Company borrowed $505,634 under the Equipment Line during 1999 for purposes of equipment purchases. Borrowings under the Equipment Line bear interest at the bank's prime rate (8.25% at September 30, 1999) plus 1.5% and are payable in thirty-six equal monthly installments of principal and interest through August 2002. At September 30, 1999, there was no availability under the Equipment Line. The amounts under this facility have been included in Capital lease obligations in the accompanying consolidated balance sheet as of September 30, 1999.

(6) REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In August 1998, the Company sold 6,562,500 shares of Series B redeemable convertible preferred stock (Series B) for aggregate proceeds of $10,500,000. On July 12, 1999 the Company sold 5,744,103 shares of Series C redeemable convertible preferred stock (Series C) for aggregate proceeds of $25,101,740.

    The rights, preferences and privileges of the Series B and Series C are as follows:

    VOTING

    The holders of Series B and Series C are entitled to the number of votes equal to the number of common shares into which the preferred shares are convertible. The preferred shareholders vote together with the holders of common stock as a single class, except where a separate class vote is otherwise required by applicable law or the Certificate of Incorporation or bylaws.

    DIVIDENDS

    The holders of Series B and Series C are entitled to receive dividends, when and if declared by the Board of Directors, and in preference and prior to any dividend declared or paid on any shares of common stock in preference to the holders of common stock. As of September 30, 1999, no dividends have been declared by the Board of Directors.

    LIQUIDATION PREFERENCE

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B and Series C shall be entitled to be paid out of the assets available for distribution an amount equal to the greater of $1.60 and $4.37 per share, respectively, plus any declared but unpaid dividends or the amount that would be distributed to each preferred stockholder if all shares of Series B and Series C were converted to Class A common shares. If the assets of the Company are insufficient to pay the full preferential amounts to the preferred stockholders, the assets shall be distributed ratably among the outstanding shares of Series B and Series C in proportion to its aggregate liquidation preference amounts.

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(6) REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

    CONVERSION

    Series B and Series C are convertible at the option of the holders into Class A common stock by dividing the then-applicable Series B conversion price ($1.60 as of September 30, 1999) by $1.60 and the then-applicable Series C conversion price ($4.37 as of September 30, 1999) by $4.37. All shares of Series B and Series C shall automatically be converted into common stock upon the closing of a public offering of the Company's common stock at an offering price of at least $10.00 per share yielding aggregate gross proceeds to the Company of at least $25,000,000. Automatic conversion shall also take place upon the closing of a public offering upon a vote of 60% of the holders of Series A and B. All outstanding shares of Series C shall be automatically converted into shares of Class A upon the consent of the holders of a majority of the outstanding shares of Series C voting as a separate class and series.

    REDEMPTION

    At any time on or after August 26, 2003, upon receipt of written request for redemption from holders of at least 60% of the shares of Series B or Series C then outstanding, the Company will redeem all of the outstanding shares of Series B and Series C in three equal annual installments at a redemption price of $1.60 and $4.37 per share, respectively, plus any declared but unpaid dividends. For the purpose of redemption, the Series B and Series C will have an annual 6% accrued dividend. As of September 30, 1999, cumulative dividends on Series B and Series C totaled $1,005,477. These dividends are not included for purposes of conversion. It is expected that based upon the proposed initial public offering the Series B and Series C will be converted into Class A common stock and, therefore, these dividends have been reclassified to additional paid-in capital in the pro forma consolidated balance sheet as of September 30, 1999.

(7) STOCKHOLDERS' EQUITY (DEFICIT)

    (A) AUTHORIZED CAPITAL STOCK

    Effective July 12, 1999, the authorized capital stock of the Company increased to 45,406,875, consisting of 31,500,000 shares of common stock, $0.001 par value per share, of which 30,000,000 and 1,500,000 shares have been designated Class A common stock (Class A) and Class B common stock (Class B), respectively, and 13,906,875 shares of preferred stock, $0.001 par value per share, of which 1,256,875 shares are designated Series A convertible preferred stock (Series A), 6,875,000 shares are designated Series B and 5,775,000 shares are designated Series C.

    (B) SERIES A CONVERTIBLE PREFERRED STOCK

    During 1997 and 1998, the Company sold an aggregate of 1,250,000 shares of Series A for aggregate proceeds of $3,750,000.

    The rights, preferences and privileges of the Series A are as follows:

    VOTING

    The holders of Series A are entitled to the number of votes equal to the number of common shares into which the preferred shares are convertible. The preferred shareholders vote together with

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(7) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

the holders of common stock as a single class, except where a separate class vote is otherwise required by applicable law or the Certificate of Incorporation or bylaws.

    DIVIDENDS

    The holders of Series A are entitled to receive dividends, when and if declared by the Board of Directors, and in preference and prior to any dividend declared or paid on any shares of common stock in preference to the holders of common stock. As of September 30, 1999, no dividends have been declared by the Board of Directors.

    LIQUIDATION PREFERENCE

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A shall be entitled to be paid out of the assets available for distribution an amount equal to the greater of $3.00 per share plus any declared but unpaid dividends or the amount that would be distributed to each preferred stockholder if all shares of Series A were converted to Class A common shares. If the assets of the Company are insufficient to pay the full preferential amounts to the preferred stockholders, the assets shall be distributed ratably among the outstanding shares of, first, Series B, and second, Series A, in proportion to their aggregate liquidation preference amounts.

    CONVERSION

    Series A is convertible at the option of the holders into Class A common stock by dividing the then-applicable Series A conversion price ($1.00 as of September 30, 1999) by $.33. All shares of preferred stock shall automatically be converted into common stock upon the closing of a public offering of the Company's common stock at an offering price of at least $10.00 per share yielding aggregate gross proceeds to the Company of at least $25,000,000. Automatic conversion shall also take place upon the closing of a public offering upon a vote of 60% of the holders of Series A.

    (C) COMMON STOCK

    The Company's Board of Directors approved a 40-for-1 common stock split in February of 1997 and a 3-for-1 common stock split in December of 1997, which have been retroactively reflected in the accompanying consolidated financial statements.

    The rights, preferences and privileges of the Class A and Class B are as follows:

    VOTING

    The holders of Class A and Class B are entitled to one vote for each share of stock owned. The common shareholders shall vote as a single class, together with the holders of Series A and Series B, except where a separate class vote is otherwise required by applicable law or the Certificate of Incorporation or bylaws.

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(7) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

    DIVIDENDS

    Holders of Class B are entitled to dividends, when and if declared by the Board of Directors, equal to an aggregate of $.33 per share (the Priority Dividend) prior to any dividends being declared or paid to holders of Class A, subject to the preferential dividend rights of holders of the Series A and B preferred stock. Class A is not entitled to any priority dividend. After the Priority Dividend has been paid, holders of Class A and Class B are entitled to receive equal dividends, when and if declared by the Board of Directors. As of September 30, 1999, no dividends have been declared by the Board of Directors.

    LIQUIDATION PREFERENCE

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and subject to the preferential rights of the holders of Series A and B, the holders of Class B have a liquidation preference over the holders of Class A of $.33 per share less any Priority Dividend previously paid. The holders of Class A will then be entitled to a distribution amount of $.33 per share. Any remaining assets of the Company shall be distributed ratably among the holders of Class A and B. If assets of the Company are insufficient to pay the full amount to the common stockholders, the assets shall be distributed ratably among the common stockholders in proportion to, and in order of their rights to, their aggregate liquidation amounts.

    CONVERSION

    Holders of Class B can at any time convert their Class B shares for the same number of shares of Class A. Shares of Class B will be mandatorily converted upon the closing of a public offering of the Company's stock or a two-thirds vote by the Class B shareholders. Upon the closing of the proposed initial public offering of the Company's stock, the Company plans to amend its Certificate of Incorporation to require automatic conversion of all issued and outstanding shares of Class A common stock into a newly authorized series of common stock on a 1:1 basis.

    RESTRICTED STOCK AWARD

    In connection with a restricted stock award, the Company signed an agreement with one of its employees stipulating that if the shareholder's employment with the Company terminates, the Company will have the right to repurchase any unvested shares for $.0333 per share which was the fair value of the stock on the date of grant. The shares vest at a rate of 25% per year. At September 30, 1999, there were 22,500 unvested shares under this agreement.

    STOCK REPURCHASE AGREEMENT

    In connection with the issuance of Series B, the Company signed an agreement with two of the shareholders that stipulates that if either shareholder's employment with the Company terminates prior to August 26, 2000, the Company will have the right to repurchase any unvested Class A shares at fair market value, as determined by the Board of Directors. At the signing of this agreement, 55% of each of these shareholders' Class A shares were vested immediately, with 5.625% vesting every three months. At September 30, 1999, there were 1,251,000 unvested shares under this agreement.

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(7) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

    (D) STOCK INCENTIVE PLAN

    The Company's 1997 Stock Incentive Plan (the Plan) provides for the granting of restricted stock awards and incentive stock options (ISOs) and nonqualified options to purchase up to 5,700,000 shares of Class A to key employees, directors and consultants. Under terms of the Plan, the exercise price of options granted shall be determined by the Board of Directors and for ISOs shall not be less than fair market value of the stock on the date of grant. Options vest in sixteen equal installments on each of the first sixteen three-month anniversaries of the date of grant, provided that no options shall vest during the optionee's first year of employment. The term of each stock option shall be determined by the Board of Directors, but shall not exceed 10 years from the date of grant.

    The following table summarizes the option activity for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999:

                                                                        WEIGHTED
                                                            EXERCISE    AVERAGE
                                                NUMBER OF   PRICE PER   EXERCISE
                                                 SHARES       SHARE      PRICE
                                                ---------   ---------   --------
Outstanding, January 1, 1997..................         --   $      --    $  --
  Granted.....................................    342,300         .03      .03
                                                ---------   ---------    -----
Outstanding, December 31, 1997................    342,300         .03      .03
  Granted.....................................  1,186,600    .50-1.10      .70
  Terminated..................................   (200,000)        .50      .50
                                                ---------   ---------    -----
Outstanding, December 31, 1998................  1,328,900    .03-1.10      .56
  Granted.....................................  1,489,300   1.00-5.00     3.68
  Exercised...................................   (121,750)     .03-50      .21
  Terminated..................................   (195,650)   .50-1.50      .78
                                                ---------   ---------    -----
Outstanding, September 30, 1999...............  2,500,800   $.03-5.00    $2.42
                                                =========   =========    =====
Exercisable, September 30, 1999...............    278,219   $.03-4.00    $ .68
                                                =========   =========    =====

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(7) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

    The following table summarizes information relating to currently outstanding and exercisable stock options as of September 30, 1999:

                                    OUTSTANDING                    EXERCISABLE
                        ------------------------------------   --------------------
                                      WEIGHTED
                                      AVERAGE      WEIGHTED                WEIGHTED
      RANGE OF                       REMAINING      AVERAGE                AVERAGE
      EXERCISE          NUMBER OF   CONTRACTUAL    EXERCISE    NUMBER OF   EXERCISE
       PRICES            SHARES     LIFE (YEARS)     PRICE      SHARES      PRICE
---------------------   ---------   ------------   ---------   ---------   --------
     0$.03                267,300        7.86        $0.03       96,150     $0.03
   0.50-0.65              425,800        8.84         0.54      101,269      0.52
   1.00-1.10              475,800        9.21         1.03       61,875      1.04
     1.50                 196,000        9.56         1.50        3,081      1.50
     4.00                 649,300        9.70         4.00       15,844      4.00
     5.00                 486,600        9.95         5.00           --        --
                        ---------                               -------
                        2,500,800                               278,219
                        ---------                               -------


    At September 30, 1999, options to purchase 3,062,450 shares of Class A were available for future grants under the Plan.


    The Company applies the accounting provisions prescribed in APB No. 25 and related Interpretations. During September 1999, the Company issued stock options with an exercise price less than the fair market value of the common stock as determined for accounting purposes. Accordingly, total deferred compensation related to these stock options of approximately $2,384,000 was recorded during the nine months ended September 30, 1999, and is being amortized over the vesting period of the options, generally over four years. Amortization of deferred compensation of approximately $35,000 has been recognized as an expense in the nine months ended September 30, 1999. Prior to September 1999, the Company had not issued stock options with an exercise price less than the fair market value.

    (E) EMPLOYEE STOCK PURCHASE PLAN

    On September 9, 1999, the Company's board of directors and stockholders approved the 1999 iBasis, Inc. employee stock purchase plan (the "Purchase Plan"), which enables eligible employees to acquire shares of the Company's common stock through payroll deductions. The Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The initial public offering period will start on the date of this prospectus and will end on June 30, 2000, unless otherwise determined by the board of directors. Subsequent offerings under the Purchase Plan are planned to start on January 1 and July 1 of each year and end on June 30 and December 31 of each year. During each offering period, an eligible employee may select a rate of payroll deduction of from 1% to 10% of compensation, up to an aggregate of $12,500 in any offering period. The purchase price for common stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the shares on the first or last day of the offering period. An aggregate of 500,000 shares of common stock have been reserved for issuance under the Purchase Plan.

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(7) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

    (F) PREFERRED STOCK WARRANTS

    The Company has granted warrants for the purchase of Series A and Series B to an equipment leasing company. At September 30, 1999, warrants for the purchase of 6,875 shares of Series A and 37,500 shares of Series B were outstanding at an exercise price per share of $3.00 and $1.00, respectively. At September 30, 1999, 6,875 and 37,500 warrants were exercisable for Series A and Series B, respectively. The value of these warrants was calculated and deemed to be not material to the financial statements.

    (G) STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which requires the measurement of the fair value of stock options or warrants to be included in the statements of operations or disclosed in the notes to the financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under the Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123 for options granted in 1997, 1998 and 1999, using the Black-Scholes option pricing model prescribed by SFAS
No. 123.

    The weighted average assumptions are as follows:

                                                       DECEMBER 31,              SEPTEMBER 30,
                                                  -----------------------   -----------------------
                                                     1997         1998         1998         1999
                                                  ----------   ----------   ----------   ----------
                                                                            (UNAUDITED)
Risk-free interest rate.........................    6.16%        4.99%        5.35%        5.69%
Expected dividend yield.........................      --           --           --           --
Expected lives..................................   5 years      5 years      5 years      5 years
Volatility......................................     60%          60%          60%          60%
Weighted average remaining contractual life.....  9.62 years   9.49 years   8.42 years   9.30 years
Weighted average fair value of options
  granted.......................................    $0.02        $0.39        $0.29        $3.64

    Had compensation expense from the Company's stock incentive plan been determined consistent with SFAS No. 123, net loss and net loss per share would have been approximately as follows:

                                                   DECEMBER 31,               SEPTEMBER 30,
                                              -----------------------   --------------------------
                                                1997         1998          1998           1999
                                              ---------   -----------   -----------   ------------
                                                                        (UNAUDITED)
Net loss applicable to common stockholders--
  As reported...............................  $(925,640)  $(5,945,708)  $(3,347,934)  $(14,320,584)
  Pro forma.................................   (926,282)   (5,979,305)   (3,368,258)   (14,601,312)
  Pro forma diluted.........................               (5,760,100)                 (13,534,312)
Basic and diluted net loss per share--
  As reported...............................  $   (0.15)  $     (0.99)  $     (0.56)  $      (2.36)
  Pro forma.................................      (0.15)        (0.99)        (0.56)         (2.41)
  Pro forma diluted.........................                    (0.44)                       (0.69)

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(8) COMMITMENTS

    In 1998, the Company entered into an agreement with a leasing company under which the Company will be able to finance up to $15,000,000 of equipment purchases with monthly payment terms over the life of each lease. Each outstanding lease bears interest at an annual rate of 13.6% and has a 36-month term. As of September 30, 1999, the Company had approximately $6,864,000 available under the leasing agreement.

    During 1997, 1998 and 1999, the Company entered into various lease agreements with another leasing company. Each outstanding lease bears interest at an annual rate ranging from 10.5%-13.0% and has a term ranging from 24-36 months. As of September 30, 1999, the Company had approximately $900,000 outstanding under these lease agreements and $500,000 available for future borrowings.

    The Company leases its facilities and certain equipment under both operating and capital leases that expire through 2009. The approximate future minimum payments under these leases as of September 30, 1999 are as follows:

                                                      OPERATING      CAPITAL
YEAR                                                    LEASES       LEASES
----                                                  ----------   -----------
1999, 3 months......................................  $  128,574   $   779,199
2000................................................     623,236     4,465,382
2001................................................     623,236     4,702,599
2002................................................     664,088     1,963,585
2003................................................     682,078            --
Thereafter..........................................   1,645,668            --
                                                      ----------   -----------
Total future minimum lease payments.................  $4,366,880    11,910,765
                                                      ==========
Less--Amounts representing interest.................                 2,204,044
                                                                   -----------
Present value of obligations........................                 9,706,721
Less--Current portion...............................                 2,577,059
                                                                   -----------
                                                                   $ 7,129,662
                                                                   ===========

    Rent expense included in the consolidated statements of operations was approximately $0, $83,000, $69,000, $121,000 and $341,000 for the period from inception (August 2, 1996) to December 31, 1996, the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999, respectively.

(9) SEGMENT AND GEOGRAPHIC INFORMATION

    The Company has adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, in the fiscal year ended December 31, 1998. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and assess performance. The

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(9) SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED)

Company's chief decision-maker, as defined under SFAS No. 131, is a combination of the Chief Executive Officer and the Chief Financial Officer. To date, the Company has viewed its operations and manages its business as principally one segment, international telecommunication services. Associated services are not significant. As a result, the financial information disclosed herein represents all of the material financial information related to the Company's principal operating segment.

    The following table represents percentage revenue from individual countries:

                                                                  YEARS ENDED        NINE MONTHS ENDED
                                                                 DECEMBER 31,          SEPTEMBER 30,
                                                              -------------------   -------------------
                                                                1997       1998       1998       1999
                                                              --------   --------   --------   --------
US..........................................................      --%        86%        80%        95%
Hong Kong...................................................      17         --         --         --
Japan.......................................................      79         --         --         --
Singapore...................................................      --         --          9         --
Greece......................................................      --         --          9         --
Other.......................................................       4         14          2          5
                                                                ----       ----       ----       ----
                                                                 100%       100%       100%       100%
                                                                ====       ====       ====       ====

    The following table represents percentage of minute revenue for traffic sent to the specified geographic destinations:

                                                                YEARS ENDED        NINE MONTHS ENDED
                                                               DECEMBER 31,          SEPTEMBER 30,
                                                            -------------------   -------------------
                                                              1997       1998       1998       1999
                                                            --------   --------   --------   --------
Asia......................................................    100%        56%        56%        52%
Latin America.............................................     --         14         14         15
Middle East...............................................     --         14         14         19
United States.............................................     --         12         12         --
Europe....................................................     --         --         --          8
Other.....................................................     --          4          4          6
                                                              ---        ---        ---        ---
                                                              100%       100%       100%       100%
                                                              ===        ===        ===        ===

    As of September 30, 1999, there was approximately $840,000 of equipment held at our joint venture (see Note 4).

(10) RELATED PARTY

    In November 1997, $115,000 of consulting fees were paid to a holder of Series A and B for services rendered. These fees paid to this related party are included in general and administrative expenses in the accompanying consolidated financial statements.

    For the year ended December 31, 1998 and nine months ended September 30, 1999, the Company paid approximately $415,000 and $99,000, respectively, to a related party, Microworld Limited (see

                                  IBASIS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(10) RELATED PARTY (CONTINUED)

Note 9) for services rendered. These fees paid to this related party are included in data communications and telecommunications costs in the accompanying consolidated financial statements.

(11) VALUATION AND QUALIFYING ACCOUNTS

    The following is a rollforward of the Company's allowance for doubtful accounts:

                                                   BALANCE AT
                                                  BEGINNING OF                             BALANCE AT
                                                     PERIOD      ADDITIONS   DEDUCTIONS   END OF PERIOD
                                                  ------------   ---------   ----------   -------------

Period from inception through December 31,
  1996..........................................    $     --     $     --     $     --      $     --
                                                    ========     ========     ========      ========

Year ended December 31, 1997....................    $     --     $     --     $     --      $     --
                                                    ========     ========     ========      ========

Year ended December 31, 1998....................    $     --     $126,741     $     --      $126,741
                                                    ========     ========     ========      ========

Nine months ended September 30, 1999............    $126,741     $437,078     $ (4,000)     $559,819
                                                    ========     ========     ========      ========

                          [Inside Back Cover]

(Stylized logos of certain strategic technology relationships of iBasis grouped under the label "iBasis Network Strategic Technology Relationships.")

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

                                                                TOTAL
                                                              ----------
SEC Registration Fee........................................  $   26,088
NASD Fees...................................................       9,125
NASDAQ Listing Fees.........................................      95,000
Printing and Engraving Expenses.............................     175,000
Legal Fees and Expenses.....................................     450,000
Accountants' Fees and Expenses..............................     400,000
Blue Sky Fees and expenses (including legal fees)...........      12,500
Transfer Agent and Registrar's Fees.........................      82,287
Miscellaneous Costs.........................................     150,000
                                                              ----------
      Total.................................................  $1,400,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

    Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent under the circumstances set forth therein.

    The form of the Amended and Restated Certificate of Incorporation of the Registrant and the Amended and Restated By-laws of the Registrant, copies of the forms of which are filed as Exhibits 3.1 and 3.2, provide for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

    The above discussion of the Registrant's Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the forms of such Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and statute.

    The Registrant will agree to indemnity the Underwriters and their controlling persons, and the Underwriters will agree to indemnify the Registrant and its controlling persons, including directors and executive officers of the Registrant, against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of the Underwriting Agreement that will be filed as part of the Exhibits hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Between August 1996 and August 1997, the Registrant issued 6,060,000 shares of Class A Common Stock, in the form of sales and restricted stock awards, to three investors for an aggregate purchase price of $102,000. The 6,060,000 shares reflect both a 40-for-1 stock split in February 1997, and a 2-for-1 stock dividend in December 1997. These sales and grants were made in reliance upon Rule 506 of Regulation D, promulgated under the Securities Act and Section 4(2) of the Securities Act, as transactions with an accredited investor by an issuer not involving a public offering.

    In February, March and April 1997, the Registrant issued and sold 1,500,000 shares of Class B Common Stock to a total of 10 investors for an aggregate purchase price of $500,000. These transactions were made in reliance upon Rule 506 of Regulation D, promulgated under the Securities Act and Section 4(2) of the Securities Act, as transactions with an accredited investor by an issuer not involving a public offering.

    On September 10, 1997 the Registrant issued a warrant to purchase up to 6,875 shares of Series A Preferred Stock to TLP Leasing Programs, Inc. in connection with the Registrant's entering into a commercial agreement with such investor. This warrant was issued in reliance upon Rule 506 of Regulation D, promulgated under the Securities Act and Section 4(2) of the Securities Act, as transactions with an accredited investor by an issuer not involving a public offering.

    In October, November and December 1997, and March and June 1998 subject to commitments in 1997, the Registrant issued and sold an aggregate of 1,250,000 shares of Series A Convertible Preferred Stock to a total of 14 investors for an aggregate purchase price of $3,750,000. These transactions were made in reliance upon Rule 506 of Regulation D, promulgated under the Securities Act and
Section 4(2) of the Securities Act, as transactions with an accredited investor by an issuer not involving a public offering.

    On June 8, 1998, the Registrant issued a warrant to purchase up to 37,500 shares of Series B Preferred Stock to TLP Leasing Programs, Inc. in connection with the Registrant's entering into a commercial agreement with such investor. This warrant was issued in reliance upon Rule 506 of Regulation D, promulgated under the Securities Act and Section 4(2) of the Securities Act, as transactions with an accredited investor by an issuer not involving a public offering.

    On August 26, 1998, the Registrant issued and sold 6,562,500 shares of Series B Convertible Preferred Stock to a total of 14 investors for an aggregate purchase price of $10,500,000. These transactions were made in reliance upon Rule 506 of Regulation D, promulgated under the Securities Act and Section 4(2) of the Securities Act, as transactions with an accredited investor by an issuer not involving a public offering.

    In July 1999, the Registrant issued and sold 5,744,103 shares of Series C Convertible Preferred stock to 40 investors for an aggregate purchase price of $25,101,740. These transactions were made in reliance upon Rule 506 of Regulation D, promulgated under the Securities Act and Section 4(2) of the Securities Act, as transactions with an accredited investor by an issuer not involving a public offering.

    As of September 30, 1999, the Registrant has issued options to certain employees, officers and consultants of the Registrant, to purchase an aggregate of 3,018,200 shares of common stock under the Registrant's 1997 Stock Incentive Plan. The purchase price under the options is $0.03 to $5.00 based on the fair market value of the stock on the date of grant. The grants of options, and sales of common stock upon the exercise of these options, were made in reliance upon Rule 701 promulgated under the Securities Act and are deemed to be exempt transactions as sales of an issuer's securities pursuant to a written plan or contract relating to the compensation of such individuals and upon Section 4(2) of the Securities Act as transactions not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

    The following is a list of exhibits filed as a part of this registration statement:

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------

        1.1*            Form of Underwriting Agreement.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        3.1*            Form of Amended and Restated Certificate of Incorporation of
                        the Registrant.

        3.2*            Form of Amended and Restated By-Laws of the Registrant.

        4.1* Specimen Certificate for shares of the Registrant's common stock.

        5.1* Opinion of Bingham Dana LLP, counsel to the Registrant, regarding the legality of the shares of common stock registered hereunder.

       10.1**           Lease, dated January 8, 1999, as amended, between the
                        Registrant and Rodger P. Nordblom and Peter C. Nordblom as
                        Trustees of Northwest Associates under Declaration of Trust dated December 9, 1971 with respect to property located at
                        20 Second Avenue, Burlington, Massachusetts.

       10.2**           Standard Form Commercial Lease, dated as of February 26,
                        1997, between the Registrant and Technology Properties
                        Associates, with respect to property located at 121
                        Middlesex Turnpike, Burlington, Massachusetts.

       10.3** Lease, dated as of August 7, 1998, between the Registrant and 111 Eighth Avenue LLC, relating to property located at 111 Eighth Avenue, New York, New York.

       10.4**           Lease, dated December 11, 1998 between the Registrant and
                        Downtown Properties L.L.C., with respect to property located at 611 Wilshire Boulevard, Los Angeles, California.

       10.5**           Warrant, dated as of September 10, 1997, for the purchase of shares of preferred stock of the Company issued to TLP
                        Leasing Programs, Inc.

       10.6** Warrant, dated as of June 8, 1998, for the purchase of shares of preferred stock of the Company issued to TLP
                        Leasing Programs, Inc.

       10.7**           Master Agreement of Terms and Conditions for Lease between the Registrant and Cisco Systems Capital Corporation, dated as of November 3, 1998, as amended.

       10.8**           1997 Stock Incentive Plan of the Registrant.

       10.9**           Employment Agreement between the Registrant and Ofer Gneezy, dated as of August 11, 1997.

       10.10**          Employment Agreement between the Registrant and Gordon J.
                        VanderBrug, dated as of August 11, 1997.

       10.11**          Employment Agreement between the Registrant and Michael J.
                        Hughes, dated as of August 17, 1999.

       10.12**          Employment Agreement between the Registrant and John G.
                        Henson, Jr., dated as of August 17, 1999.

       10.13**          Series A Convertible Preferred Stock Purchase Agreement,
                        dated as of October 24, 1997, between the Registrant and the
                        "Purchaser" parties thereto.

       10.14**          Series B Convertible Preferred Stock Purchase Agreement,
                        dated as of August 26, 1998, between the Registrant and the
                        "Purchaser" parties thereto.

       10.15**          Series C Convertible Purchase Agreement, dated as of July
                        12, 1999, between the Registrant and the "Purchaser" parties thereto.

       10.16**          Second Amended and Restated Shareholders' Agreement, dated as of July 12, 1999, among the Registrant and the holders of the capital stock of the Registrant who become parties
                        thereto.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
       10.17**          First Amended and Restated Registration Rights Agreement,
                        dated as of July 12, 1999, among the Registrant and the
                        holders of the capital stock of the Registrant who become
                        parties thereto.

       10.18**          Shareholders Agreement, dated as of March 28, 1998, relating to VIP Calling (Hong Kong) Limited.

       10.19**          Amendment No. 1 to the Shareholders Agreement, dated as of
                        March 28, 1998, relating to VIP Calling (Hong Kong) Limited.

       10.20**          Amendment No. 2 to the Shareholders Agreement, dated as of
                        March 28, 1998, relating to VIP Calling (Hong Kong) Limited.

       10.21**          Loan and Security Agreement between the Registrant and
                        Silicon Valley Bank, dated as of June 18, 1999.

       10.22** Stock Restriction Agreement, dated as of August 26, 1998, between the Registrant and Ofer Gneezy and Gordon
                        VanderBrug.

       10.23**          Alliance Agreement, dated January 4, 1999, between the
                        Registrant and Cisco Systems, Inc.

       10.24**          Memorandum of Agreement, dated August 16, 1999, between the
                        Registrant and NetSpeak Corporation.

       10.25**          Strategic Partner Agreement between NetSpeak Corporation and the Registrant, dated as of September 15, 1999.

       21.1**           Subsidiaries of the Registrant.

       23.1*            Consent of Independent Public Accountants.

       23.2*            Consent of Bingham Dana LLP, counsel to the Registrant
                        (included in Exhibit 5.1).

       23.3**           Consent of Swidler Berlin Shereff Friedman, LLP.

       24.1**           Power of Attorney.

       24.2**           Power of Attorney of Carl Redfield and Charles M. Skibo.

       27.1**           Financial Data Schedule.

       99.1**           Consent of Charles Skibo.


------------------------


*   Filed herewith.


**  Previously filed.

    (b) Financial Statement Schedules

    All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the Consolidated Financial Statements and notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) To provide the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

        (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, Commonwealth of Massachusetts, on this 5th day of November, 1999.


                                                       IBASIS, INC.

                                                       By:               /s/ OFER GNEEZY*
                                                            -----------------------------------------
                                                                           Ofer Gneezy
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
                /s/ OFER GNEEZY*                  President, Chief Executive
     --------------------------------------         Officer and Director            November 5, 1999
                  Ofer Gneezy                       (Principal Executive Officer)

                                                  Vice President, Finance and
             /s/ MICHAEL J. HUGHES                  Chief Financial Officer
     --------------------------------------         (Principal Financial and        November 5, 1999
               Michael J. Hughes                    Accounting Officer)

           /s/ GORDON J. VANDERBRUG*              Executive Vice President and
     --------------------------------------         Director                        November 5, 1999
              Gordon J. VanderBrug

               /s/ ROBERT MAGINN*                 Director
     --------------------------------------                                         November 5, 1999
                 Robert Maginn

             /s/ CHARLES S. HOUSER*               Director
     --------------------------------------                                         November 5, 1999
               Charles S. Houser

               /s/ IZHAR ARMONY*                  Director
     --------------------------------------                                         November 5, 1999
                  Izhar Armony

                /s/ JOHN JARVE*                   Director
     --------------------------------------                                         November 5, 1999
                   John Jarve

            /s/ CHARLES N. CORFIELD*              Director
     --------------------------------------                                         November 5, 1999
              Charles N. Corfield

             /s/ CHARLES M. SKIBO*                Director
     --------------------------------------                                         November 5, 1999
                Charles M. Skibo

               /s/ CARL REDFIELD*                 Director
     --------------------------------------                                         November 5, 1999
                 Carl Redfield


*By:                  /s/ MICHAEL J. HUGHES
             --------------------------------------
                        Michael J. Hughes
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------

          1.1*          Form of Underwriting Agreement.

          3.1*          Form of Amended and Restated Certificate of Incorporation of
                        the Registrant.

          3.2*          Form of Amended and Restated By-Laws of the Registrant.

          4.1* Specimen Certificate for shares of the Registrant's common stock.

          5.1* Opinion of Bingham Dana LLP, counsel to the Registrant, regarding the legality of the shares of common stock registered hereunder.

         10.1**         Lease, dated January 8, 1999, as amended, between the
                        Registrant and Rodger P. Nordblom and Peter C. Nordblom as
                        Trustees of Northwest Associates under Declaration of Trust dated December 9, 1971 with respect to property located at
                        20 Second Avenue, Burlington, Massachusetts.

         10.2**         Standard Form Commercial Lease, dated as of February 26,
                        1997, between the Registrant and Technology Properties
                        Associates, with respect to property located at 121
                        Middlesex Turnpike, Burlington, Massachusetts.

         10.3** Lease, dated as of August 7, 1998, between the Registrant and 111 Eighth Avenue LLC, relating to property located at 111 Eighth Avenue, New York, New York.

         10.4**         Lease, dated December 11, 1998 between the Registrant and
                        Downtown Properties L.L.C., with respect to property located at 611 Wilshire Boulevard, Los Angeles, California.

         10.5**         Warrant, dated as of September 10, 1997, for the purchase of shares of preferred stock of the Company issued to TLP
                        Leasing Programs, Inc.

         10.6** Warrant, dated as of June 8, 1998, for the purchase of shares of preferred stock of the Company issued to TLP
                        Leasing Programs, Inc.

         10.7**         Master Agreement of Terms and Conditions for Lease between the Registrant and Cisco Systems Capital Corporation, dated as of November 3, 1998, as amended.

         10.8**         1997 Stock Incentive Plan of the Registrant.

         10.9**         Employment Agreement between the Registrant and Ofer Gneezy, dated as of August 11, 1997.

         10.10**        Employment Agreement between the Registrant and Gordon J.
                        VanderBrug, dated as of August 11, 1997.

         10.11**        Employment Agreement between the Registrant and Michael J.
                        Hughes, dated as of August 17, 1999.

         10.12**        Employment Agreement between the Registrant and John G.
                        Henson, Jr., dated as of August 17, 1999.

         10.13**        Series A Convertible Preferred Stock Purchase Agreement,
                        dated as of October 24, 1997, between the Registrant and the
                        "Purchaser" parties thereto.

         10.14**        Series B Convertible Preferred Stock Purchase Agreement,
                        dated as of August 26, 1998, between the Registrant and the
                        "Purchaser" parties thereto.

         10.15**        Series C Convertible Purchase Agreement, dated as of July
                        12, 1999, between the Registrant and the "Purchaser" parties thereto.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
         10.16**        Second Amended and Restated Shareholders' Agreement, dated as of July 12, 1999, among the Registrant and the holders of the capital stock of the Registrant who become parties
                        thereto.

         10.17** First Amended and Restated Registration Rights Agreement, dated as of July 12, 1999, among the Registrant and the holders of the capital stock of the Registrant who become parties thereto.

         10.18**        Shareholders Agreement, dated as of March 28, 1998, relating to VIP Calling (Hong Kong) Limited.

         10.19**        Amendment No. 1 to the Shareholders Agreement, dated as of
                        March 28, 1998, relating to VIP Calling (Hong Kong) Limited.

         10.20**        Amendment No. 2 to the Shareholders Agreement, dated as of
                        March 28, 1998, relating to VIP Calling (Hong Kong) Limited.

         10.21**        Loan and Security Agreement between the Registrant and
                        Silicon Valley Bank, dated as of June 18, 1999.

         10.22** Stock Restriction Agreement, dated as of August 26, 1998, between the Registrant and Ofer Gneezy and Gordon
                        VanderBrug.

         10.23**        Alliance Agreement, dated January 4, 1999, between the
                        Registrant and Cisco Systems, Inc.

         10.24**        Memorandum of Agreement, dated August 16, 1999, between the
                        Registrant and NetSpeak Corporation.

         10.25**        Strategic Partner Agreement between NetSpeak Corporation and the Registration, dated as of September 15, 1999.

         21.1**         Subsidiaries of the Registrant.

         23.1*          Consent of Independent Public Accountants.

         23.2*          Consent of Bingham Dana LLP, counsel to the Registrant
                        (included in Exhibit 5.1).

         23.3**         Consent of Swidler Berlin Shereff Friedman, LLP.

         24.1**         Power of Attorney.

         24.2**         Power of Attorney of Carl Redfield and Charles M. Skibo.

         27.1**         Financial Data Schedule.

         99.1**         Consent of Charles Skibo.


------------------------


*   Filed herewith.


**  Previously filed.